Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-172202

PROSPECTUS

SNAP INTERACTIVE, INC.

UP TO 6,630,000 SHARES OF COMMON STOCK

This prospectus relates to the resale by selling stockholders of 6,630,000 shares of our common stock, $0.001 par value per share, consisting of (i) 4,250,000 shares of common stock, (ii) 2,125,000 shares of common stock issuable upon the exercise of outstanding investors’ warrants, or the Investor Warrants, and (iii) 255,000 shares of common stock issuable upon the exercise of outstanding placement agents’ warrants, or the Placement Warrants, and together with the Investor Warrants, the Warrants.

We are not selling any shares of our common stock in this offering, and as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus. All of the net proceeds from the sale of our common stock will go to the selling stockholders. We may, however, receive proceeds in the event that some or all of the warrants held by the selling stockholders are exercised for cash.

The selling stockholders may sell common stock from time to time at prices established on the OTC Bulletin Board, or the OTCBB, or as negotiated in private transactions, or as otherwise described under the heading “Plan of Distribution.” The common stock may be sold directly or through agents or broker-dealers acting as agents on behalf of the selling stockholders. The selling stockholders may engage brokers, dealers or agents who may receive commissions or discounts from the selling stockholders. We will pay all the expenses incident to the registration of the common stock; however, we will not pay for sales commissions or other expenses applicable to the sale of our common stock registered hereunder.

Our common stock is quoted on the OTCBB under the symbol “STVI.OB.” On December 19, 2012, the closing bid price of our common stock was $1.25 per share. These prices will fluctuate based on the demand for our common stock.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is December 20, 2012.

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You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or amendment.  We have not, and the selling stockholders have not, authorized any person to provide you with different information.  This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any jurisdiction where the offer is not permitted.  You should assume that the information in this prospectus and any applicable prospectus supplement or amendment is accurate only as of the date on its cover page and that any information that is incorporated by reference is accurate only as of the date of the document incorporated by reference.
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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process.  Under this shelf registration process, the selling stockholders referred to in this prospectus may offer and sell from time to time up to 6,630,000 shares of our common stock.

Information about the selling stockholders may change over time.  Any changed information given to us by the selling stockholders will be set forth in a prospectus supplement if and when necessary.  Further, in some cases, the selling stockholders will also be required to provide a prospectus supplement containing specific information about the terms on which they are offering and selling shares of our common stock.  If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement.

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FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus constitute “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates, forecasts and assumptions and are subject to risks and uncertainties. Words such as “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “began,” “target,” “would” and variations of such words and similar expressions are intended to identify such forward-looking statements. All forward-looking statements speak only as of the date on which they are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions relating to certain factors that could cause actual results to differ materially from those anticipated in such statements, including, without limitation, the following:

●
our heavy reliance on Facebook platform to run our application and Facebook’s ability to discontinue, limit or restrict access to its platform by us or our application, change its terms and conditions or other policies or features, including restricting methods of collecting payments and establish more favorable relationships with one or more of our competitors;

●	our ability to develop and enhance our product to remain commercially acceptable to the social discovery and online dating market;
●	our ability to derive revenue from our mobile platforms;
●	our reliance on a small number of our total users for nearly all of our revenue;
●	our ability to establish and maintain brand recognition;
●	the intense competition in the social discovery and online dating marketplace;
●	our reliance on email campaigns to convert installs to subscribers;
●	our ability to effectively advertise our products through a variety of advertising media;
●	our ability to generate subscribers through advertising and marketing agreements with third party advertising and marketing providers;
●	our ability to effectively manage our growth, including attracting and hiring key personnel;
●	our ability to develop and market new technologies to respond to rapid technological changes;
●	our ability to anticipate and respond to changing consumer trends and preferences;
●	our ability to support our application for mobile platforms;
●	our ability to obtain additional financing to execute our business plan;
●	our reliance on our chief executive officer and sole director;
●	our dependence on a single vendor to host the majority of our application traffic;
●	our reliance upon credit card processors and related merchant account approvals;
●	the increased governmental regulation of the online dating, social discovery or Internet industries;
●	our ability to protect our intellectual property;
●	the potential impact of a finding that we have infringed on intellectual property rights of others;
●	the effect of programming errors or flaws in our products;
●	the effect of security breaches, computer viruses and computer hacking attacks;
●	our limited insurance coverage and the risk of uninsured claims;
●	the possibility that our users and subscribers may be harmed following interaction with other users and subscribers;
●	the risk that we would be deemed a “dating service” or an “Internet dating service” under various state regulations; and
●	other circumstances that could disrupt the functioning of our application and website.

For a more detailed discussion of these and other factors that may affect our business, see the discussion in Risk Factors and the discussion in Management’s Discussion and Analysis of Financial Condition and Results of Operations included herein. We caution that the foregoing list of factors is not exclusive, and new factors may emerge, or changes to the foregoing factors may occur, that could impact our business. We do not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this prospectus, except to the extent required by federal securities laws.

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PROSPECTUS SUMMARY

This summary highlights selected information about this offering and the information included in this prospectus.  This summary does not contain all the information that you should consider before investing in our common stock.  You should carefully read the entire prospectus, especially the risks of investing in our common stock discussed under “Risk Factors” in this prospectus and any accompanying prospectus supplement before making an investment decision. In this prospectus, the terms “Snap Interactive,” the “Company,” “we,” “us” and “our” refer to Snap Interactive, Inc. and its subsidiaries on a consolidated basis.

Overview

We are an Internet company providing services in the expanding social discovery and online dating markets.  We own and operate a dating and social discovery software application under the AreYouInterested.com brand that can be accessed on Facebook®, mobile devices such as iPhone® and Android®, as well as a stand-alone website.  Our product is fully integrated across all gateways we offer and incorporates the Facebook Connect® integration tool, which allows users to “connect” their Facebook identity and friends to our website.

We primarily generate revenue from subscription fees and, as of December 6, 2012, we had approximately 101,000 active subscribers.  We consider a subscriber to be “active” if he or she has pre-paid for current access to premium features and the term of his or her subscription period has not yet expired.  The number of our “daily active users” and “monthly active users” as publicly reported by AppData®, which includes non-paying users and paying subscribers, varies greatly on a daily and monthly basis, and is greater than the number of our active subscribers for the same measurement period.

We were incorporated under the laws of the State of Delaware on July 19, 2005. Our principal executive office is located at 462 7th Ave, 4th Floor, New York, New York 10018.  Our telephone number is (212) 594-5050. Our website address is http://www.snap-interactive.com/. The reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

AreYouInterested?, the AreYouInterested logo, Snap Interactive, the Snap Interactive logo, and our other registered or common law trademarks, service marks, or trade names appearing in this prospectus are the property of Snap Interactive, Inc. Other trademarks, service marks, or trade names appearing in this prospectus are the property of their respective owners.

Since August 2007, AreYouInterested.com has been one of the leading dating applications on Facebook based on the publicly reported number of daily and monthly active users.  As of December 6, 2012, we had more than 5.4 million monthly active users (“MAUs”) of the AreYouInterested.com application on the Facebook platform.  We believe that our extensive user base, along with the overwhelming amount of data that we have accumulated for several years across multiple platforms and data gathered in conjunction with Facebook platform’s real-time application programming interface (“API”), allows us to create a one-of-a-kind experience for users looking to meet people with similar interests.

Our Product

We have developed and published a dating and social discovery application that is designed to appeal to a broad section of Internet and iPhone users.

AreYouInterested.com users create a personal profile by entering search criteria concerning potential matches. Users are able to view pictures of other users meeting that criteria and indicate if they are “interested” in a user by clicking on a “yes” button above the picture of that user. We notify users when there is a mutually interested match. In addition, once users become paid subscribers, they are able to communicate on an unlimited basis with potential matches.  During 2011 and the first quarter of 2012, we also recognized revenue from the direct sale of “points” over a two-month period.  Users could either purchase or earn points by performing activities such as by browsing profiles that could be used for accessing certain premium features on our application. In February 2012, we discontinued the sale of points.

The Offering

Common stock offered by the selling stockholders
Up to 6,630,000 shares of our common stock; consisting of (i) 4,250,000 shares of common stock, (ii) 2,125,000 shares of common stock issuable upon the exercise of the Investor Warrants and (iii) 255,000 shares of common stock issuable upon the exercise of the Placement Warrants.

Selling stockholders	All of the shares of our common stock are being offered by the selling stockholders named herein. See “Selling Stockholders” for more information on the selling stockholders.

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

Risk factors	See “Risk Factors” beginning on page 3.

Plan of distribution
The selling stockholders named in this prospectus, or their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  For additional information on the methods of sale that may be used by the selling stockholders, see “Plan of Distribution.”

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RISK FACTORS

An investment in our common stock involves a high degree of risk.  Before making an investment decision, you should carefully consider the following risk factors, as well as the risk factors set forth in our Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2011, filed with the SEC on December 7, 2012. If any of these risks actually occur, our business, financial condition and results of operations could be materially adversely affected. If this were to happen, the value of our common stock could decline significantly and you could lose all or part of your investment.  In assessing these risks, investors should also refer to the information contained or incorporated by reference in our other filings with the SEC.

Risks Relating to Our Business

Our heavy reliance on Facebook may negatively affect our business.

Facebook is the primary third-party platform on which our application operates.  During 2011, we generated substantially all of our revenue from subscribers acquired through the Facebook platform and expect to continue to do so in the foreseeable future.

We are subject to Facebook’s standard terms and conditions for application developers, which govern the development, promotion, distribution, operation and use of our application on the Facebook platform. Accordingly, we are subject to the following risks and uncertainties:

●	Facebook discontinues, limited or restricts access to its platform by us or our application;

●	Facebook changes its terms and conditions or other policies and features, including restricting the methods of collecting payments through the Facebook platform; or

●	Facebook establishes more favorable relationships with one or more of our competitors.

If any of these actions occur or are taken against our application, they could have a material adverse effect on our business or results of operations.

We derive a portion of our revenue from the Apple and Google platforms, and if we are unable to maintain a good relationship with each of Apple and Google, our business could suffer.

A portion of our revenue is derived from Apple’s iOS and Google’s Android platforms and we believe that we have a good relationship with both Apple and Google.  Any deterioration in our relationship with either Apple or Google could materially harm our business and cause our stock price to decline.

We are subject to each of Apple’s and Google’s standard terms and conditions for application developers, which govern the promotion, distribution and operation of our application on their respective storefronts. Each of Apple and Google has broad discretion to change its standard terms and conditions.  In addition, these standard terms and conditions can be vague and subject to changing interpretations by Apple or Google.  In addition, each of Apple and Google has the right to prohibit a developer from distributing applications on the storefront if the developer violates the standard terms and conditions.  In the event that either Apple or Google ever determines that we are in violation of its standard terms and conditions, including by a new interpretation, and prohibits us from distributing our application on its storefront, it could materially harm our business and cause our stock price to decline.

We also rely on the continued function of the Apple App Store and the Google Play Store, as a portion of our revenue is derived from these two digital storefronts. There have been occasions in the past when these digital storefronts were unavailable for short periods of time or where there have been issues with the in-app purchasing functionality from the storefront. In the event that either the Apple App Store or the Google Play Store is unavailable or if in-app purchasing functionality from the storefront is non-operational for a prolonged period of time, it could have a material adverse effect on our revenues and operating results.

We rely on a small portion of our total users for nearly all of our revenue.

Compared to all users of our application in any period, only a small portion are paying subscribers. We primarily generate revenue through subscription sales to this small portion of our users and secondarily generate revenue through paid advertisements displayed to all users.  We lose users in the ordinary course of business. In order to sustain our revenue levels, we must attract, retain and increase the number of users or more effectively monetize our users. To retain users, and particularly those users who are paying subscribers, we must devote significant resources so that our application retains their interest. If we fail to grow or sustain the number of our users, or if the rates at which we attract and retain users declines or the rate at which users become paying subscribers declines, our business may not grow and our financial results will suffer.

Our business depends on establishing and maintaining a strong brand.  If we are unable to maintain and enhance our brand, we may be unable to expand or maintain our user and paying subscriber bases.

Establishing and maintaining our brand is critical to our efforts to attract and expand our user and paying subscriber bases. We believe that the importance of brand recognition will continue to increase, given the growing number of Internet sites and few barriers to entry for companies offering online dating services.  During 2012, we launched the redesigned AreYouInterested.com product, which is designed around interest-based matching and social discovery to attract and retain users and paying subscribers.  This redesigned AreYouInterested.com product may not be successful.  If paying subscribers to our products do not perceive our existing services to be of high quality, or if new services, new business ventures or the rebuilding of the AreYouInterested.com product are not favorably received by such parties, the value of our brand could be diluted, thereby decreasing the attractiveness of our product to such parties. As a result, our results of operations may be adversely affected by decreased brand recognition.

As an online dating and social discovery company, we are in an intensely competitive industry and any failure to timely implement our business plan could diminish or suspend our development and possibly cease our operations.

The online dating and social discovery industry is highly competitive, and has few barriers to entry. Additional competitors may enter the online dating and social discovery industry. There are numerous other companies that offer similar services, have established user bases that are similar in size or larger than ours, and have more capital than us. If we are unable to efficiently and effectively institute our business plan as a result of intense competition or a saturated market, we may not be able to continue the development and enhancement of our application and website or become profitable on a consistent basis.

Our competitors could develop more efficient products or undertake more aggressive and costly marketing campaigns than ours, which may adversely affect our marketing strategies and could have a material adverse effect on our business, results of operations and financial condition.

Important factors affecting our ability to compete successfully include:

●	Our ability to hire and retain talented employees, including technical employees, executives, and marketing experts;

●	Competition for acquiring users that could result in increased user acquisition costs;

●	Reliance upon the platforms on which we build and the platforms’ ability to control our activities on such platforms; and

●	Our ability to remain innovative in our fast-changing industry.

We face substantial competition from dominant online dating websites such as Match.com and eHarmony.com, as well as Facebook application providers in the online dating space such as Zoosk, Badoo and Cupid.  According to AppData.com, a website that measures user engagement with Facebook application, we are consistently one of the leading dating applications as measured by monthly active users.

Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and larger customer bases than we do. These factors may allow our competitors to respond more quickly than we can to new or emerging technologies and changes in user preferences. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies that may allow them to build larger user and paying subscriber bases than ours. Our competitors may develop products or services that are equal or superior to our products and services or that achieve greater market acceptance than our products and services. These activities could attract users and paying subscribers away from our application and website and reduce our market share.

Our online dating and social discovery application relies heavily on email campaigns.  We face a risk that any disruptions in or restrictions on the sending or receipt of emails, or any increase in the associated costs could adversely affect our business and results of operations.

Our emails are an important driver of our subscribers’ activities. We send a large volume of emails to our subscribers notifying them of a variety of activities on our application, such as new matches.  As such, we face a risk that Internet service providers or email applications may block bulk email transmissions or otherwise experience technical difficulties that result in our inability to successfully deliver emails to our subscribers. Third parties may also block our emails as spam, impose restrictions on, or start to charge for, the delivery of emails through their email systems.  Without the ability to email these subscribers, we would have limited means of inducing subscribers to return to our website and application and to utilize our services. Due to the importance of email to our business, any disruptions or restrictions on the distribution or receipt of emails or increase in the associated costs could materially and adversely affect our business and results of operations.

Our business depends in large part upon the availability of advertising space through a variety of media.

We depend upon the availability of advertising space through a variety of media, including third party applications on platforms such as Facebook, to recruit new subscribers, generate activity from existing subscribers and direct traffic to our products.  The availability of advertising space varies.  A shortage of advertising space in any particular media or on any particular platform, or the elimination of a particular medium on which we advertise, could limit our ability to generate new subscribers, generate activity from existing subscribers or direct traffic to our products, any of which could materially and adversely affect our business and results of operations.

If we are unable to achieve desired results from, or maintain our advertising and marketing arrangements with certain third-party advertising or marketing providers to generate subscribers, our ability to generate revenue and our business could be adversely affected.

We have entered into multiple advertising and marketing arrangements with certain affiliate advertising and marketing providers that are designed to increase traffic to our application on the Facebook platform. Our ability to attract new subscribers and retain existing subscribers is based in part on our ability to generate increased traffic or better retention rates through these user acquisition campaigns.  In addition, we may lack the ability to control the advertisements and actions that are taken by these providers on the Facebook platform.

If we are unable to enter into such arrangements on favorable terms, are unable to achieve the desired results under these arrangements and programs, are unable to maintain these relationships, fail to generate sufficient traffic or generate sufficient revenue from purchases pursuant to these arrangements and programs, or properly manage the actions of these providers, our ability to generate revenue and our ability to attract and retain our subscribers may be impacted, negatively affecting our business and results of operations.   In addition, if Facebook restricts our ability to use such arrangements and programs or takes limits or restricts access to its platform by us or our applications as a result of advertisements or actions taken by third-party advertising or marketing providers, it could have a material adverse effect on our business or results of operations.

If we fail to effectively manage our growth, our business and operating results could be harmed.

We continue to experience rapid growth in our headcount and operations, which will continue to place significant demands on our management and our operational and financial infrastructure.  As we continue to grow, we must expend significant resources to identify, hire, integrate, develop and motivate a number of qualified employees. If we fail to effectively manage our hiring needs and successfully integrate our new hires, our ability to continue launching new applications and enhance our existing application could suffer.

 Our success depends upon our ability to attract and hire key personnel. If we are unable to hire qualified individuals it will negatively affect our business, and we will not be able to implement or expand our business plan.

Our business is greatly dependent on our ability to attract key personnel. We will need to attract, develop, motivate and retain highly skilled technical employees. Competition for qualified personnel is intense and we may not be able to hire or retain qualified personnel. Our management has limited experience in recruiting key personnel, which may hurt our ability to recruit qualified individuals. If we are unable to hire or retain such employees, we will not be able to implement or expand our business plan.

We have identified material weaknesses in our internal control over financial reporting. These material weaknesses, if not corrected, could affect the reliability of our financial statements and have other adverse consequences.

We have identified material weaknesses in our internal control over financial reporting. These material weaknesses, if not corrected, could affect the reliability of our financial statements and have other adverse consequences.

Under Section 404 of the Sarbanes-Oxley Act of 2002, we are required to furnish a report by our management on internal control over financial reporting. This report must contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by our management.

We have identified material weaknesses in our internal control over financial reporting as of September 30, 2012. We determined that we had a material weakness with respect to warrant liability, which resulted in a restatement of our financial statements for the year ended December 31, 2011 and for the quarters ended March 31, 2012 and June 30, 2012.  Failure to have effective internal controls could impair our ability to produce accurate financial statements on a timely basis and could lead to a restatement of our financial statements. If, as a result of deficiencies in our internal controls, we cannot provide reliable financial statements, our business decision processes may be adversely affected, our business and operating results could be harmed, investors could lose confidence in our reported financial information, the price of our common stock could decrease and our ability to obtain additional financing, or additional financing on favorable terms, could be adversely affected. In addition, failure to maintain effective internal control over financial reporting could result in investigations or sanctions by regulatory authorities.

We intend to take action to remediate the material weaknesses and improve the effectiveness of our internal control over financial reporting. However, we can give no assurances that the measures we may take will remediate the material weaknesses identified or that any additional material weaknesses will not arise in the future due to our failure to implement and maintain adequate internal control over financial reporting. In addition, even if we are successful in strengthening our controls and procedures, those controls and procedures may not be adequate to prevent or identify irregularities or ensure the fair presentation of our financial statements included in our periodic reports filed with the SEC.

The restatement of our financial statements has subjected us to additional risks and uncertainties, including the increased possibility of legal proceedings.

As a result of the restatement of our financial statements for the year ended December 31, 2011 and the quarters ended March 31, 2012 and June 30, 2012, we have become subject to additional risks and uncertainties, including, among others, increased professional fees and expenses, the increased possibility of legal proceedings, the review of the SEC and other regulatory bodies which could cause investors to lose confidence in our reported financial information and could subject us to civil or criminal penalties, shareholder class actions or derivative actions. We could face monetary judgments, penalties or other sanctions that could have a material adverse effect on our business, financial condition and results of operations and could cause our stock price to decline.

Our market is characterized by rapid technological change, and if we fail to develop and market new technologies rapidly, we may not become profitable in the future.

The Internet and the social discovery application industry are characterized by rapid technological change that could render our existing product and website obsolete. The development of our product and website entails significant technical and business risks. We may be unable to successfully use new technologies effectively or adapt our product and website to user preferences or needs. If our management is unable, for technical, legal, financial, or other reasons, to adapt in a timely manner in response to changing market conditions or user preferences, we may never become consistently profitable, which may result in the loss of all or part of your investment.

Newly developed products may be incompatible with market needs resulting in an adverse effect on our sales and earnings.

Our business is particularly subject to changing consumer trends and preferences.  Our continued success depends in part on our ability to anticipate and respond to these changes, and we may not respond in a timely or commercially appropriate manner to such changes.  If we fail to understand consumer needs in the online dating market, we may face limited market acceptance of newly developed products, which could have a material adverse effect on our revenues.

 Our growth prospects will suffer if we are unable to develop and support our application for mobile platforms.

We have limited experience developing and supporting our application for mobile platforms.  We expect to devote substantial resources to the development and support of our mobile application, and our limited experience makes it difficult to know whether we will succeed in developing and supporting such application.  The uncertainties we face include:

●	our experience in developing and supporting our application for use primarily on Facebook may not be relevant for developing and supporting our application for mobile platforms;

●	we have limited experience working with wireless carriers, mobile platform providers and other partners whose cooperation we may need in order to be successful;

●	we may encounter difficulty in integrating features on applications developed for mobile platforms that a sufficient number of subscribers will pay for; and

●	we may need to allow for a variety of payment methods and systems based on mobile platforms, geographies and other factors.

These and other uncertainties make it difficult to know whether we will succeed in developing and supporting our  application for mobile platforms. If we do not succeed in doing so, our prospects for growth will suffer.

We may need additional financing to execute our business plan. If we do not obtain additional financing it could have a material adverse effect on our business.

Revenues from subscriptions and capital raised to date may be inadequate to support our expansion, marketing efforts and product development programs. Due to planned expansion and advertising expenditures, we do not anticipate that we will operate at a profit in the near-term. We may need substantial additional funds to:

●	effectuate our long-term growth strategy and expand our product development;

●	market our products to attract more paying subscribers; and

●	hire additional technical and managerial talent.

We may be unable to obtain future funding on favorable terms or at all. If we cannot obtain additional funding, we will need to reduce, defer or cancel development programs, planned initiatives, or overhead expenditures. The failure to fund our capital requirements could have a material adverse effect on our business, financial condition and results of operations.

Our future success is dependent, in part, on the performance and continued service of Clifford Lerner, our Chief Executive Officer and sole director. Without his continued service, we may be forced to interrupt or eventually cease our operations.

We are dependent to a great extent upon the experience, abilities and continued services of Clifford Lerner, our Chief Executive Officer and sole director. The loss of his services would substantially delay our business operations and could have a materially adverse effect on our business and products.

A significant majority of our application traffic is hosted by a single vendor and any failure or significant interruption in our network could impact our operations and harm our business.

Our technology infrastructure is critical to the performance of our application and to our subscribers’ satisfaction. Significant elements of this system are operated by third parties that we do not control and which would require significant time to replace. We expect this dependence on third parties to continue. In particular, a significant majority of our application traffic is hosted by a single vendor. We have experienced, and may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. If a particular application is unavailable when subscribers attempt to access it or interaction through an application is slower than they expect, subscribers may stop using the application and may be less likely to return to the application as often, if at all. A failure or significant interruption in the availability of our application would harm our reputation and operations. We expect to continue to make investments to our technology infrastructure to maintain and improve all aspects of our subscribers’ experience and application performance. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate increasing traffic, our business and operating results may suffer. We do not maintain insurance policies covering losses relating to our systems and we do not have business interruption insurance.

We are exposed to risks associated with credit card processors and related merchant account approvals that, if not properly addressed, could increase our operating expenses or preclude us from accepting credit cards as a method of payment.

We depend on the ability to accept credit and debit card payments from our subscribers and the related merchant account approval to process subscription payments.  Our reliance on credit card and related merchant account approvals exposes us to fraud and credit card chargebacks. We have suffered losses and may continue to suffer losses as a result of subscriptions placed with fraudulent credit card data as well as users who chargeback their purchases. Under current credit card practices, a merchant is liable for fraudulent credit card transactions when, as is the case with the transactions we process, that merchant does not obtain a cardholder’s signature. Our failure to adequately control fraudulent credit card transactions and keep our chargebacks under an acceptable threshold would result in significantly higher credit card-related costs and, therefore, increase our operating expenses or even preclude us from accepting credit cards as a means of payment.

If government regulation or taxation of the online dating, social discovery or Internet industries increase, it may adversely affect our business and operating results.

We may be subject to additional operating restrictions and government regulations in the future. Companies engaging in e-commerce, online dating, social discovery and related businesses face uncertainty related to future government regulation of the Internet. Due to the rapid growth and widespread use of the Internet, federal and state governments are enacting and considering various laws and regulations relating to the Internet in areas including, but not limited to, billing practices, online safety and taxation. Furthermore, the application of existing laws and regulations to Internet companies remains somewhat unclear. Our business and operating results may be negatively affected by new laws, and such existing or new regulations may expose us to substantial compliance costs and liabilities and may impede the growth in use of the Internet. In addition, sales tax for business conducted on the Internet is rapidly being legislated in the various states and abroad.  We may incur substantial liabilities or expenses necessary to comply with these laws and regulations or penalties for any failure to comply.

If there are changes in regulations regarding privacy and protection of user data, or we fail to comply with such laws, we may face claims brought against us under any of these regulations and it could adversely affect our business.

Federal, state and international laws and regulations govern the collection, use, retention, sharing and security of data that we receive from and about our users. Any failure, or perceived failure, by us to comply with regulations of privacy and protection of user data or with any data-related consent orders, Federal Trade Commission requirements or orders, or other federal, state, or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in proceedings or actions against us by governmental entities or others, which could potentially have an adverse effect on our business. As a company that provides services over the Internet, we may be subject to a claim or class-action lawsuit brought under any of these or future laws governing online services. The successful assertion of these claims against us could result in potentially significant monetary damages, diversion of management resources and require us to make significant payments and incur substantial legal expenses.  Any claims with respect to violation of privacy or user data brought against us may adversely affect our business.

If we are unable to protect our intellectual property rights, we may be unable to compete with competitors developing similar technologies.

Our success and ability to compete are often dependent upon development of software technology for our application and website. While we rely on copyright, trade secret and trademark law to protect our intellectual property, we believe that factors such as the technological and creative skills of our personnel, new service developments, frequent enhancements to our services and reliable maintenance are more essential to establishing a technology leadership position. There can be no assurance that others will not develop technologies that are similar or superior to our technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology, making it more difficult for us to compete.

 If we are subject to intellectual property infringement claims, it could cause us to incur significant expenses, pay substantial damages and prevent service delivery.

Third parties may claim that our products or services infringe or violate their intellectual property rights. Any such claims could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages and prevent us from using licensed technology that may be fundamental to our application and website. Even if we were to prevail, any litigation regarding intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations. We may also be obligated to indemnify our business partners in any such litigation, which could further exhaust our resources. Furthermore, as a result of an intellectual property challenge, we may be prevented from providing some of our services unless we enter into royalty, license or other agreements. We may not be able to obtain such agreements at all or on terms acceptable to us, and as a result, we may be precluded from offering some of our products and services.

Programming errors or flaws in our product could harm our reputation or decrease market acceptance of our products, which would harm our operating results.

Our application and website may contain errors, bugs, flaws or corrupted data, and these defects may only become apparent after their launch, particularly as we launch new applications or websites and rapidly release new features to our existing product under tight time constraints. We believe that if our users have a negative experience with our application or website, they may be less inclined to continue or resume using our product or recommend our product to other potential users.  In addition, programming errors or defects may allow users access to premium features even if they do not pay for such content.  Undetected programming errors, defects and data corruption can disrupt our operations, adversely affect the experience of our users, harm our reputation, cause our users to stop using our application or website, divert our resources and delay market acceptance of our product, any of which could result in legal liability to us or harm our operating results.

Interruption or failure of our programming code, servers, or technological infrastructure could hurt our ability to effectively provide our product, which could damage our reputation and harm our operating results.

The availability of our product depends on the continuing operation of our programming code, servers and technological infrastructure. Any damage to, or failure of, our systems could result in interruptions in our service, which could reduce our revenue and damage our brand. Our systems are vulnerable to damage or interruption from terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems. Our data centers are subject to break-ins, sabotage and intentional acts of vandalism and to potential disruptions if the operators of these facilities have financial difficulties. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, a decision to close an information technology facility we are using without adequate notice, or other unanticipated problems at our data centers could result in lengthy interruptions in our service.

Security breaches, computer viruses and computer hacking attacks could harm our business and results of operations.

Security breaches, computer malware and computer hacking attacks have become more prevalent in our industry. Any security breach caused by hacking, including efforts to gain unauthorized access to our applications, servers or websites, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses could harm our business, financial condition and operating results. Though it is difficult to determine what harm may directly result from any specific interruption or breach, any failure to maintain performance, reliability, security and availability of our application, servers or website may result in significant expenses, loss of revenue and adverse effects to our business.

 We hold a limited amount of insurance coverage, and if we were found liable for an uninsured claim, or claim in excess of our insurance limits, we may be forced to expend significant capital to resolve the uninsured claim.

We contract for a limited amount of insurance to cover potential risks and liabilities, including, but not limited to, Director and Officer Insurance and Error and Omission Insurance. Even if we decide to obtain additional insurance coverage in the future, it is possible that: (i) we may not be able to get enough insurance to meet our needs; (ii) we may have to pay very high premiums for the additional coverage; (iii) we may not be able to acquire any insurance for certain types of business risk; or (iv) we may have gaps in coverage for certain risks. We may be exposed to potential uninsured claims for which we could have to expend significant amounts of capital resources. Consequently, if we were found liable for a significant uninsured claim in the future, we may be forced to expend a significant amount of our operating capital to resolve the uninsured claim.

We face certain risks related to the physical and emotional safety of users, paying subscribers and third parties.

We cannot control the actions of our users and subscribers in their communications or physical actions. There is a possibility that users, subscribers or third parties could be physically or emotionally harmed following interaction with another one of our users or subscribers. We warn our users and subscribers that we do not screen other users and subscribers and, given our lack of physical presence, we do not take any action to ensure personal safety on a meeting between users or subscribers arranged following contact initiated via our application or website. If an unfortunate incident of this nature occurred in a meeting of two people following contact initiated on our application or website or a website of one of our competitors, any resulting negative publicity could materially and adversely affect us or the industry in general. Any such incident involving our application or website could damage our reputation and our brands. This, in turn, could adversely affect our revenue and could cause the value of our common stock to decline. In addition, the affected users, subscribers or third parties could initiate legal action against us, which could divert management attention from operations, cause us to incur significant expense, whether we were successful or not, and damage our reputation.

We face risks of litigation and regulatory actions if we are deemed a dating service or Internet dating service.

In certain states, companies that provide dating services or Internet dating services are subject to various  regulations.  Because our application and website promote social introductions, we could be exposed to regulation as a dating or Internet dating service.  If we were considered to be a dating service or Internet dating service in any of the jurisdictions in which we operate, we would be required to comply with regulations that require us to, among other things, (i) provide language in our contracts that would allow users to rescind their contracts within a certain period of time, demand reimbursement of a portion of the contract price if the user dies during the term of the contract and cancel their contract in the event of disability or relocation and (ii) provide disclosures regarding our screening practices and warnings on our application and website regarding the dangers associated with the use of our product.  If a court determines that we have provided and are providing dating services or Internet dating services of the type that the dating services or Internet dating services regulations are intended to regulate, we could be deemed to be out of compliance with such regulations and could liable for any damages as a result of our past non-compliance, either of which could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to Our Common Stock

Our stock price has been, and will likely continue to be volatile, and our stock price may decline if we fail to meet the expectations of securities analysts or investors.

The trading price of our common stock has been, and is likely to continue to be, highly volatile and could be subject to wide fluctuations in response to various factors, many of which are outside of our control. Any of these events could cause the market price of our common stock to fluctuate. Factors that may contribute to the variability of our operating results include:

●	changes in expectations as to our future financial performance;

●	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships or capital commitments;

●	the timing of the launch and the popularity of new applications and enhancements to our existing application by us or our competitors;

●	the amount of advertising and marketing that is available and spent on user acquisition campaigns;

●	changes to the third party platforms on which we operate;

●	disruptions in the availability of our application or of third party platforms;

●	actual or perceived violations of privacy obligations and compromises of our subscribers data;

●	the entrance of new competitors in our market;

●	additions or departures of key personnel and the cost of attracting and retaining employees, including application developers and other software engineers;

●	fluctuations in the financial performance or valuation of companies perceived by investors to be comparable to us, including Facebook and Zynga; and

●	general market conditions, including market volatility.

Given our operating history and the rapidly evolving industry in which we operate, our historical operating results may not be useful in predicting our future operating results. In addition, metrics available from third parties regarding our industry and the performance of our application may not be indicative of our financial performance.

At times when our common stock is thinly traded, you may be unable to sell at or near ask prices or at all if you need to liquidate your shares, and the price of our common stock may be volatile.

In the past, the shares of our common stock have been thinly-traded on the OTC Bulletin Board (the “OTC Bulletin Board”), meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow a growing company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A broader or more active public trading market for our common shares may not develop or be sustained, and the current trading level of our common stock may not be sustained. Due to these conditions, you may be unable to sell your common stock at or near ask prices or at all if you need money or otherwise desire to liquidate your common stock.

Because of the limited trading market expected to develop for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

We may obtain additional financing by issuing additional shares of common stock, which would dilute the ownership of our stockholders.

We may need to raise funds through either debt or issuing shares of our common stock in order to achieve our business goals. Although there are no present plans, agreements, commitments or undertakings with respect to the issuance of additional shares or securities convertible into any such shares by us, any shares issued would dilute the percentage ownership of our current stockholders.

Clifford Lerner’s control may prevent you from directing the course of our operations and may affect the price of our common stock.

Clifford Lerner beneficially owns approximately 58% of our common stock as of December 6, 2012. As long as Mr. Lerner beneficially owns more than 50% of our common stock, he will be able to elect our entire board of directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise a significant amount of influence over our management and operations. As such, the value attributable to the right to vote is limited.

This concentration of ownership could result in a reduction in value to the common stock you own because of the ineffective voting power, and could have the effect of preventing us from undergoing a change of control in the future.

Future sales of our common stock by Clifford Lerner may negatively affect our stock price and our ability to raise funds in new stock offerings.

Clifford Lerner beneficially owns 25,250,000 shares of our common stock. Sales of our common stock by Mr. Lerner into the public market could decrease the prevailing market price of our common stock. If this is the case, investors in our shares of common stock may be forced to sell such shares at prices below the price they paid for their shares. In addition, a decreased market price may result in potential future investors losing confidence in us and failing to provide needed funding. This will have a negative effect on our ability to raise equity capital in the future.

The large number of shares issuable upon exercise of warrants could have an adverse effect on our stock price.

In January 2011, we issued the Warrants, which are exercisable into an aggregate of 2,380,000 shares of common stock. This Amendment relates to the Registration Statement on file with the SEC that registers the resale of the shares of common stock underlying the warrants.  As long as the Registration Statement is effective, an investor has the ability to sell such shares without any volume restrictions.

The price of our common stock could significantly decline if such persons elect to sell their shares in the market at times when there are not a corresponding number of investors willing to purchase such shares at the asked prices. In addition, the large number of outstanding warrants may cause an overhang on the market and prevent the market price of the common stock from rising above the warrant exercise price.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our common stock and the ability of stockholders to sell their common stock in the secondary market.

Companies trading on the OTC Bulletin Board must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, to maintain price quotation privileges on the OTC Bulletin Board, must be current in their quarterly and annual reports that are required to be filed under the Exchange Act. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our common stock could be adversely affected by limiting the ability of broker-dealers to sell our common stock and the ability of stockholders to sell their common stock in the secondary market.

We do not expect to pay dividends and investors should not buy our common stock expecting to receive dividends.

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, investors will only realize an economic gain on their investment in our common stock if the price appreciates. Investors should not purchase our common stock expecting to receive cash dividends. Because we do not pay dividends, and there may be limited trading, investors may not have any manner to liquidate or receive any payment on their investment. Therefore, our failure to pay dividends may cause investors to not see any return on your investment even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds which could affect our ability to expand our business operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders. All of the net proceeds from the resale of our common stock will go to the selling stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”.  We have agreed to bear the expenses relating to the registration of the common stock for the selling stockholders.

A portion of the shares of common stock covered by this prospectus are issuable upon exercise of the Warrants.  We may receive proceeds in the event some or all of the Warrants held by the selling stockholders are exercised for cash.  Any proceeds received from the exercise of the Warrants will be used for working capital and other general corporate purposes.

DETERMINATION OF OFFERING PRICE

The prices at which the shares or common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our common stock, by negotiations between the selling stockholders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

SELLING STOCKHOLDERS

The common stock being offered for resale by the selling stockholders consists of 6,630,000 shares of our common stock, consisting of (i) 4,250,000 shares of our common stock, (ii) 2,125,000 shares of common stock issuable upon the exercise of the Investor Warrants held by 15 holders and (iii) 255,000 shares of common stock issuable upon the exercise of the Placement Warrants held by three holders.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of April 4, 2011, as updated by information made known to the Company on or prior to December 6, 2012, and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus.  All information with respect to share ownership has been furnished by the selling stockholders.

Name	Shares Beneficially Owned Prior to Offering	Shares to be Offered*	Amount Beneficially Owned after Offering	Percentage Beneficially Owned after Offering
John Hancock Small Cap Intrinsic Fund (1)	3,000,000	3,000,000	0	0%
Anson Investments Master Fund LP (2)	450,000	450,000	0	0%
Midsummer Ventures, LP (3)	375,000	375,000	0	0%
Taylor International Fund, Ltd. (4)	187,500	187,500	0	0%
Verition Multi-Strategy Master Fund Ltd. (5)	187,500	187,500	0	0%
Warberg Opportunistic Trading Fund LP (6)	212,500	212,500	0	0%
Brio Capital LP (7)	150,000	150,000	0	0%
Empery Asset Master, Ltd (8)	125,000	125,000	0	0%
Hartz Capital Investments, LLC (9)	187,500	187,500	0	0%
Rockmore Investment Master Fund Ltd (10)	375,000	375,000	0	0%
Highbridge International, LLC (11)	375,000	375,000	0	0%
Iroquois Master Fund Ltd. (12)	262,500	262,500	0	0%
Cranshire Capital LP (13)	337,500	337,500	0	0%
Freestone Advantage Partners, LP (14)	37,500	37,500	0	0%
GCA Strategic Investment Fund Limited (15)	112,500	112,500	0	0%
OTA LLC (16)	178,500	178,500	0	0%
Craig Schwabe (17)	51,000	51,000	0	0%
Noam Rubinstein (18)	25,500	25,500	0	0%

* This may include shares of common stock sold prior to the date hereof.

(1)
Consists of 2,000,000 shares of our common stock and 1,000,000 shares of our common stock underlying the Warrant issued to John Hancock Small Cap Intrinsic Fund. Tim Malloy is the Portfolio Manager of John Hancock Small Cap Intrinsic Fund and has voting and dispositive power over the shares beneficially owned by John Hancock Small Cap Intrinsic Fund.

(2)
Consisting of 300,000 shares of our common stock and 150,000 shares of our common stock underlying the Warrant issued to Anson Investments Master Fund LP. Moez Kassam is the Portfolio Manager of Anson Investments Master Fund LP and has voting and dispositive power over the shares beneficially owned by Anson Investments Master Fund LP.

(3)
Consisting of 250,000 shares of our common stock and the 125,000 shares of our common stock underlying the Warrant issued to Midsummer Ventures, LP. Michel Amsalem and Joshua Thomas have voting and dispositive power over the shares beneficially owned by Midsummer Ventures, LP.

(4)
Consisting of 125,000 shares of our common stock and 62,500 shares of our common stock underlying the Warrant issued to Taylor International Fund, Ltd. (“Taylor International”). Taylor Assets Management, Inc. (“Taylor Assets Management”) is the general partner of Taylor International and consequently has voting control over securities held by Taylor International. Robert J. Kirkland, President of Taylor Assets Management, has voting control over Taylor Assets Management.  As a result of the foregoing, each of Taylor Assets Management and Robert J. Kirkland may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares of common stock beneficially owned by Taylor International.

(5)
Consisting of 125,000 shares of our common stock and 62,500 shares of our common stock underlying the Warrant issued to Verition Multi-Strategy Master Fund Ltd.  Verition Fund Management LLC serves as the investment manager to Verition Multi-Strategy Master Fund Ltd.  In such capacity, Verition Fund Management LLC may be deemed to have voting and investment power with respect to the shares held by Verition Multi-Strategy Master Fund Ltd.  Nicholas Maounis is currently the managing member of Verition Fund Management LLC and in such capacity may be deemed to have voting and investment power with respect to the shares held by Verition Multi-Strategy Master Fund Ltd.  Mr. Maounis disclaims beneficial ownership within the meaning of Rule 16a-1(a)(2) under the Exchange Act in the securities owned by Verition Fund Management LLC except to the extent, if any, of his pecuniary interest therein.

(6)
Consisting of 100,000 shares of our common stock and 112,500 shares of our common stock underlying the Warrants issued to Warberg Opportunistic Trading Fund LP. Jonathon Blumberg is the Manager of Warberg Opportunistic Trading Fund LP. and has voting and dispositive power over the shares beneficially owned by Warberg Opportunistic Trading Fund LP.

(7)
Consisting of 100,000 shares of our common stock and 50,000 shares of our common stock underlying the Warrant issued to Brio Capital LP. Shaye Hirsch is the Managing Partner of Brio Capital LP and has voting and dispositive power over the shares beneficially owned by Brio Capital LP.

(8)
Consisting of 125,000 shares of our common stock issued to Empery Asset Master Ltd. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares.

(9)
Consisting of 125,000 shares of our common stock and 62,500 shares of our common stock underlying the Warrant issued to Hartz Capital Investments, LLC. Empery Asset Management LP, the authorized agent of Hartz Capital Investments, LLC (“HCI”), has discretionary authority to vote and dispose of the shares held by HCI and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by HCI. Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares.

(10)
Consisting of 375,000 shares of our common stock and 125,000 shares of our common stock underlying the Warrant issued to Rockmore Investment Master Fund Ltd.  Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”) serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, which invests all of its assets through Rockmore Investment Master Fund Ltd. (“Rockmore Master Fund”). As a result of the foregoing, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund, and Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Brian Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund.

(11)
Consisting of 250,000 shares of our common stock and 125,00 shares of our common stock underlying the Warrant issued to Highbridge International, LLC. Highbridge Capital Management, LLC is the trading manager of Highbridge International, LLC and has voting and dispositive power over the shares beneficially owned by Highbridge International, LLC.  Glenn Dubin is the Chief Executive Officer of Highbridge Capital Management, LLC.

(12)
Consisting of 175,000 shares of our common stock and 87,500 shares of our common stock underlying the Warrant issued to Iroquois Master Fund Ltd. Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”).  Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF.  As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF.  As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by IMF. Notwithstanding the foregoing, Mr. Silverman and Mr. Abbe disclaim such beneficial ownership.

(13)
Consisting of 225,000 shares of our common stock and 112,500 shares of our common stock underlying the Warrant issued to Cranshire Capital LP.  Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire Capital, L.P. (“Cranshire”) and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares of common stock beneficially owned by Cranshire Capital LP.

(14)
Consisting of 25,000 shares of our common stock and 12,500 shares of our common stock underlying the Warrant issued to Freestone Advantage Partners, LP. Downsview Capital, Inc. (“Downsview”) is the investment manager for a managed account of Freestone Advantage Partners, LP and consequently has voting control and investment discretion over securities held in such account. Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview. As a result, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares held in such account which are being registered hereunder.

(15)
Consisting of 75,000 shares of our common stock and 37,500 shares of our common stock underlying the Warrant issued to GCA Strategic Investment Fund Limited.  Lewis N. Lester Sr. is the Director of GCA Strategic Investment Fund Limited and has voting and dispositive power over the shares beneficially owned by GCA Strategic Investment Fund Limited.

(16)
Consisting of 178,500 shares of our common stock underlying the Warrant held by OTA LLC.  Ira Leventhal is the Senior Managing Director of OTA LLC and has voting and dispositive power over the shares beneficially owned by OTA LLC.

(17)	Consisting of 51,000 shares of our common stock underlying the Warrant issued to Craig Schwabe.

(18)	Consisting of 25,500 shares of our common stock underlying the Warrant issued to Noam Rubinstein.

To our knowledge, except for Craig Schwabe and Noam Rubinstein, none of the selling stockholders or their beneficial owners:

●	has had a material relationship with us other than as a stockholder at any time within the past three years;

●	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates; or

●
are broker-dealers or affiliated with broker-dealers. Craig Schwabe and Noam Rubinstein are officers of Rodman & Renshaw, LLC, a registered broker-dealer and each of them received warrants as compensation for investment banking services.

PLAN OF DISTRIBUTION

The common stock being offered for resale by the selling stockholders consists of 6,630,000 shares of our common stock, including (i) 4,250,000 shares of our common stock, (ii) 2,125,000 shares of common stock issuable upon the exercise of the Investor Warrants held by 15 holders and (iii) 255,000 shares of common stock issuable upon the exercise of the Placement Warrants held by three holders.

This prospectus relates to the resale of up to 6,630,000 shares, including (i) 4,250,000 shares of common stock issued in the private placement that closed on January 19, 2011, and (ii) 2,380,000 shares of common stock issuable upon exercise of the Warrants, each held by certain selling stockholders.

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they may be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, the common stock covered by this prospectus which qualifies for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

We are authorized to issue 100,000,000 shares of our common stock, par value $0.001 and 10,000,000 shares of preferred stock, par value $0.001. As of December 6, 2012, 43,805,261 shares of common stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding.

(a) Common Stock. The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation, as amended, and by-laws, as amended, do not provide for cumulative voting rights in the election of directors. Accordingly, a plurality of the votes cast in any election of directors may elect the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights.

(b) Preferred Stock. Our board of directors has the authority, within the limitations and restrictions in our amended certificate of incorporation, as amended, to issue 10,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights thereof, including, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including voting rights, of the holders of our common stock. In some circumstances, this issuance could have the effect of decreasing the market price of our common stock. We currently do not have plans to issue any shares of preferred stock.

(c) Warrants.  We have issued a number of five-year Investor Warrants to purchase 2,125,000 shares of common stock, exercisable at a price of $2.50 per share to certain accredited investors. The number of shares of common stock to be received upon the exercise of the Investor Warrants and the exercise price of the Investor Warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after January 19, 2011.

(d) Placement Agent Warrants. Rodman & Renshaw LLC acted as our exclusive placement agent in connection with the private placement that closed on January 19, 2011. For the placement agent services in connection with the offering of total, (i) we paid a cash placement fee equal to 6% of the aggregate purchase price paid by investors that were placed securities in the offering, and we agreed to pay a cash fee equal to 6% of the aggregate cash exercise price to be received by us upon the exercise of the Investor Warrants, payable only in the event of the receipt by the Company of any proceeds of such cash exercise, and (ii) we issued to the placement agent five-year Placement Warrants to purchase 255,000 shares of our common stock equal to 6% of the aggregate number of shares of common stock issued in the offering, which have the same terms, including exercise price and registration rights, as the Investor Warrants issued to the investors in the offering. The number of shares of common stock to be received upon the exercise of the Placement Warrants and the exercise price of the Placement Warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after January 19, 2011.

DESCRIPTION OF BUSINESS

General

We are an Internet company providing services in the expanding social discovery and online dating markets.  Our product is fully integrated across all gateways we offer and incorporates the Facebook Connect® integration tool, which allows users to “connect” their Facebook identity and friends to our website.  We own and operate a dating and social discovery software application under the AreYouInterested.com brand that can be accessed on Facebook®, mobile devices such as iPhone® and Android®, as well as a stand-alone website. We primarily generate revenue from subscription fees and, as of December 6, 2012, we had approximately 101,000 active subscribers. We consider a subscriber to be “active” if he or she has pre-paid for current access to premium features and the term of the his or her subscription period has not yet expired. The number of our “daily active users” and “monthly active users” as publicly reported by AppData®, which includes non-paying users and paying subscribers, varies greatly on a daily and monthly basis, respectively, and is greater than the number of our active subscribers for the same measurement period.

We were incorporated under the laws of the State of Delaware on July 19, 2005. Our principal executive office is located at 462 7th Ave, 4th Floor, New York, New York 10018.  Our telephone number is (212) 594-5050.

Our Product

We have developed and published a dating and social discovery application that is designed to appeal to a broad section of Internet and iPhone users.

Since August 2007, AreYouInterested.com has been one of the leading dating applications on Facebook based on the publicly reported number of daily and monthly active users.  AreYouInterested.com users create a personal profile by entering search criteria concerning potential matches.  Users are able to view pictures of other users meeting that criteria and indicate if they are “interested” in a user by clicking on a “yes” button above the picture of that user.  We notify users when there is a mutually interested match. In addition, once users become paid subscribers, they are able to communicate on an unlimited basis with potential matches.  During 2011 and the first quarter of 2012, we also recognized revenue from the direct sale of “points” over a two-month period.  Users could either purchase or earn points by performing activities such as by browsing profiles that could be used for accessing certain premium features on our application.  In February 2012, we discontinued the sale of points.

Product Development

Our application development processes are designed to enable us to rapidly and cost effectively develop our application to meet the expectations and preferences of users and the requirements of the third party platforms on which we offer our product. Because the markets for our application are characterized by rapid technological change, particularly in the technical capabilities of mobile phones and changing end-user preferences, continuous investment is required to innovate and to regularly update our dating and social discovery application and our stand-alone website. As of December 6, 2012, we did not have any employees that were dedicated solely to product development activities for new applications.

We have expanded our original AreYouInterested.com brand to provide multiple gateways to access the product. Users can access the AreYouInterested.com application on Facebook, our stand-alone website at AreYouInterested.com, and through iPhone and Android mobile apps and our mobile website. Our product is fully integrated across all gateways and incorporates the Facebook Connect integration, which allows users to “connect” their Facebook identity and friends to any website.

During the quarter ended September 30, 2012, we officially re-launched the redesigned AreYouInterested.com product, engaged in testing and development of designs, features, pricing and payment methods to increase user engagement and total revenues and installed a new performance analytics structure that will allow us to analyze and react to our product’s performance in closer to real-time.

Expanding our presence on mobile platforms is currently a core objective for us.  Although revenue opportunities on our mobile products are still in their early stages, we are investing heavily in engineering on our mobile products while we continue to develop such products and user acquisition costs are relatively inexpensive given our user base.  We believe that our mobile dating and social discovery application will offer significant opportunities in the future and have increased the resources allocated to this product with the goal of positioning us as a leading provider of this product.  A primary component of our mobile initiatives is to continue creating a seamless experience for users of our product across multiple platforms.  We believe that this approach will better position us to be a leading provider of mobile dating services in the future as web browsing and web activity shifts to smartphones and other mobile devices.  As a result of these efforts, we have seen meaningful traction with our mobile product line, as we averaged over 450,000 daily sessions or visits to our mobile  AreYouInterested.com  platforms during the third quarter of 2012 (including iPhone, mobile web, and Android sessions).

Marketing Strategy

Our initial user base on the AreYouInterested.com platform was cultivated primarily through Facebook’s viral channels.  In conjunction with the launch of our subscription-based revenue model in late 2009, we increased expenditures in advertising and marketing for the purpose of acquiring users.  In 2010, we began investing in our infrastructure in order to implement and monitor our user acquisition campaigns. We hired a full-time media buyer and developed in-house tools to track and measure the success of our advertising campaigns.  We have since steadily increased our marketing expenditures as we developed the tools to analyze the success of our campaigns. We primarily advertise through Internet and mobile advertising and run hundreds of campaigns at any given time, targeting various classifications of users.

Expanding our presence on mobile platforms is currently a core objective for us. Although revenue opportunities on our mobile products are still in their early stages, we are investing heavily in engineering and user acquisition on our mobile products while we continue to develop such products and user acquisition costs are inexpensive. We believe that our mobile dating and social discovery application will offer significant opportunities in the future and have increased the resources allocated to this product with the goal of positioning us as a leading provider of our product. A primary component of our mobile initiatives is to continue creating a seamless experience for users of our product across multiple platforms.  We believe that this approach will better position us to be a leading provider of mobile dating services in the future as web browsing and web activity shifts to smart phones and other mobile devices. As a result of these efforts, we have seen meaningful traction with our mobile product line, as we averaged over 450,000 daily sessions or visits to our mobile AreYouInterested.com platforms during the third quarter of 2012 (including iPhone, mobile web and Android sessions).

The majority of our logins occur on third party platforms, such as Facebook.  We believe we provide value to these third parties by (i) creating and maintaining user engagement on, and integrating with, the platforms, (ii) driving traffic to the platforms to generate advertising revenue for such platforms, including through the placement of advertisements on our application pages, and (iii) directly purchasing advertising from the platforms.

Payment Options

Our users have a variety of methods by which to purchase subscriptions to AreYouInterested.com.  Users can pay by credit card, Paypal, Boku (a mobile payment provider), Trial Pay or as an in-app purchase through Apple Inc.’s iPhone App Store.  Pursuant to Apple Inc.’s terms of service, Apple Inc. retains 30% of the revenue that is generated from sales on our iPhone application through in-app purchases in the United States.  Regardless of which payment method is utilized, users may access the  AreYouInterested.com  product through any of the gateways we offer.

Competition

We face substantial competition from dominant online dating websites such as Match.com and eHarmony.com, as well as Facebook application providers in the online dating space such as Zoosk, Badoo and Cupid.  We believe that users often utilize multiple dating websites or applications, and the use of one dating website or application is not necessarily to the exclusion of others.  According to AppData.com, a website that measures user engagement with Facebook applications, we are consistently one of the leading dating applications as measured by monthly active users.

Achieving a critical mass of subscribers is crucial for online dating websites and social discovery applications.  As a result of our user base, we believe we are well-positioned to continue as a leader in the online dating and social discovery application market.  We believe that our user base also allows us to compete favorably in the marketplace with future products that we may offer.  Additionally, we hope to offset any advantages held by competitors with larger user bases by offering products and services that are unique in the industry, superior in quality, and more appealing than those of our competitors. Additionally, we believe that we have the tools and certain inherent efficiencies to attract new users through Facebook at a lower cost per subscriber than certain of our traditional online dating site competitors.  We also believe that the industry offers substantial room for growth as social discovery application platforms and mobile platforms continue to expand and as the Internet continues to become more of a socially-acceptable method for finding a mate.

Patent and Trademarks

We have three registered trademarks relating to the AreYouInterested.com brand and two registered trademarks for Snap Interactive, Inc.  We are currently pursuing patents related to certain feature sets on the AreYouInterested.com brand currently under development.

Discontinued Product

We periodically evaluate applications and websites that we create for their strategic fit within our business plan and operations.  In February 2012, we announced the strategic decision to indefinitely suspend production and development of the  WhoIsNear.com brand.   WhoIsNear.com was a location-based service that enabled users to easily access their online social graph, including the network of friends and contacts created on the Facebook platform.

Governmental Regulations

We are subject to a number of U.S. federal and states laws and regulations that affect companies conducting business on the Internet, many of which are still evolving and being litigated in the courts, and could be interpreted in ways that could harm our business.  These laws and regulations may involve user privacy, data protection, content, intellectual property, distribution, electronic contracts and other communications, competition, protection of minors, consumer protection, taxation and online payment services.

We are also subject to federal laws and regulations regarding privacy and the protection of user data, including The Communications Decency Act of 1996, The Children’s Online Privacy Protection Act of 1998 and The Electronic Communications Privacy Act of 1986, among others. If we were to violate any of these laws, we could be exposed to costly or time-consuming litigation or it could have an adverse effect on our current or future operations.

There are a number of proposals before Congress and various state legislatures regarding privacy issues related to the Internet generally. We are unable to determine if and when such legislation may be adopted. If certain proposals were to be adopted, it could have an adverse effect on our current or future operations.

In addition, certain states have enacted legislation requiring us to display safety warnings and disclosures to users that we do not conduct background checks.

Employees

As of December 6, 2012, we had 48 employees, all of whom were employed on a full-time basis. We believe that our future success depends in part on our continued ability to hire, assimilate and retain qualified personnel.

Properties

Our principal executive office is located at 462 7th Avenue, New York, NY 10018.  We currently do not own any real property.  We lease approximately 9,000 square feet of office space and our office rental expense on a monthly basis is approximately $23,000.  The office lease term for our principal executive office runs through March 2015.  Our wholly owned subsidiaries, SNAP Mobile Limited and eTwine Inc., also operate out of our principal executive office.

Legal Proceedings

To the best of our knowledge, there are no material pending legal proceedings to which we are a party or of which any of our property is the subject.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Our common stock has traded on the OTCBB under the symbol “STVI.OB” since December 14, 2007.  We changed our symbol in conjunction with our name change to Snap Interactive, Inc. at that time.  The following table sets forth the range of the quarterly high and low bid price information for the period ended September 30, 2012 and the years ended December 31, 2011 and 2010 as reported by the OTCBB.

	High Bid* ($)	Low Bid* ($)
2012
First Quarter	$2.37	$0.62
Second Quarter	0.95	0.85
Third Quarter	1.51	0.96

2011
First Quarter	$4.50	$1.45
Second Quarter	3.20	1.02
Third Quarter	1.44	0.65
Fourth Quarter	0.79	0.48

2010
First Quarter	$0.47	$0.10
Second Quarter	0.33	0.10
Third Quarter	0.48	0.10
Fourth Quarter	3.20	0.12

* The quotations of the closing prices reflect inter-dealer prices, without retail mark-up, markdown or commission and are adjusted to reflect the 3-for-1 forward stock split of our common stock (effected as a stock dividend) that occurred in January 2010.

The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market, and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

Holders

As of December 6, 2012, there were 26 holders of record of our common stock. This does not reflect the number of persons or entities who held stock in nominee or street name through various brokerage firms.

Dividends

To date, we have not declared or paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors has the discretion to declare and pay dividends in the future.

Payment of dividends in the future will depend upon our earnings, capital requirements, and any other factors that our Board of Directors deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to help the reader understand our results of operations and financial condition and is provided as a supplement to, and should be read in conjunction with, our audited consolidated financial statements and the accompanying notes thereto included in “Financial Statements and Supplementary Data.”  In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus. See “Forward-Looking Statements.”

Overview

We are an Internet company providing services in the expanding social discovery and online dating markets.  We own and operate a dating and social discovery software application under the AreYouInterested.com brand that can be accessed on Facebook®, mobile devices such as iPhone® and Android®, as well as a stand-alone website.  Our product is fully integrated across all gateways we offer and incorporates the Facebook Connect® integration tool, which allows users to “connect” their Facebook identity and friends to our website.  Since August 2007, AreYouInterested.com has been one of the leading dating applications on Facebook based on the publicly reported number of daily and monthly active users.

We primarily generate revenue from subscription fees and, as of December 6, 2012, we had approximately 102,000 active subscribers.  We consider a subscriber to be “active” if he or she has pre-paid for current access to premium features and the term of his or her subscription period has not yet expired.  The number of our “daily active users” and “monthly active users” as publicly reported by AppData®, which includes non-paying users and paying subscribers, varies greatly on a daily and monthly basis, and is greater than the number of our active subscribers for the same measurement period.

As of December 6, 2012, we had more than 5.2 million monthly active users (“MAUs”) of the AreYouInterested.com application on Facebook platform.  We believe that our extensive user base, along with the overwhelming amount of data that we have accumulated for several years across multiple platforms and data gathered in conjunction with Facebook platform’s real-time application programming interface (“API”), allows us to create a one-of-a-kind experience for users looking to meet people with similar interests.

During the quarter ended September 30, 2012, we executed key components of our long-term strategy for our redesigned AreYouInterested.com  product, including:

●	the official re-launch of the redesigned AreYouInterested.com product that was completed in early August 2012;

●	the testing and development of designs, features, pricing and payment methods to increase user engagement and total revenues; and

●	the installation of a new performance analytics structure that will allow us to analyze and react to our product’s performance in closer to real-time.

Since the second quarter of 2012, we reduced our advertising and marketing expenses to preserve liquidity as we transitioned to our new product.  While we believe that these actions are prudent and will yield long-term positive results, in the short-term these actions have caused:

●	a decrease in both revenues and bookings during the third quarter of 2012, as compared to the third quarter of 2011;

●	a decrease in the number of active subscribers during the third quarter of 2012, as compared to the third quarter of 2011; and

●
a reduction in net loss during the third quarter of 2012, as compared to the third quarter of 2011, as the decrease in advertising and marketing expenses more than offset the effects of lower revenues and bookings.

Key Metrics

Our management relies on certain performance indicators to manage and evaluate our business.  The key performance indicators set forth below help us evaluate growth trends, establish budgets, measure the effectiveness of our advertising and marketing efforts and assess operational efficiencies.  We discuss revenue and net cash used in operating activities under ‟Results of Operations” and ‟Liquidity and Capital Resources” below. Deferred revenue and bookings, additional measures of our performance, are also discussed below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Consolidated Statements of Operations Data:
Total revenues	$4,331,701	$5,091,026	$15,289,791	$13,654,714

Consolidated Balance Sheets Data:
Deferred revenue at period end	$3,317,790	$2,825,844	$3,317,790	$2,825,844

Consolidated Statements of Cash Flows Data:
Net cash provided by (used in) operating activities	$(555,460)	$212,426	$(2,253,418)	$(931,661)

How We Generate Revenue

We generate the majority of our revenue through subscription fees and premium sales on our AreYouInterested.com application.  Most of our revenue is generated from subscriptions originating on our AreYouInterested.com Facebook application, and an increasing amount of our revenue is being generated through subscriptions on our mobile platforms.  We also generate a small portion of our revenue through advertisements on our products and micro-transactions that allow users to access certain other premium features.

Our users have a variety of methods by which to purchase subscriptions to AreYouInterested.com.  Users can pay by credit card, PayPal, Boku (a mobile payment provider), TrialPay or as an in-app purchase through Apple Inc.’s iPhone App Store.  Pursuant to Apple Inc.’s terms of service, Apple Inc. retains 30% of the revenue that is generated from sales on our iPhone application through in-app purchases in the United States.  Regardless of which payment method is utilized, users may access the AreYouInterested.com product through any of the gateways we offer.

We recognize revenue from monthly premium subscription fees in the month in which the services are provided.  Revenues are presented net of refunds, credits, and known and estimated credit card chargebacks.  During 2011, subscriptions were offered in durations of one-, three- and six-month terms.  A twelve-month subscription term was added in February 2012.  Longer-term plans (those with durations longer than one month) are generally available at discounted monthly rates.  All subscription fees, however, are collected at the time of purchase regardless of the length of the subscription term.  Revenues from multi-month subscriptions are recognized over the length of the subscription term rather than when the subscription is purchased.  Pursuant to our terms of service, subscriptions automatically renew for periods of the same length as the original subscription term until subscribers terminate their subscriptions.

During 2011 and the first quarter of 2012, we recognized revenue from the direct sale of “points” over a two-month time period.  Users could either purchase or earn points by performing activities, such as by browsing profiles that could be used in exchange for accessing certain premium features on our applications.  Determining whether the criteria for spending points had been satisfied often involved management making assumptions and judgments that may have had an impact on the timing and amount of revenue we recognized in each period.  In February 2012, we discontinued the sale of points.

During August 2012, in conjunction with the re-launch of the AreYouInterested.com product we introduced micro-transactions to allow users to access certain premium features without purchasing a recurring subscription.  While micro-transactions are not a significant driver of revenue at this time, we believe that such micro-transactions may increase user engagement with the product and increase the likelihood that they will become a subscriber.  Revenue from micro-transactions is recognized over a two-month period.

We recognize advertising revenue as earned on a “click-through,” impression and registration or subscription basis.

Our Business Objectives

During the remainder of 2012, our business objectives include:

●	Optimizing the redesigned AreYouInterested.com product by continuing to deploy new and engaging features for the product;

●	Continuing to integrate and expand the overall product offering between the AreYouInterested.com Facebook application;

●	AreYouInterested.com website and AreYouInterested.com iPhone and Android applications for an enhanced user experience across all platforms;

●	Increasing the amount of resources devoted to mobile initiatives and increasing user engagement on our mobile products;

●	Increasing our rate of advertising and marketing expenditures to increase traffic to the AreYouInterested.com brand; and

●	Identifying and exploring new opportunities in our rapidly evolving industry.

Results of Operations

The following table sets forth Consolidated Statements of Operations data for each of the periods indicated as a percentage of total revenues.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Programming, hosting and technology	32.2%	15.4%	25.0%	13.5%
Compensation	13.7%	11.2%	13.3%	7.2%
Professional fees	3.6%	2.2%	3.2%	2.9%
Advertising and marketing	34.9%	66.6%	59.2%	77.6%
General and administrative	21.8%	14.8%	19.7%	14.0%
Total costs and expenses	106.1%	110.2%	120.4%	115.3%
Loss from operations	(6.1)%	(10.2)%	(20.4)%	(15.3)%
Interest income, net	0.1%	0.1%	0.2%	0.1%
Mark-to-market adjustment on warrant liability	13.0%	12.4%	(4.0)%	14.8%
Other income (expense)	0.0%	0.0%	(0.1)%	0.0%
Net income (loss) before income tax	7.0%	2.4%	(24.4)%	(0.4)%
Provision for income taxes	0.0%	0.0%	0.0%	0.0%
Net income (loss)	7.0%	2.4%	(24.4)%	(0.4)%

Three Months Ended September 30, 2012 Compared to Three Months Ended September 30, 2011

Revenues

Revenues decreased to $4,331,701 for the three months ended September 30, 2012, from $5,091,026 for the three months ended September 30, 2011.  The decrease is primarily related to lower revenue from subscription sales on the  AreYouInterested.com brand in the three months ended September 30, 2012 as compared to the three months ended September 30, 2011, which we believe resulted from our decreased advertising and marketing expense prior to the re-launch of the  AreYouInterested.com product.  As noted above, we intentionally decreased our user acquisition campaigns which primarily affects new subscriptions.  The following table sets forth our subscription revenue, advertising revenue and total revenue for the three months ended September 30, 2012, as compared to the three months ended September 30, 2011, the decrease between those periods, the percentage decrease between those periods, and the percentage of total revenue that each represented for those periods:

					% Revenue
	Three Months Ended				Three Months Ended
	September 30,				September 30,
	2012	2011	Decrease	% Decrease	2012	2011
Subscription revenue	$4,304,763	$4,953,561	$(648,798)	(13.1)%	99.4%	97.3%
Advertising revenue	26,938	137,465	(110,527)	(80.4)%	0.6%	2.7%
Total revenue	$4,331,701	$5,091,026	$(759,325)	(14.9)%	100.0%	100.0%

Subscription – The results for the three months ended September 30, 2012 reflect a decrease in subscription revenue of $648,798, or 13.1%, as compared to the three months ended September 30, 2011.  The decrease in subscription revenue for the three months ended September 30, 2012, was primarily driven by a decrease in our marketing and advertising expense versus the prior year period, which primarily affects new subscriptions.  Subscription revenue as a percentage of total revenue was 99.4% for the three months ended September 30, 2012, as compared to 97.3% for the three months ended September 30, 2011.

Advertising – The results for the three months ended September 30, 2012 reflect a decrease in advertising revenue of $110,527, or 80.4%, as compared to the three months ended September 30, 2011.  The decrease in advertising revenue for the three months ended September 30, 2012 was primarily driven by a decrease in our online advertising campaigns as compared to the prior year period.  Advertising revenue as a percentage of total revenue was 0.6% for the three months ended September 30, 2012, as compared to 2.7% for the three months ended September 30, 2011.  Advertising revenue is dependent upon traffic as well as the advertising inventory we place on our products.  During the three months ended September 30, 2012, we did not actively manage our advertising revenue.

Costs and Expenses

Total costs and expenses for the three months ended September 30, 2012 reflect a decrease in costs and expenses of $1,012,295, or 18.0%, as compared to the three months ended September 30, 2011.  The following table presents our costs and expenses for the three months ended September 30, 2012, as compared to the three months ended September 30, 2011, the increase or decrease between those periods, and the percentage increase or decrease between those periods:

	Three Months Ended
	September 30,		Increase	% Increase
	2012	2011	(Decrease)	(Decrease)
Programming, hosting and technology	$1,393,933	$784,457	$609,476	77.7%
Compensation	593,153	568,816	24,337	4.3%
Professional fees	156,354	110,863	45,491	41.0%
Advertising and marketing	1,509,760	3,389,934	(1,880,174)	(55.5)%
General and administrative	943,984	755,409	188,575	25.0%
Total costs and expenses	$4,597,184	$5,609,479	$(1,012,295)	(18.0)%

Programming, Hosting and Technology – The results for the three months ended September 30, 2012 reflect an increase in programming, hosting and technology expense of $609,476, or 77.7%, as compared to the three months ended September 30, 2011.  The increase in product development expense for the three months ended September 30, 2012, was primarily driven by increased salary expenses due to expansion of our engineering and development staff as well as increased expenses related to hosting and bandwidth, primarily to support the redesigned  AreYouInterested.com  product.   Programming, hosting and technology expense as a percentage of total revenues was 32.2% for the three months ended September 30, 2012, as compared to 15.4% for the three months ended September 30, 2011.

Compensation – The results for the three months ended September 30, 2012 reflect an increase in compensation expense, which excludes the cost of developers and programmers included in programming, hosting and technology expense above, of $24,337, or 4.3%, as compared to the three months ended September 30, 2011.  The increase in compensation expense for the three months ended September 30, 2012, was primarily driven by increased headcount in management and support areas compared to the third quarter of 2011.  We anticipate experiencing further increases in compensation expense as we expect to hire additional employees during the remainder of 2012.  Compensation expense as a percentage of total revenues was 13.7% for the three months ended September 30, 2012, as compared to 11.2% for the three months ended September 30, 2011.

Professional fees – The results for the three months ended September 30, 2012 reflect an increase in professional fees of $45,491, or 41.0%, as compared to the three months ended September 30, 2011.  The increase in professional fees for the three months ended September 30, 2012, was primarily driven by an increase in legal fees, particularly in the areas of intellectual property, trademarks, consumer privacy and regulatory compliance, as well as increased accounting fees as a result of the overall expansion of our business.  Professional fees as a percentage of total revenues was 3.6% for the three months ended September 30, 2012, as compared to 2.2% for the three months ended September 30, 2011.

Advertising and Marketing – The results for the three months ended September 30, 2012 reflect a decrease in advertising and marketing expense of $1,880,174, or 55.5%, as compared to the three months ended September 30, 2011.  The decrease in advertising and marketing expense for the three months ended September 30, 2012, as compared to the prior year period, was primarily driven by decreasing the number of user acquisition campaigns.  During the quarter ended September 30, 2012, we also significantly reduced our rate of advertising and marketing expense as compared to the prior year period as we concentrated our focus on the migration of all users to the redesigned  AreYouInterested.com  product and the optimization of the new product.  We kept our advertising and marketing expense at reduced levels during the third quarter of 2012, but expect that our advertising and marketing expense for the year ending December 31, 2012 will exceed that of 2011 as we seek to expand our user base after the release of our redesigned product.  Advertising and marketing as a percentage of total revenues was 34.9% for the three months ended September 30, 2012, as compared to 66.6% for the three months ended September 30, 2011.

General and Administrative – The results for the three months ended September 30, 2012 reflect an increase in general and administrative expense of $188,575, or 25.0%, as compared to the three months ended September 30, 2011.  The increase in general and administrative expense for the three months ended September 30, 2012, as compared to the prior year period, was primarily driven by increases in recruiting expense, other employee related expenses and other increased costs associated with the overall expansion of our business.  General and administrative expense as a percentage of total revenues was 21.8% for the three months ended September 30, 2012, as compared to 14.8% for the three months ended September 30, 2011.

 Non-Operating Income

The following table presents the components of non-operating income for the three months ended September 30, 2012, as compared to the three months ended September 30, 2011, the decrease between those periods and the percentage decrease between those periods:

	Three Months Ended
	September 30,
	2012	2011	Decrease	% Decrease
Interest income, net	$5,589	$7,163	$(1,574)	(22.0	% )
Mark-to-market adjustment on warrant liability	562,200	632,475	(70,275)	(11.1	% )
Other income (expense)	-	-	-	-
Total non-operating income (expense)	$567,789	$639,638	$(71,849)	(11.2	% )

Interest Income, net

Interest income, net for the three months ended September 30, 2012 equaled $5,589, a decrease of $1,574, or 22.0%, as compared to $7,163 for the three months ended September 30, 2011.  Interest income, net represented 0.1% and 0.1% of total revenues for the three months ended September 30, 2012 and 2011, respectively.

Mark-to-Market Adjustment

Our warrant liability is marked-to-market at each reporting period, with changes in fair value reported in earnings.  The mark-to-market income of $562,200 for the three months ended September 30, 2012 and $632,475 for the three months ended September 30, 2011 represent the changes in fair value of the warrant liability during those periods.

Nine Months Ended September 30, 2012 Compared to Nine Months Ended September 30, 2011

Revenues

Total – Total revenues increased to $15,289,791 for the nine months ended September 30, 2012, from $13,654,714 for the nine months ended September 30, 2011.  The increase in revenues is due primarily to an increase in subscription sales on the AreYouInterested.com  brand in the nine months ended September 30, 2012 as compared to the nine months ended September 30, 2011.  While advertising and marketing expenses decreased versus the prior year period, which primarily affects new subscriptions, we benefited from a higher number of recurring subscriptions versus the prior year period.  The following table sets forth our revenue for the nine months ended September 30, 2012, as compared to the nine months ended September 30, 2011, the increase between those two periods, the percentage increase between those periods, and the percentage of total revenues that each represented for those periods:

					% Revenue
	Nine Months Ended				Nine Months Ended
	September 30,				September 30,
	2012	2011	Increase	% Increase	2012	2011
Subscription revenue	$15,001,709	$13,501,480	$1,500,229	11.1%	98.1%	98.9%
Advertising revenue	288,082	153,234	134,848	88.0%	1.9%	1.1%
Total revenue	$15,289,791	$13,654,714	$1,635,077	12.0%	100.0%	100.0%

Subscription – The results for the nine months ended September 30, 2012 reflect an increase in subscription revenue of $1,500,229, or 11.1%, as compared to the nine months ended September 30, 2011.  The increase in subscription revenue for the nine months ended September 30, 2012 was primarily driven by an increase in our subscriber base as compared to the prior year period.  Subscription revenue as a percentage of total revenues was 98.1% for the nine months ended September 30, 2012, as compared to 98.9% for the nine months ended September 30, 2011.

Advertising – The results for the nine months ended September 30, 2012 reflect an increase in advertising revenue of $134,848, or 88.0%, as compared to the nine months ended September 30, 2011.  The increase in advertising revenue for the nine months ended September 30, 2012 was primarily driven by an increase in revenue received from online advertising campaigns as compared to the prior year period.  Advertising revenue as a percentage of total revenues was 1.9% for the nine months ended September 30, 2012, as compared to 1.1% for the nine months ended September 30, 2011.  Advertising revenue is dependent upon traffic as well as the advertising inventory we place on our products.  During the nine months ended September 30, 2012, we did not actively manage our advertising revenue.

 Costs and Expenses

Total costs and expenses for the nine months ended September 30, 2012 reflect an increase in costs and expenses of $2,672,002, or 17.0%, as compared to the nine months ended September 30, 2011.  The following table presents our costs and expenses for the nine months ended September 30, 2012, as compared to the nine months ended September 30, 2011, the increase or decrease between those periods and the percentage increase or decrease between those periods:

	Nine Months Ended September 30,		Increase	% Increase
	2012	2011	(Decrease)	(Decrease)
Programming, hosting and technology	$3,821,511	$1,845,403	$1,976,108	107.1%
Compensation	2,033,312	988,843	1,044,469	105.6%
Professional fees	488,580	399,280	89,300	22.4%
Advertising and marketing	9,053,658	10,598,544	(1,544,886)	(14.6%)
General and administrative	3,018,538	1,911,527	1,107,011	57.9%
Total costs and expenses	$18,415,599	$15,743,597	$2,672,002	17.0%

Programming, Hosting and Technology – The results for the nine months ended September 30, 2012 reflect an increase in programming, hosting and technology expense of $1,976,108, or 107.1%, as compared to the nine months ended September 30, 2011.  The increase in product development expense for the nine months ended September 30, 2012, was primarily driven by increased salary expenses due to expansion of our engineering and development staff as well as increased expenses related to hosting and bandwidth, primarily to support the redesigned  AreYouInterested.com  product.  Programming, hosting and technology expense as a percentage of total revenues was 25.0% for the nine months ended September 30, 2012, as compared to 13.5% for the nine months ended September 30, 2011.

Compensation – The results for the nine months ended September 30, 2012 reflect an increase in compensation expense, which excludes the cost of developers and programmers included in programming, hosting and technology expense above, of $1,044,469, or 105.6%, as compared to the nine months ended September 30, 2011.  The increase in compensation expense for the nine months ended September 30, 2012, was primarily driven by an increased headcount in management and support areas as compared to the first nine months in 2011.  We anticipate experiencing further increases in compensation expense as we expect to hire additional employees during the remainder of 2012.  Compensation expense as a percentage of total revenues was 13.3% for the nine months ended September 30, 2012, as compared to 7.2% for the nine months ended September 30, 2011.

Professional fees – The results for the nine months ended September 30, 2012 reflect an increase in professional fees of $89,300, or 22.4%, as compared to the nine months ended September 30, 2011.  The increase in professional fees for the nine months ended September 30, 2012, was primarily driven by an increase in accounting fees as a result of the overall expansion of our business.  Professional fees as a percentage of total revenues was 3.2% for the nine months ended September 30, 2012, as compared to 2.9% for the nine months ended September 30, 2011.

Advertising and Marketing – The results for the nine months ended September 30, 2012 reflect a decrease in advertising and marketing expense of $1,544,886, or 14.6%, as compared to the nine months ended September 30, 2011.  The decrease in advertising and marketing expense for the nine months ended September 30, 2012, as compared to the prior year period, was primarily driven by a decrease in user acquisition campaigns.  During the third quarter of 2012, we also significantly reduced our rate of advertising and marketing expense as compared to the prior year period as we concentrated our focus on the migration of all users to the redesigned AreYouInterested.com product and the optimization of the new product.  We kept our advertising and marketing expense at reduced levels during the third quarter of 2012, but expect that our advertising and marketing expense for the year ending December 31, 2012 will exceed that of 2011 as we seek to expand our user base after the release of our redesigned product.  Advertising and marketing as a percentage of total revenues was 59.2% for the nine months ended September 30, 2012, as compared to 77.6% for the nine months ended September 30, 2011.

General and Administrative – The results for the nine months ended September 30, 2012 reflect an increase in general and administrative expense of $1,107,011, or 57.9%, as compared to the nine months ended September 30, 2011.  The increase in general and administrative expense for the nine months ended September 30, 2012, as compared to the prior year period, was primarily driven by increases in transaction fees related to accepting subscription payments, including credit card processing fees and foreign currency transaction fees.  General and administrative expense also increased due to increased insurance expense, recruiting expense, and increased costs associated with the overall expansion of our business.  General and administrative expense as a percentage of total revenues was 19.7% for the nine months ended September 30, 2012, as compared to 14.0% for the nine months ended September 30, 2011.

Non-Operating Income (Expense)

The following table presents the components of non-operating income (expense) for the nine months ended September 30, 2012, as compared to the nine months ended September 30, 2011, the increase or decrease between those periods and the percentage increase or decrease between those periods:

	Nine Months Ended
	September 30,		Increase	% Increase
	2012	2011	(Decrease)	(Decrease)
Interest income, net	$24,190	$20,071	$4,119	20.5%
Mark-to-market adjustment on warrant liability	(609,050)	2,014,575	(2,623,625)	(130.2%)
Other income (expense)	(16,885)	3,909	(20,794)	(532.0%)
Total non-operating income (expense)	$(601,745)	$2,038,555	$(2,640,300)	(129.5%)

Interest Income, net

Interest income, net for the nine months ended September 30, 2012 equaled $24,190, an increase of $4,119, or 20.5%, as compared to $20,071 for the nine months ended September 30, 2011.  Interest income, net represented 0.2% and 0.1% of total revenues for the nine months ended September 30, 2012 and 2011, respectively.

Mark-to-Market Adjustment

Our warrant liability is marked-to-market at each reporting period, with changes in fair value reported in earnings.  The mark-to-market expense of $609,050 for the nine months ended September 30, 2012 and the mark-to-market income of $2,014,575 for the nine months ended September 30, 2011 represent the changes in fair value of the warrant liability during those periods.

Other Income (Expense)

We had fixed asset disposals totaling $16,885 for the nine months ended September 30, 2012, as compared to $3,909 of other income earned for the nine months ended September 30, 2011.  Other income (expense) represented 0.1% and 0.0% of total revenues for the nine months ended September 30, 2012 and 2011, respectively.

Results of Operations  — Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Revenues

Revenue increased to $19,155,543 for the year ended December 31, 2011 from $6,668,627 for the year ended December 31, 2010, an increase of $12,486,916, or 187%. The increase in revenue is due primarily to an increase in subscription/point sales on the  AreYouInterested.com  brand in 2011 as compared to 2010. Our revenue generated from subscription/point sales and advertising was $18,781,368 and $374,175, respectively, for the year ended December 31, 2011, compared to $6,413,874 and $254,753, for the year ended December 31, 2010.

Costs and Expenses

Costs and expenses increased to $22,819,483 for the year ended December 31, 2011 from $7,840,460 for the year ended December 31, 2010, representing an increase of $14,979,023, or 191%. The increase in operating expenses is primarily attributable to a significant increase in advertising and marketing expenditures for user acquisition campaigns as well as increased compensation and general and administrative expense associated with the overall expansion of our business.

Advertising and marketing expense increased to $14,626,963 for the year ended December 31, 2011 from $3,906,317 for the year ended December 31, 2010, representing an increase of $10,720,646, or 274%. The increase in advertising and marketing expense is attributable to an increase in user acquisition campaigns. We anticipate experiencing further increases in marketing expenses throughout 2012 as we continue to expand our user base.

Programming, hosting and technology expense increased to $2,930,536 for the year ended December 31, 2011 from $1,581,332 for the year ended December 31, 2010, an increase of $1,349,204, or 85%.  The increase in programming, hosting and technology expense is primarily attributable to increased salary expenses due to expansion of our engineering and development staff as well as increased expenses related to hosting, bandwidth, and server optimization related to email deliverability.

Compensation expense, which excludes the cost of developers and programmers included in programming, hosting and technology expense above, increased to $1,633,670 for the year ended December 31, 2011 from $1,108,137 for the year ended December 31, 2010, representing an increase of $525,533, or 47%. The increase in compensation expense was primarily due to increases in stock-based compensation expense and increased headcount in management and support areas versus the prior year.

General and administrative expense increased to $3,070,178 for the year ended December 31, 2011 from $1,085,322 for the year ended December 31, 2010, representing an increase of $1,984,856, or 183%.  The increase in general and administrative expense is primarily attributable to increases in transaction fees related to accepting subscription payments, including credit card processing fees and foreign currency transaction fees. General and administrative expense also increased due to increased insurance expense, recruiting expense and increased costs associated with the overall expansion of our business.

Professional fees increased to $558,136 for the year ended December 31, 2011 from $159,352 for the year ended December 31, 2010, representing an increase of $398,784, or 250%. The increase in professional fees was primarily due to increased legal fees, particularly in the areas of intellectual property, trademarks, consumer privacy and regulatory compliance, as well as accounting fees as a result of the overall expansion of our business.

Net Loss

As a result of the foregoing, net loss increased to $3,631,173 for the year ended December 31, 2011 from a net loss of $1,167,070 for the year ended December 31, 2010, an increase in net loss of $2,464,103.

Liquidity and Capital Resources

	Nine Months Ended
	September 30,
	2012	2011
Consolidated Statements of Cash Flows Data:
Net cash used in operating activities	$(2,253,418)	$(931,661)
Net cash provided by (used in) investing activities	6,358,861	(7,398,372)
Net cash provided by financing activities	25,000	8,003,825
Net increase in cash and cash equivalents	$4,130,443	$(326,208)

We have historically financed our operations through cash generated from our equity financing in January 2011, subscription fees received from our AreYouInterested.com product, fees for premium features on our product and revenues derived from advertisements purchased on our product.

Our overall liquidity consists of cash and cash equivalents and investments.  As of September 30, 2012, we had $6,528,271 in cash and cash equivalents, as compared to $2,397,828 as of December 31, 2011.  As of September 30, 2012, we had no investments, as compared to $6,481,205 of investments as of December 31, 2011.  Historically, our working capital has been generated through operations and equity offerings.  If we continue to grow and expand our operations, our need for working capital will increase.  For the remainder of 2012, we do not anticipate being profitable because we intend to increase our marketing and advertising expense to acquire new users and we expect to hire additional employees.  We further expect that our cash and cash equivalents will decrease during the remainder of 2012.  We intend to finance our growth with cash on hand, cash provided from operations, borrowings, debt or equity offerings, or some combination thereof.  We believe that our cash provided from operations, cash on hand and investments will provide sufficient capital to fund our operations for the next twelve months.

A significant portion of our expenses is related to user acquisition costs.  Our marketing and advertising expenses are primarily spent on channels where we can estimate the return on investment without long-term commitments.  Accordingly, we can adjust our marketing and advertising expenditures quickly based on the expected return on investment, which provides flexibility and enables us to manage our marketing and advertising expense.

Operating Activities

Net cash used in operating activities was $2,253,418 for the nine months ended September 30, 2012, as compared to net cash used in operating activities of $931,661 for the nine months ended September 30, 2011.  This increase of $1,321,757 is primarily a result of the increase in net loss, particularly from increases in programming, hosting and technology expense, compensation expense and general and administrative expense as described above, as well as an increase in restricted cash and prepaid expenses and a decrease in accounts payable and accrued expenses and other current liabilities.  These uses of cash were offset in part by sources of cash from deferred revenue and increases in accounts receivable.

Net cash used in operating activities during the nine months ended September 30, 2012, was $2,253,418, and consisted of $2,163,498 in cash used in operations as well as a net increase in our operating assets and liabilities of $89,920.  Significant items impacting cash flow in the period included significant cash outlays relating to advertising and marketing expense and increases in programming, hosting and technology expense, recruiting, and salaries and related benefits associated with the growth of our business.  These uses of cash were offset in part by increased collections on subscription revenues and an increase in advertising revenue received during the period.

Net cash used in operating activities during the nine months ended September 30, 2011, was $931,661, primarily as a result of $1,880,935 in cash used in operations, partially offset by a net increase in our operating assets and liabilities of $949,274.  Significant items impacting cash flow in the period included increased cash outlays relating to advertising and marketing expense and launching the   WhoIsNear.com  product, increases in salaries and related benefits associated with the growth of our business and our annual bonus payments of approximately $500,000 that were paid in February 2011.  These uses of cash were offset in part by an increase in collections on subscription revenues.

Net cash used in operating activities was $1,455,542 for the year ended December 31, 2011 as compared to net cash provided by operating activities of $1,145,694 for the year ended December 31, 2010.  This decrease of $2,601,236 is primarily a result of the increase in net loss, particularly from increases in advertising and marketing expense, increases in general and administrative expense and programming, hosting and technology expense as described above, as well as an increase in accounts receivable.  These uses of cash were offset in part by sources of cash from increases in accounts payable and accrued expenses and an increase in deferred revenue.  Net cash provided by financing activities increased to $8,003,825 for the year ended December 31, 2011, which reflects the proceeds from the January 2011 equity financing.

Investing Activities

Cash provided by (used in) investing activities for the nine months ended September 30, 2012 and 2011 was $6,358,861 and ($7,398,372), respectively.  Cash used in investing activities included purchases of property and equipment totaling $124,479 and $366,591 during the nine months ended September 30, 2012 and 2011, respectively.  These purchases consisted primarily of computers and servers during the nine months ended September 30, 2012, and leasehold improvements during the nine months ended September 30, 2011.  We continue to invest in technology hardware and software to support our growth. Purchases of property and equipment may vary from period to period due to the timing of the expansion of our operations and software development.

Redemption of investments during the nine months ended September 30, 2012 totaled $5,475,000, consisting of redemptions of our certificates of deposit and U.S. Treasury notes purchased in the prior year.  In addition, we reclassified $1,000,000 of investments nearing maturity to cash and cash equivalents during the nine months ended September 30, 2012.  We also received cash of $8,340 during the nine months ended September 30, 2012 through the partial repayment of a note receivable issued to an employee.

Net cash used in investing activities of $7,169,331 for the year ended December 31, 2011 reflects the investment of proceeds from the January 2011 equity financing, the investment in fixed assets relating to technology purchases and the build-out of our new office space and the issuance of notes receivable related to certain employee stock awards.

Financing Activities

Cash provided by financing activities for the nine months ended September 30, 2012 and 2011 was $25,000 and $8,003,825, respectively.  Cash provided by financing activities for the nine months ended September 30, 2012 consists of proceeds from the exercise of employee stock options in August 2012.  Cash provided by financing activities for the nine months ended September 30, 2011 consists of proceeds from the issuance of common stock and warrants in January 2011, net of offering expenses.

On January 19, 2011, for gross subscription proceeds of $8,500,000 we issued: (i) 4,250,000 shares of our common stock, or the Purchased Shares and (ii) warrants exercisable into 2,125,000 shares of common stock, or the Warrant Shares at an exercise price of $2.50 per share to certain accredited investors.

In connection with the offering, we granted the investors registration rights pursuant to a registration rights agreement dated as of January 19, 2011, or the Registration Rights Agreement. Under the Registration Rights Agreement, we agreed to register with the SEC the resale of: (i) all of the Purchased Shares; (ii) the Warrant Shares issuable upon exercise of the Investor Warrants and (iii) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing on a registration statement.

In connection with the offering, we paid a cash placement agency fee to the placement agent equal to 6% of the aggregate purchase price paid by the investors. We further agreed to pay a cash fee equal to 6% of the aggregate cash exercise price received by us upon the exercise of the Warrants.  In addition, the placement agent was issued 255,000 warrants with an exercise price of $2.50 per share.

Critical Accounting Policies

We recognize revenue on arrangements in accordance with Accounting Standards Codification (“ASC”) No. 605,  Revenue Recognition.  In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability is reasonably assured.  We have revenue streams consisting of subscriptions, sales of points and advertisements.  We recognize revenue from monthly premium subscription fees in the month in which the services are used.  Revenues are presented net of refunds, credits and known credit card chargebacks. During 2011, subscriptions were offered in durations of varying length from one month to six months – generally in one, three, and six month terms.  A twelve month subscription term was added in February 2012.  Revenues from multi-month subscriptions are recognized over the length of the subscription term rather than when the subscription is purchased.  Because a significant amount of our subscription sales occurred from subscriptions with a term of three months or six months, we apportion that revenue over the duration of the subscription term even though it is collected in full at the time of purchase.  The difference between the gross cash receipts collected and the recognized revenue from those sales during that reporting period will appear as deferred revenue.  We also recognized revenue from the direct sale of “points” over two months. Points could be used in exchange for premium features on our product.  We recognize advertising revenue as earned on a click-through, impression, and registration or subscription basis.  When a user clicks an advertisement (CPC basis), views an advertisement impression (CPM basis), registers for an external website via an advertisement clicked on through our application (CPA basis), or clicks on an offer to subscribe to premium features on our applications, the contract amount is recognized as revenue.

In accordance with Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”), the fair value of the Company’s warrants is classified as a liability on the Company’s Consolidated Balance Sheets because, according to the warrants' terms, a fundamental transaction could give rise to an obligation of the Company to pay cash to its warrant holders.  Corresponding changes in the fair value of the warrants are recognized in earnings on the Company’s Consolidated Statements of Operations in each subsequent period.

We account for income taxes under the Financial Accounting Standards Board (“FASB”) ASC No. 740, Income Taxes (“ASC 740”).  Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In accordance with ASC No. 718, Compensation – Stock Compensation (“ASC 718”), we measure the compensation costs of stock-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Stock-based compensation arrangements include stock options, restricted stock plans, performance-based awards, stock appreciation rights and employee stock purchase plans.  As such, compensation cost is measured on the date of grant at their fair value.  Compensation amounts concerning stock options, if any, are amortized over the respective vesting periods of the grant.   Equity instruments (“instruments”) issued to other than employees are recorded on the basis of the fair value of the instruments, as required by ASC 718.  ASC No. 505,  Equity Based Payments to Non-Employees (“ASC 505”)   defines the measurement date and recognition period for such instruments.  In general, the measurement date is (a) when a performance commitment, as defined, is reached or (b) when the earlier of (i) the non-employee performance is complete or (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in ASC 505.

Recent Accounting Pronouncements

In October 2009, the FASB issued an Accounting Standard Update (“ASU”) No. 2009-13 (“ASU 2009-13”), which addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services separately rather than as a combined unit and modifies the manner in which the transaction consideration is allocated across the separately identified deliverables. ASU 2009-13 significantly expands the disclosure requirements for multiple-deliverable revenue arrangements. ASU 2009-13 is effective for the first annual reporting period beginning on or after June 15, 2010, and may be applied retrospectively for all periods presented or prospectively to arrangements entered into or materially modified after the adoption date. The adoption of ASU 2009-13 on January 1, 2011 did not have a material effect on the Company’s financial statements upon its required adoption.

In January 2010, the FASB issued guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. The guidance requires new disclosures on the transfers of assets and liabilities between Level 1 (quoted prices in active market for identical assets or liabilities) and Level 2 (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers. Additionally, the guidance requires a roll forward of activities on purchases, sales, issuance, and settlements of the assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements). The guidance became effective for the Company with the reporting period beginning January 1, 2010, except for the disclosure on the roll forward activities for Level 3 fair value measurements, which became effective for the Company with the reporting period beginning July 1, 2011. Other than requiring additional disclosures, adoption of this new guidance did not have a material impact on the Company’s financial statements.

In April 2010, the FASB issued ASU No. 2010-13 (“ASU 2010-13”), which amends ASC 718 –  Compensation – Stock Compensation  (“ASC 718”) to clarify that a stock-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades shall not be considered to contain a market, performance, or service condition. Therefore, such an award is not to be classified as a liability if it otherwise qualifies as equity classification. ASU 2010-13 is effective for fiscal years beginning on or after December 15, 2010, and its adoption did not have a material impact on the Company’s financial statements.

On May 12, 2011, the FASB issued revised authoritative guidance (Accounting Standards Update (“ASU”) No. 2011-04) covering fair value measurements and disclosures.  The amended guidance include provisions for (1) the application of concepts of "highest and best use" and "valuation premises", (2) an option to measure groups of offsetting assets and liabilities on a net basis, (3) incorporation of certain premiums and discounts in fair value measurements, and (4) measurement of the fair value of certain instruments classified in stockholders' equity.  The revised guidance is effective for interim and annual periods beginning after December 15, 2011.  The Company adopted this revised authoritative guidance prospectively for new or materially modified arrangements beginning January 1, 2012.  The adoption of this revised authoritative guidance update did not have a significant impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05. Under the amendments in this ASU, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income.

The amendments in this ASU should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted.  The amendments do not require any transition disclosures. Due to the recent nature of this pronouncement, the Company is evaluating when it will adopt of ASU 2011-05, but it will adopt the ASU retrospectively by the due date.

In September 2011, the FASB issued ASU 2011-08, Intangibles – Goodwill and Other, which simplifies how an entity is required to test goodwill for impairment. This ASU would allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under the ASU, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The ASU includes a number of factors to consider in conducting the qualitative assessment.  The ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  Early adoption is permitted. This standard is not expected to have a material impact on the Company’s results of operations or financial position.

Off-Balance Sheet Arrangements

As of September 30, 2012, we did not have any off-balance sheet arrangements.

 Contractual Obligations and Commitments

During the nine months ended September 30, 2012, there were no material changes to the Company’s contractual obligations and commitments from those disclosed in “Note 9. Commitments” in the Notes to the Condensed Consolidated Financial Statements for the year ended December 31, 2011 included herein, which is hereby incorporated by reference herein.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On September 11, 2012, our Board of Directors approved the engagement of Ernst & Young LLP, or Ernst & Young, as its independent registered public accounting firm for the year ending December 31, 2012, effective September 11, 2012.  In connection with the selection of Ernst & Young, on September 11, 2012, the Board decided that, effective immediately, it would dismiss Webb & Company, P.A., or Webb & Co., as the Company’s independent registered public accounting firm.

During the years ended December 31, 2010 and 2011 and for the period January 1, 2012 through September 11, 2012, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) between the Company and Webb & Co. on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure, which disagreements if not resolved to the satisfaction of Webb & Co., would have caused Webb & Co. to make reference to the subject matter of the disagreements in its reports with respect to the Company’s consolidated financial statements for such periods.

During the years ended December 31, 2010 and 2011 and for the period January 1, 2012 through September 11, 2012, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except that the Company did not maintain effective internal control over financial reporting because of the effect of material weaknesses as described below.

The reports of Webb & Co. on the Company’s consolidated financial statements for the years ended December 31, 2010 and 2011, as amended, did not contain an adverse opinion or a disclaimer of an opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that:

●
The report as of December 31, 2010 indicated that the Company did not maintain effective internal control over financial reporting because of the effect of the following material weakness: management failed to issue stock certificates to certain employees that met all requirements necessary to earn such shares, in a timely manner; and

●
The report as of December 31, 2011 indicated that the Company did not maintain effective internal control over financial reporting because of the effect of the following material weaknesses: (i) the Company did not have policies and procedures in place to ensure the timely review, disclosure and accurate financial reporting for significant agreements and transactions, (ii) the Company did not have an independent audit committee in place, which would provide oversight of the Company’s officers, operations and financial reporting function (iii) management failed to identity, value and disclose the impact of common stock warrants and the resulting liability, which resulted in the restatement included in our Amendment No. 1 to Annual Report in Form 10-K/A for the year ended December 31, 2011 and (iv) management did not disclose warrants issued in connection with an equity financing in a timely manner.

The Company provided Webb & Co. with a copy of the original disclosure and requested that Webb & Co. furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made by the Company above.  A copy of Webb & Co.’s letter dated September 14, 2012 was attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 14, 2012.

During the years ended December 31, 2010 and 2011 and for the period January 1, 2012 through September 11, 2012, neither the Company nor anyone on its behalf has consulted with Ernst & Young with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Ernst & Young concluded was an important factor considered by the Company in reaching a decision as to any accounting, audit or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Director and Executive Officers

The number of members of our Board of Directors may be fixed from time to time by the majority of the entire Board of Directors and currently consists of one director.  Clifford Lerner has been our sole director since his appointment upon the formation of the Company.  Each director that is elected at a future annual meeting of stockholders, and each director that is elected to fill a vacancy or newly created directorship, shall hold a term of office that expires at the next annual meeting of stockholders and until his successor has been elected and qualified.  Our executive officers are appointed by our Board of Directors and hold office until removed by the Board of Directors.

The following table and text sets forth the name, age and position with respect to our sole director and executive officers as of December 6, 2012:

Name	Age	Position

Clifford Lerner	34	President, Chief Executive Officer and Chairman of the Board of Directors

Jon D. Pedersen, Sr.	42	Chief Financial Officer

CLIFFORD LERNER is our President, Chief Executive Officer and Chairman of our Board of Directors. Mr. Lerner has served as our President and Chief Executive Officer since founding the Company in 2005 and served as our principal financial officer and principal accounting officer from 2005 to October 2011. Prior to joining us in 2005, Mr. Lerner spent his professional career from 2000 to 2005 at Lehman Brothers Inc. as an Analyst in its Equities division. Mr. Lerner worked as an Analyst in the Product Management Group where his duties included, among other things, coordinating the morning and afternoon equity research calls. Mr. Lerner has a strong knowledge and understanding of the online dating and social discovery industries and has managed the product development and growth for all of our applications and websites since their inception. Mr. Lerner received a bachelor’s degree in applied economics and business management from Cornell University.

Through his prior service on our Board of Directors and as our Chief Executive Officer, Mr. Lerner possesses knowledge and experience in the online dating and social discovery application industries that aids him in efficiently and effectively identifying and executing our strategic priorities.

JON D. PEDERSEN, SR. is our Chief Financial Officer.  Mr. Pedersen has served as our Chief Financial Officer since November 2011 and came to the Company from Warner Music Group.  Warner Music Group is a music company with interests in recorded music, music publishing and artist services, that was acquired by Access Industries, Inc. in July 2011. Mr. Pedersen served as Senior Vice President – Controller from September 2008 to August 2011 and Vice President – Assistant Controller from May 2005 to September 2008 at Warner Music Group.  In addition, Mr. Pedersen previously served as Chief Financial Officer, Director and Assistant Director of WestLB Securities Inc., a New York based broker-dealer and subsidiary of WestLB AG.  Mr. Pedersen served as Chief Financial Officer from July 2000 to May 2005, as Director from April 2003 to May 2005 and as Assistant Director from July 2000 to April 2003 for WestLB Securities Inc. Mr. Pedersen also previously served as Vice President for Global Management Reporting and Associate – Fixed Income Derivatives at Goldman, Sachs & Co. from April 2000 to July 2000 and July 1998 to April 2000, respectively. Prior to July 1998, Mr. Pedersen served as a Senior Financial Analyst and Senior Accountant at Price Waterhouse LLP in Stamford, Connecticut.   Mr. Pedersen holds a master’s degree in business administration from Columbia Business School and a bachelor’s degree in business administration with an emphasis in accounting from the University of Connecticut.

Director Compensation

Our directors are permitted to receive fixed fees and other compensation for their services as directors. Our Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, Mr. Lerner in his capacity as a director. We currently do not have an established policy to provide compensation to members of our Board of Directors for services rendered in that capacity.

Director Independence

The Board of Directors has adopted the definition of independence under the rules of The Nasdaq Stock Market.  In making its annual review on director independence, the Board of Directors considered the transactions and relationships between our sole director and any member of his family and the Company. Based upon these standards and the review and consideration of the information and the transactions and relationships discussed below, our Board of Directors determined that Clifford Lerner is not independent.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the total compensation received by, or earned by, our President and Chief Executive Officer as of December 31, 2011, Clifford Lerner, and our Chief Financial Officer as of December 31, 2011, Jon D. Pedersen, Sr. (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Clifford Lerner	2011	$246,667	$200,000	$2,762,500	-	-	-	-	$3,209,167
President and Chief Executive Officer	2010	210,000	200,000	-	-	-	-	-	410,000

Jon D. Pedersen, Sr. (5)	2011	$44,508	$25,000	-	$389,390	-	-	-	$458,898
Chief Financial Officer
________________________

(1)	Mr. Lerner’s base salary was increased from $210,000 per annum to $250,000 per annum, effective February 1, 2011.
(2)	For each named executive officer in 2011, represents a bonus earned during 2011 but paid in February 2012.

(3)	Represents the grant date fair value of restricted stock awards calculated in accordance with ASC 718.

(4)	Represents the amount recognized for financial statement reporting purposes in accordance with ASC 718.

(5)	Effective October 27, 2011, Mr. Pedersen began serving as Chief Financial Officer.

Narrative Disclosure Regarding Summary Compensation Table

For 2011, Clifford Lerner received annual compensation of $246,667 as well as a cash year-end bonus of $200,000. For 2010, Mr. Lerner received annual compensation of $210,000, as well as a cash year-end bonus of $200,000. Mr. Lerner also received health benefits, a monthly membership for a health and fitness facility as well as a complete annual physical. We previously entered into an employment agreement with Mr. Lerner that expired in accordance with its terms on December 1, 2008, and has not been subsequently extended. We have also agreed to indemnify Mr. Lerner against any action or suit brought against him as a result of the performance of his job duties.

Pursuant to a prior employment agreement, we previously granted Mr. Lerner a stock option to purchase 4,500,000 shares of our common stock in December 2006. The option expired in January 2012.  In December 2011, our Board of Directors awarded Mr. Lerner 4,250,000 shares of restricted common stock as compensation for serving as President and Chief Executive Officer. The shares of common stock were issued in the first quarter of 2012 and, pursuant to the terms of Mr. Lerner’s restricted stock grant, he has the right to vote the stock but may only dispose of the stock after it vests on December 16, 2021 or, if earlier, upon a change in control of the Company.

For 2011, Jon Pedersen received annual compensation of $44,508 as well as a cash year-end bonus of $25,000.  We entered into an employment agreement with Mr. Pedersen in October 2011.  Under the agreement, Mr. Pedersen is entitled to an annual base salary of $250,000 and is eligible for an annual incentive bonus of $100,000.  Pursuant to the agreement, we granted Mr. Pedersen a stock option to purchase 100,000 shares of common stock, a stock option to purchase 478,609 shares of common stock and a stock option to purchase 21,391 shares of common stock.  Equity-based compensation was awarded to Mr. Pedersen pursuant to the Incentive Plan.  Mr. Pedersen is eligible to participate in our benefit plans that are generally provided for all employees.  The agreement expires in October 2013 and automatically renews for a successive one-year term, unless earlier terminated by either party.

Outstanding Equity Awards at Fiscal Year End Table

The following table summarizes the total outstanding equity awards as of December 31, 2011 for each named executive officer.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Clifford Lerner	12/13/2006 (1) 12/14/2011 (2)	4,500,000 (6) --	-- --	-- --	$0.13 --	1/01/2012 --	-- 4,250,000	-- $2,762,500	-- --	-- --
Jon D. Pedersen, Sr.	10/27/2011 (3) 10/27/2011 (4) 10/27/2011 (5)	50,000 -- --	50,000 478,609 21,391	-- -- --	$0.651 $0.651 $0.651	10/27/2021 10/27/2021 10/27/2021	-- -- --	-- -- --	-- -- --	-- -- --
________________________

(1)	Vested immediately upon the date of grant.

(2)	Vests on the tenth anniversary of the date of grant or, if earlier, upon the occurrence of a change in control of the Company.
(3)	Vested one-half upon the date of grant and vests in full upon the six-month anniversary of the date of grant.

(4)
Vests in four annual installments, consisting of 103,609 shares of common stock on the first anniversary of the date of grant and 125,000 shares of common stock on the second, third and fourth anniversaries of the date of grant.

(5)	Vests in full upon the first anniversary of the date of grant.

(6)
The number of shares of common stock underlying the stock option and the option exercise price were adjusted to reflect the three-for-one stock split (effected as a stock dividend) that occurred on January 14, 2010.  This stock option expired unexercised in accordance with its terms on January 1, 2012.

(7)	The market value of each share of common stock is calculated based upon the closing price of our common stock on the OTC Bulletin Board as of December 30, 2011, which was $0.65 per share.

Compensation Committee

We currently do not have a compensation committee and our Board of Directors performs the principal functions of a compensation committee.  We have elected not to have a compensation committee due to our limited number of executive officers and employees.  Until a formal compensation committee is established, our Board of Directors will continue to review all forms of compensation provided to our executive officers, director, consultants and employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth as of December 6, 2012 certain information regarding the beneficial ownership of shares of our common stock by: (i) each person who is known by us to own beneficially more than 5% of such stock; (ii) each member of our Board of Directors, each director nominee and each of our named executive officers; and (iii) all of our directors and executive officers as a group (2 persons). Clifford Lerner, our President, Chief Executive Officer and Chairman and Jon D. Pedersen, Sr., our Chief Financial Officer, are currently the only executive officers of the Company. Except as otherwise indicated, all common stock is owned directly and the beneficial owners listed in the table below possess sole voting and investment power with respect to the stock indicated, and the address for each beneficial owner is c/o Snap Interactive, Inc., 462 7th Avenue, 4th Floor, New York, NY 10018. The applicable percentage ownership is based on 43,805,261 shares of our common stock issued as of December 6, 2012.

	Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number		Percentage
Directors and Officers
Clifford Lerner	25,250,000	(2)	57.6%
Jon D. Pedersen, Sr.	100,000	(3)	*
Officers and Directors as a Group (2 persons)	25,350,000	(4)	57.7%

Certain Persons
Darrell Lerner	3,037,157	(5)	6.9%
Manulife Financial Corporation	3,189,163	(6)	7.1%
______________________

*	Less than 1%.

(1)
For purposes of this table, a person or group of persons is deemed to have beneficial ownership of any shares of common stock that such person has the right to acquire within 60 days of December 6, 2012, including through the exercise of stock options or warrants.  For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any stock that such person or persons has the right to acquire within 60 days of December 6, 2012 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Includes 4,250,000 shares of restricted stock granted to Mr. Lerner. Pursuant to the terms of his restricted stock grant, he has the right to vote the stock but may only dispose of the stock after it vests on December 16, 2021 or, if earlier, upon a change in control of the Company.

(3)	Includes 100,000 shares of common stock subject to a stock option granted to Mr. Pedersen.

(4)	Reflects the information in footnotes (2) and (3) above.

(5)
Includes 900,000 shares of restricted stock granted to Mr. Lerner.  Pursuant to the terms of his restricted stock grants, he has the right to vote the stock but may only dispose of after it vests, with 300,000 shares of restricted stock vesting on January 1, 2013 or, if earlier, upon a change in control of the Company due to reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company and 600,000 shares of restricted stock vesting on October 28, 2021 or, if earlier, upon a change in control of the Company.

(6)
Based on a Schedule 13G filed on February 13, 2012.  According to the Schedule 13G, John Hancock Small Cap Intrinsic Value Fund (“JH Small Cap Fund”) reported that it had beneficial ownership over 3,139,163 shares of common stock, including 1,000,000 shares of common stock issuable upon the exercise of warrants and Manulife Asset Management (US) LLC (“MAM (US)”) reported that it had beneficial ownership over 3,189,163 shares of common stock, including 1,000,000 shares of common stock issuable upon the exercise of warrants.  MAM (US) is the investment adviser of, and may be deemed to indirectly beneficially own the securities owned by, JH Small Cap Fund.  Manulife Financial Corporation (“MFC”) is the parent corporation of, may be deemed to indirectly beneficially own the securities owned by, MAM (US).  MFC’s principal business address is 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5.

There are no arrangements currently known to us, the operation of which may at a subsequent date result in a change of control of the Company.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions with Darrell Lerner

Darrell Lerner is our Co-Founder and performs a variety of general business, corporate and administrative functions for us.  He received a base salary of $187,500, a bonus of $150,000 and other compensation of $11,378 for his services in 2011.  Darrell Lerner is the brother of Clifford Lerner, our President, Chief Executive Officer and Chairman of the Board of Directors.

On December 1, 2007, we entered into a one-year employment agreement with our Co-Founder, with the initial term of the employment agreement expiring on December 1, 2008.  Pursuant to the employment agreement, we issued 300,000 shares of common stock and an option to purchase 3,000,000 shares of common stock.  On January 1, 2010, we agreed to issue 300,000 shares to our Co-Founder in exchange for 3,000,000 options previously issued and expensed on December 1, 2007.  The shares issued will vest on the third anniversary of the date of grant or, if earlier, upon a change in control of the Company due to reorganization, merger, consolidation, or sale of the Company, but are currently voteable by our Co-Founder. In addition, the employment agreement provides him with annual compensation of $160,000 per year.  The agreement also called for the Co-Founder to receive health benefits, monthly membership for a health and fitness facility as well as a complete annual physical.  In addition, upon a change in control of the Company, the Co-Founder will receive severance payment equal to the remaining amounts due under the employment agreement plus a minimum of two years base compensation, plus any prorated share of incentive compensation and stock options associated with any signing bonus, plus health benefits up to two years and up to $50,000 in job search costs. On October 10, 2008, the Company also issued 750,000 shares of common stock.  Beginning February 28, 2009, the Co-Founder receives $750 per month as a transportation allowance. As of December 31, 2011, the employment agreement was not extended, however the employment relationship has continued under the terms described herein with an annual salary of $190,000, effective February 1, 2011 and $225,000 effective February 1, 2012.

On December 29, 2005, $92,648 of stockholder advances from our Co-Founder were converted into an unsecured convertible note payable. During 2011, we did not pay any principal or interest under this note and the largest aggregate amount outstanding was $35,348. The note was convertible into shares of our common stock at the rate of $0.08 per share for each $1.00 of debt. Effective as of November 15, 2011, our Co-Founder converted the remaining outstanding balance under this note into 621,380 shares of our common stock.  As of December 31, 2011, no amounts were outstanding under this note.

On March 1, 2007, $10,138 of stockholder advances from our Co-Founder were converted into an unsecured convertible note payable.  During 2011, we did not pay any principal or interest under this note and the largest aggregate amount outstanding was $10,138.  The note was convertible into shares of our common stock at the rate of $0.10 per share for each $1.00 of debt.  Effective as of November 15, 2011, our Co-Founder converted the remaining outstanding balance under this note into 201,777 shares of our common stock.  As of December 31, 2011, no amounts were outstanding under this note.

On October 28, 2011, we granted our Co-Founder an additional 600,000 shares of restricted common stock, with a grant date fair value of $378,000.  The shares were issued in the first quarter of 2012 and will vest upon the tenth anniversary of the date of grant or, if earlier, upon a change in control of the Company, but are currently voteable by our Co-Founder.

Indemnification Arrangements

We have agreed to indemnify Clifford Lerner, Jon D. Pedersen, Sr. and Darrell Lerner against any action or suit brought against them as a result of the performance of their duties.

Other Transactions

On June 1, 2012, we renewed our consulting agreement with Byron Lerner, the father of Clifford Lerner and Darrell Lerner, pursuant to which he provides consulting services to us. In exchange for the services provided, Byron Lerner receives a consulting fee of $8,000 per month, plus expenses. This agreement expires on May 31, 2014.

Policies and Procedures for Approving Related Party Transactions

Our Board of Directors adopted a written Related Party Transactions Policy on April 19, 2012.  Prior to the adoption of the Related Party Transactions Policy, our related party transactions were approved by our Board of Directors.  In accordance with the Related Party Transactions Policy, all Related Party Transactions (as defined herein) must be reported to our Chief Executive Officer and Chief Financial Officer and must be reviewed and approved by our audit committee, if one has been established.  If an audit committee has not been established, Related Party Transactions must be reviewed and approved by all of our independent directors on the Board of Directors.  If an audit committee has not been established and there are not any independent directors on the Board of Directors, Related Party Transactions must be reviewed and approved by the Chief Financial Officer (except with respect to matters in which the Chief Financial Officer would be a Related Party (as defined herein), in which case the Chief Executive Officer shall review and approve the transaction).  In determining whether to approve, recommend or ratify a Related Party Transaction, the reviewing party will take into account, among other factors it deems appropriate, (i) whether the terms of the Related Party Transaction are fair to the Company, (ii) whether there are business reasons for the Company to enter into the Related Party Transaction, (iii) whether the Related Party Transaction would impair the independence of an outside director, and (iv) whether the Related Party Transaction would present an improper conflict of interest for any director or executive officer of the Company.

A “Related Party Transaction” means a transaction (including any series of related transactions or a material amendment or modification to an existing Related Party Transaction) directly or indirectly involving any Related Party that would need to be disclosed under Item 404(a) of Regulation S-K.  Generally, under Item 404(a) of Regulation S-K, we are required to disclose any transaction occurring since the beginning of the last fiscal year, or any currently proposed transaction, involving the Company or its subsidiaries where the amount involved exceeds $120,000, and in which any Related Party had or will have a direct or indirect material interest.

A “Related Party” means any of the following: (i) any director of the Company or director nominee of the Company; (ii) an executive officer of the Company; (iii) a person known by the Company to be the beneficial owner of more than 5% of the Company’s common stock; or (iv)  an immediate family member of any of the foregoing.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Haynes and Boone, LLP, Dallas, Texas.

EXPERTS

The consolidated financial statements as of December 31, 2011 and 2010 and for the two years in the period ended December 31, 2011 included in this prospectus have been audited by Liggett, Vogt & Webb, P.A., an independent registered public accounting firm, and have been included in reliance upon the report of such firm incorporated by reference herein, given upon the authority of said firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and this Amendment, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CONTENTS

PAGE	F-1	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	F-2	CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2011 AND 2010

PAGE	F-3	CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

PAGE	F-4	CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

PAGE	F-5	CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

PAGES	F-6 to F-26	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PAGE	F-27	CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2012 (UNAUDITED) AND DECEMBER 31, 2011

PAGE	F-28	CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED)

PAGE	F-29	CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 (UNAUDITED)

PAGE	F-30	CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED)

PAGES	F-31 to F-39	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors of:
Snap Interactive, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Snap Interactive, Inc. and Subsidiaries as of December 31, 2011 (restated) and 2010, and the related statements of operations, changes in stockholders’ equity and cash flows for the two years ended December 31, 2011 (restated) and 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of Snap Interactive, Inc. and Subsidiaries as of December 31, 2011 (restated) and 2010 and the results of its operations and its cash flows for the two years ended December 31, 2011 (restated) and 2010 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 12, the accompanying consolidated financial statements as of December 31, 2011, and for the year then ended have been restated.

/s/ Liggett, Vogt & Webb, P.A.

LIGGETT, VOGT & WEBB, P.A.
Certified Public Accountants

Boynton Beach, Florida
March 30, 2012, except for Note 12 as to which the date is December 7, 2012.

Snap Interactive, Inc. and Subsidiaries
Consolidated Balance Sheets

ASSETS

	December 31, 2011	December 31, 2010
Current Assets	(As Restated)
Cash and cash equivalents	$2,397,828	$3,018,876
Credit card holdback receivable	441,840	239,452
Investments, net	6,481,205	-
Accounts receivable, net	541,762	185,585
Accrued interest receivable	5,907	-
Prepaid expenses	96,815	74,260
Total Current Assets	9,965,357	3,518,173

Furniture, fixtures, equipment and intangible assets, net	578,463	89,506

Other Assets
Notes receivable	138,803	-
Security deposits	19,520	18,185
Total Other Assets	158,323	18,185

Total Assets	$10,702,143	$3,625,864

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$1,027,841	$497,303
Accrued expenses	988,195	456,348
Deferred revenue	3,138,406	1,937,915
Convertible notes payable - related party	-	45,486
Accrued interest - related party	-	24,115
Total Current Liabilities	5,154,442	2,961,167
Warrant liability	937,000	-
Commitments and Contingencies
Total Liabilities	6,091,442	2,961,167
Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none
issued and outstanding	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized,
38,580,261 and 33,210,756 shares issued and outstanding, respectively	38,580	33,211
Additional paid-in capital	8,256,864	2,730,659
Accumulated deficit	(3,684,743)	(2,091,570)
Less: deferred compensation	-	(7,603)
Total Stockholders' Equity	4,610,701	664,697

Total Liabilities and Stockholders' Equity	$10,702,143	$3,625,864

See accompanying notes to consolidated financial statements

Snap Interactive, Inc. and Subsidiaries
Consolidated Statements of Operations

	For the Years Ended
	December 31, 2011	December 31, 2010
	(As Restated)
Revenue	$19,155,543	$6,668,627

Costs and expenses
Programming, hosting and technology expense	2,930,536	1,581,332
Compensation expense	1,633,670	1,108,137
Professional fees	558,136	159,352
Advertising and marketing expense	14,626,963	3,906,317
General and administrative expense	3,070,178	1,085,322
Total Costs and Expenses	22,819,483	7,840,460

Loss from Operations	(3,663,940)	(1,171,833)

Other Income (Expense)
Interest expense	(2,418)	(3,732)
Mark-to-market adjustment on warrant liability	2,038,000	-
Other income	3,909	12,892
Interest income	31,276	8,199
Total Other Income (Expense)	2,070,767	17,359

Loss Before Provision For Income Taxes	(1,593,173)	(1,154,474)

Provision for Income Taxes	-	(12,596)

Net Loss	$(1,593,173)	$(1,167,070)

Net Loss Per Share - Basic and diluted	(0.04)	(0.04)

Weighted average number of shares outstanding
during the period - Basic and diluted	37,619,208	33,053,030

See accompanying notes to consolidated financial statements

Snap Interactive, Inc. and Subsidiaries
Consolidated Statement of Changes in Stockholders' Equity
For the Years Ended December 31, 2011 and 2010

	Preferred Stock		Common Stock
	$0.001 Par Value		$0.001 Par Value		Additional			Total
					Paid-in	Accumulated	Deferred	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	Equity

Balance, December 31, 2009	-	$-	32,628,969	$32,629	$2,568,652	$(924,500)	$(1,311)	$1,675,470

Deferred compensation realized	-	-	-	-	-	-	1,311	1,311

Stock options granted for services	-	-	-	-	49,293	-	-	49,293

Stock based compensation	-	-			25,243	-	-	25,243

Stock issued for services to third parties	-	-	300,000	300	74,700	-	(7,603)	67,397

Stock issued for services to employees	-	-	281,787	282	12,771	-	-	13,053

Net loss for the year ended December 31, 2010	-	-	-	-	-	(1,167,070)	-	(1,167,070)

Balance, December 31, 2010	-	-	33,210,756	33,211	2,730,659	(2,091,570)	(7,603)	664,697

Deferred compensation realized	-	-	-	-	-	-	7,603	7,603

Stock options granted for services	-	-	-	-	321,281	-	-	321,281

Stock based compensation	-	-	-	-	88,710	-	-	88,710

Stock issued for services to employees	-	-	248,848	249	(249)	-	-	-

Stock issued for services to third party	-	-	10,000	10	20,790	-	-	20,800

Stock and warrants issued for cash ($2/Sh, less stock offering costs)	-	-	4,250,000	4,250	7,911,450	-	-	7,915,700

Stock issued in exchange for warrants ($2.50/sh, less stock offering costs)	-	-	37,500	38	88,087	-	-	88,125

Warrant liability	-	-	-	-	(2,975,000)	-	-	(2,975,000)

Stock issued in exchange for convertible note payable	-	-	823,157	823	71,136	-	-	71,959

Net loss for the year ended December 31, 2011	-	-	-	-	-	(1,593,173)	-	(1,593,173)

Balance, December 31, 2011, as restated	-	$-	38,580,261	$38,580	$8,256,864	$(3,684,743)	$-	$4,610,701

See accompanying notes to consolidated financial statements

Snap Interactive, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2011	2010
Cash Flows From Operating Activities:	(As Restated)
Net Loss	$(1,593,173)	$(1,167,070)
Adjustments to reconcile net loss to net cash (used in) provided by operations
Depreciation and amortization	51,180	18,674
Amortization of investment premium	8,734	-
Stock based compensation	438,395	156,297
Mark-to-market adjustment on warrant liability	(2,038,000)	-
Loss on disposal of assets	453	720
(Increase) Decrease in:
Credit card holdback receivable	(202,388)	(224,456)
Accounts receivable	(356,177)	136,766
Accrued interest paid	(5,907)	-
Prepaid expense	(22,554)	149,111
Security deposit	(1,335)	15,250
Increase (Decrease) in:
Accounts payable and accrued expenses	1,062,381	400,844
Deferred revenue	1,200,491	1,656,866
Accrued interest payable - related party	2,358	2,692
Net Cash (Used in) Provided by Operating Activities	(1,455,542)	1,145,694

Cash Flows From Investing Activities:
Purchase of fixed assets and domain name	(540,591)	(22,267)
Notes receivable issued to employees	(138,803)	-
Purchase of investments	(6,989,937)
Redemption of investments	500,000	-
Net Cash Used In Investing Activities	(7,169,331)	(22,267)

Cash Flows From Financing Activities:
Proceeds from issuance of stock and warrants	7,915,700	-
Proceeds from exercise of common stock warrants	88,125	-
Net Cash Provided By Financing Activities	8,003,825	-

Net Increase in Cash and Cash Equivalents	(621,048)	1,123,427

Cash and Cash Equivalents at Beginning of Year	3,018,876	1,895,449

Cash and Cash Equivalents at End of Year	$2,397,828	$3,018,876

Supplemental disclosure of cash flow information:

Cash paid for interest	$-	$860
Cash paid for taxes	$4,500	$17,275

Supplemental disclosure of non-cash investing and financing activities:

Conversion of notes and accrued interest to common stock	$71,959	$-

See accompanying notes to consolidated financial statements

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

NOTE 1	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) Organization

Snap Interactive, Inc. (together with its wholly owned subsidiaries, eTwine, Inc. and Snap Mobile Limted, the “Company”) was incorporated under the laws of the State of Delaware on July 19, 2005.  eTwine, Inc. was incorporated under the laws of the State of New York on May 7, 2004.  Snap Mobile Limited is a United Kingdom corporation, and was incorporated on September 10, 2009.

The Company was organized to operate an online dating and social networking website that is proactive in understanding the singles environment.

(B) Principles of Consolidation

The accompanying 2011 and 2010 consolidated financial statements include the accounts of Snap Interactive, Inc. and its wholly owned subsidiaries, eTwine, Inc. and Snap Mobile Limited.  All intercompany accounts have been eliminated upon consolidation.

(C) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period.  Actual results could differ from those estimates.

Significant estimates in 2011 and 2010 included management’s evaluation for future chargebacks and refunds on subscription revenue, the valuation of stock options and non-cash capital stock issuances, certain assumptions related to the valuation of the warrant liability, collectability of accounts receivable and the valuation allowance on deferred tax assets.  Management evaluates these estimates on an ongoing basis.  Actual results may differ from these estimates under different assumptions or conditions.

(D) Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(E) Income Taxes

The Company accounts for income taxes under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 740, Income Taxes (“ASC 740”).  Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(F) Furniture, Fixtures and Equipment

The Company values furniture, fixtures and equipment at cost and depreciates these assets using the straight-line method over their expected useful life. The Company depreciates software and website costs over a three-year useful life, computer equipment over a five-year useful life, furniture over a seven-year useful life and fixtures, including leasehold improvements, over the term of the lease.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

In accordance with ASC No. 360, Property, Plant and Equipment, the Company carries long-lived assets at the lower of the carrying amount or fair value. Impairment is evaluated by estimating future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flow is less than the carrying amount of the assets, an impairment loss is recognized. Fair value, for purposes of calculating impairment, is measured based on estimated future cash flows, discounted at a market rate of interest.

There were no impairment losses recorded during the years ended December 31, 2011 and 2010.

(G) Intangible Assets

In accordance with ASC No. 350, Intangibles, Goodwill and Other, the Company requires that intangible assets with a finite life be amortized over their life and requires that goodwill and intangible assets be reviewed for impairment annually or more frequently if impairment indicators arise.

(H) Stock-Based Compensation

In accordance with ASC No. 718, Compensation – Stock Compensation (“ASC 718”), the Company measures the compensation costs of stock-based compensation arrangements based on the grant date fair value and recognizes the costs in the financial statements over the period during which employees are required to provide services. Stock-based compensation arrangements include stock options, restricted stock plans, performance-based awards, stock appreciation rights and employee stock purchase plans.  As such, compensation cost is measured on the date of grant at their fair value. Compensation amounts concerning stock options, if any, are amortized over the respective vesting periods of the grant.

Equity instruments (“instruments”) issued to persons other than employees are recorded on the basis of the fair value of the instruments, as required by ASC 718.  ASC No. 505, Equity Based Payments to Non-Employees (“ASC 505”), defines the measurement date and recognition period for such instruments.  In general, the measurement date is (a) when a performance commitment, as defined, is reached or (b) when the earlier of (i) the non-employee performance is complete and (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in ASC 505.

(I) Business Segments

The Company operates in one segment, and therefore segment information is not presented.

(J) Income (Loss) Per Share

Basic income (loss) per share is computed based upon the weighted average common shares outstanding as defined by ASC No. 260, Earnings Per Share.  Diluted net income (loss) per share includes the dilutive effects of stock options, warrants and stock equivalents.  To the extent stock options, stock equivalents and warrants are antidilutive, they are excluded from the calculation of diluted income per share.  For the year ended December 31, 2011, 8,162,500 shares issuable upon the exercise of stock options and warrants and 525,555 shares issuable upon the conversion of convertible debt were not included in the computation of diluted loss per share because their inclusion would be antidilutive.  For the year ended December 31, 2010, 6,645,000 shares issuable upon the exercise of stock options and warrants were not included in the computation of loss per share because their inclusion would be antidilutive.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

The following table sets forth the computation of basic loss per share:

	For the	For the
	Year Ended	Year Ended
	December 31, 2011	December 31, 2010
Net loss for the period	$(1,593,173)	$(1,167,070)

Weighted average number of shares outstanding	37,619,208	33,053,030

Basic net loss per share	$(0.04)	$(0.04)

The following table sets for the computation of diluted loss per share:

	For the	For the
	Year Ended	Year Ended
	December 31, 2011	December 31, 2010
Net loss for the period	$(1,593,173)	$(1,167,070)

Weighted average number of shares outstanding	37,619,208	33,053,030
Add: Weighted average shares assumed to be issued upon conversion of convertible notes as of the date of issuance	-	-
Warrants and options as of beginning of period	-	-
Weighted average number of common and common equivalent shares	37,619,208	33,053,030

Diluted net loss per share	$(0.04)	$(0.04)

(K) Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for accounts receivable, credit card holdback receivable, prepaid expenses, accounts payable, accrued expenses, deferred revenue, accrued interest - related party and convertible notes payable - related party is the approximate fair value based on the short-term maturity of these instruments.

(L) Research and Development

The Company has adopted the provisions of ASC No. 350, Intangibles – Goodwill & Other.  Costs incurred in the planning stage of a website are expensed as research and development expenses while costs incurred in the development stage are capitalized and amortized over the life of the asset, estimated to be five years.  Expenses subsequent to the launch have been expensed as research and development expenses.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

(M) Concentration of Credit Risk

At December 31, 2011, accounts receivable of $541,762 consisted of two main types of receivables; receivables from payment processors and receivables from advertising networks.

At December 31, 2011, $477,432 was receivable from payment processors constituting numerous customer charges that occurred prior to the close of the period but not yet remitted by the payment processor to the Company. The settlement of credit card sales typically occurs several days after the date of the charge. The Company generally receives payments from mobile payment processors each month. At December 31, 2011, 33% of accounts receivable was due from one mobile payment processor, 22% was due from one credit card payment processor, 19% was due from a second credit card payment processor and 13% was due from a second mobile payment processor.

At December 31, 2011, $64,330 was receivable primarily from one advertising network.

At times the Company has cash in bank accounts in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits. The Company had approximately $1,561,947 and $2,052,693 in excess of FDIC insurance limits as of December 31, 2011 and December 31, 2010, respectively. The Company also had a credit card holdback receivable of $441,840 as of December 31, 2011, which was held by payment processors and $248,534 of which was not FDIC insured.

(N) Revenue Recognition

The Company recognizes revenue on arrangements in accordance with ASC No. 605, Revenue Recognition.  In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability is reasonably assured.

The Company has revenue streams consisting of subscriptions, sales of points and advertisements.

The Company recognizes revenue from monthly premium subscription fees in the month in which the services are used. Revenues are presented net of refunds, credits and known and estimated credit card chargebacks.   During 2011, subscriptions were offered in durations of varying length from one month to six months – generally in one, three, and six month terms. Twelve-month subscriptions were added in February 2012..

Revenues from multi-month subscriptions are recognized over the length of the subscription term rather than when the subscription is purchased. Because a significant amount of the Company’s subscription sales occurred from subscriptions with a term of three or six months, the Company apportions that revenue over the duration of the subscription term even though it is collected in full at the time of purchase. The difference between the gross cash receipts collected and the recognized revenue from those sales during that reporting period will appear as deferred revenue.

The Company also recognized revenue from the direct sale of “points” over two months.  Points could be used in exchange for premium features on our product. Sales of points were discontinued in February 2012.

The Company recognizes advertising revenue as earned on a click-through, impression, and registration or subscription basis.  When a user clicks an advertisement (CPC basis), views an advertisement impression (CPM basis), registers for an external website via an advertisement clicked on through the Company’s application (CPA basis), or clicks on an offer to subscribe to premium features on the Company’s applications, the contract amount is recognized as revenue.

The Company’s payment processors have established routine reserve accounts to secure the performance of the Company’s obligations under its service agreements, which is standard practice within the payment processing industry.  These reserve accounts withhold a small percentage of the Company’s sales in a segregated account in the form of a six-month rolling reserve.  The funds that are withheld each month are returned to the Company on a monthly basis after six months of being held in the reserve account and any remaining funds will be returned to the Company 90 to 180 days following termination of such agreements.  These funds are classified as credit card holdback receivable and totaled $441,840 and $239,452 at December 31, 2011 and December 31, 2010, respectively.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

For the years ended December 31, 2011 and 2010, the Company had the following revenues:

	2011	2010

Advertising revenue	$374,175	$254,753
Subscription/points revenue	18,781,368	6,413,874
Total revenue	$19,155,543	$6,668,627

We reserve for potential credit card chargebacks based on our historical experience and knowledge of the industry.  As of December 31, 2011, the Company recorded $61,572 for potential future chargebacks and the amount is included in accrued expenses on the balance sheet.

(O) Programming, Hosting and Technology Expense

Programming, hosting and technology expense includes the expenses associated with the operation of data centers, including labor, consulting, hosting, server, web design and programming expenses.

(P) Reclassification

Certain amounts from prior periods have been reclassified to conform to the current period presentation.

(Q) Advertising and Marketing

Advertising and marketing costs are expensed as incurred.  Advertising and marketing expense was $14,626,963 and $3,906,317 for the years ended  December 31, 2011 and 2010, respectively.

(R) Recent Accounting Pronouncements

In October 2009, the FASB issued an Accounting Standard Update (“ASU”) No. 2009-13 (“ASU 2009-13”), which addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services separately rather than as a combined unit and modifies the manner in which the transaction consideration is allocated across the separately identified deliverables. ASU 2009-13 significantly expands the disclosure requirements for multiple-deliverable revenue arrangements. ASU 2009-13 is effective for the first annual reporting period beginning on or after June 15, 2010, and may be applied retrospectively for all periods presented or prospectively to arrangements entered into or materially modified after the adoption date. The adoption of ASU 2009-13 on January 1, 2011 did not have a material effect on the Company’s financial statements upon its required adoption.

In January 2010, the FASB issued guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. The guidance requires new disclosures on the transfers of assets and liabilities between Level 1 (quoted prices in active market for identical assets or liabilities) and Level 2 (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers. Additionally, the guidance requires a roll forward of activities on purchases, sales, issuance, and settlements of the assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements). The guidance became effective for the Company with the reporting period beginning January 1, 2010, except for the disclosure on the roll forward activities for Level 3 fair value measurements, which became effective for the Company with the reporting period beginning July 1, 2011. Other than requiring additional disclosures, adoption of this new guidance did not have a material impact on the Company’s financial statements.

 SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

In April 2010, the FASB issued ASU No. 2010-13 (“ASU 2010-13”), which amends ASC 718 – Compensation – Stock Compensation (“ASC 718”) to clarify that a stock-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades shall not be considered to contain a market, performance, or service condition. Therefore, such an award is not to be classified as a liability if it otherwise qualifies as equity classification. ASU 2010-13 is effective for fiscal years beginning on or after December 15, 2010, and its adoption did not have a material impact on the Company’s financial statements.

In May 2011, the FASB issued ASU No. 2011-04. The amendments in this ASU generally represent clarifications of ASC 820, but also include some instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed.  This ASU results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and International Financial Reporting Standards (“IFRS”).  The amendments in this ASU are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. Early adoption by public entities is not permitted.  The Company will adopt the methodologies prescribed by this ASU by the date required and does not anticipate that the ASU will have a material effect on its financial position or results of operations.

In June 2011, the FASB issued ASU No. 2011-05. Under the amendments in this ASU, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income.

The amendments in this ASU should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted.  The amendments do not require any transition disclosures. Due to the recent nature of this pronouncement, the Company is evaluating when it will adopt of ASU 2011-05, but it will adopt the ASU retrospectively by the due date.

In September 2011, the FASB issued ASU 2011-08, Intangibles – Goodwill and Other, which simplifies how an entity is required to test goodwill for impairment. This ASU would allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under the ASU, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The ASU includes a number of factors to consider in conducting the qualitative assessment.  The ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  Early adoption is permitted. This standard is not expected to have a material impact on the Company’s results of operations or financial position.

(S) Investments

ASC 320, “Accounting for Certain Investments in Debt and Equity Securities” (“ASC 320”), as amended and interpreted, requires that at the time of purchase, designation of a security as held-to-maturity, available-for-sale or trading depending on the ability and intent to hold such security to maturity. Securities classified as trading and available-for-sale are reported at fair value, while securities classified as held-to-maturity are reported at amortized cost. Accordingly, all securities held at December 31, 2011 are designated as held-to-maturity and reported at amortized cost.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

ASC 320 provides guidance on determining when an investment is other than temporarily impaired. The Company reviews its equity investment portfolio for any unrealized losses that would be deemed other-than-temporary and require the recognition of an impairment loss in income. If the cost of an investment exceeds its fair value, the Company evaluates, among other factors, general market conditions, the duration and extent to which the fair value is less than cost, and the Company’s intent and ability to hold the investments. Management also considers the type of security, related-industry and sector performance, as well as published investment ratings and analyst reports, to evaluate its portfolio. Once a decline in fair value is determined to be other than temporary, an impairment charge is recorded and a new cost basis in the investment is established. If market, industry, and/or investee conditions deteriorate, the Company may incur future impairments. The Company has not recorded any equity investment losses for the year ended December 31, 2011.

(T) Warrant Liability

The Company issued common stock warrants in January 2011 in conjunction with an equity financing.  In accordance with Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”), the fair value of these warrants is classified as a liability on the Company’s Consolidated Balance Sheets because, according to the warrants' terms, a fundamental transaction could give rise to an obligation of the Company to pay cash to its warrant holders.  Corresponding changes in the fair value of the warrants are recognized in earnings on the Company’s Consolidated Statements of Operations in each subsequent period.

(U) Restatement of Previously Issued Consolidated Financial Statements

        We have restated our consolidated financial statements as of and for the year ended December 31, 2012 as described in "Note 12—Restatement of Consolidated Financial Statements."

NOTE 2	ACCOUNTS RECEIVABLE

At December 31, 2011 and December 31, 2010, the Company had the following accounts receivable:

	As of December 31, 2011	As of December 31, 2010
Accounts receivable	$541,762	$185,585
Less: Allowance for doubtful accounts	—	—
Accounts receivable, net	$541,762	$185,585

Payments for subscriptions and point purchases typically settle several days after the date of purchase.  As of December 31, 2011, the amount of unsettled transactions from payment processors amounted to $220,272 as compared to $165,991 at December 31, 2010.  These amounts are included in our accounts receivable.

NOTE 3	FURNITURE, FIXTURES, EQUIPMENT AND INTANGIBLE ASSETS

At December 31, 2011 and December 31, 2010, furniture, fixtures, equipment and intangible assets were as follows:

	As of December 31, 2011	As of December 31, 2010

Computer equipment	$143,461	$64,437
Furniture	159,051	32,342
Website domain name	24,938	24,938
Software	7,342	2,701
Website costs	40,500	40,500
Leasehold improvements	329,156	-
Less: accumulated depreciation and amortization	(125,985)	(75,412)
Total equipment and intangibles, net	$578,463	$89,506

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Depreciation and amortization expense for the years ended December 31, 2011 and 2010 was $51,180, and $18,674, respectively.

The estimated future amortization and depreciation of intangible and tangible assets is as follows:

Year	Amount

2012	$138,890
2013	135,911
2014	130,862
2015	96,743
2016 and thereafter	76,057
$578,463

NOTE 4	INVESTMENTS IN MARKETABLE SECURITIES AND FAIR VALUE

ASC 820 defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements.  Under GAAP, fair value of such securities is determined based upon a hierarchy that prioritizes the inputs to valuation techniques used to measure fair values into three broad levels.

The fair value of the Company's financial assets and liabilities reflects the Company's estimate of amounts that it would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from sources independent from the Company) and to minimize the use of unobservable inputs (the Company's assumptions about how market participants would price assets and liabilities).

The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company's assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table summarizes those assets and liabilities as of December 31, 2011:
	Level 1: Quoted Prices in Active Markets for Identical Assets	Level 2: Quoted Prices in Inactive Markets for Identical Assets	Level 3: Significant Unobservable Inputs	Total at December 31, 2011

Government securities	$3,514,938	$-	$-	$3,514,938
Less: amortization premium paid	(8,733)			(8,733)
Total government securities	$3,506,205	$-	$-	$3,506,205

Certificates of deposit	$2,975,000	$-	$-	$2,975,000

Warrant liability	$-	$-	$937,000	$937,000

As of December 31, 2011, the Company invested in marketable securities, which consisted solely of government securities, and are classified as held-to-maturity and carried at amortized cost. The following table summarizes the amortized cost, fair value and weighted-average yield of securities.

	As of December 31, 2011
	Cost	Fair Value	Yield
U.S. Government Securities
Due within one year	$3,506,205	$3,507,640	0.60%
	-	-	-
	$3,506,205	$3,507,640

As of December 31, 2011, the Company invested in time deposits.  The following table summarizes the balances outstanding, fair value and weighted average yield for time deposits.

	As of December 31, 2011
	Cost	Fair Value	Yield
Certificates of Deposit
Due within one year	$2,975,000	$2,972,569	0.33%
	-	-	-
	$2,975,000	$2,972,569

The Company issued common stock warrants in January 2011 in conjunction with an equity financing.  In accordance with ASC 480, the fair value of these warrants is classified as a liability on the Company’s Consolidated Balance Sheets because, according to the warrants' terms, a fundamental transaction could give rise to an obligation of the Company to pay cash to its warrant holders.  Corresponding changes in the fair value of the warrants are recognized in earnings on the Company’s Consolidated Statements of Operations in each subsequent period.

The Company’s warrant liability is carried at fair value and was classified as Level 3 in the fair value hierarchy due to the use of significant unobservable inputs.  In order to calculate fair value, the Company used a custom model developed with the assistance of an independent third-party valuation expert.  This model, at each measurement date, calculated the fair value of the warrant liability using a Monte-Carlo style simulation, as the value of certain features of the warrant liability would not be captured by the standard Black-Scholes model.

The following table summarizes the values of certain assumptions used in the aforementioned custom model to estimate the fair value of the warrant liability at December 31, 2011:

December 31,
2011

Stock price	$0.65
Strike price	$2.50
Remaining contractual term (years)	4.1
Volatility	215.5%
Adjusted volatility	125.5%
Risk-free rate	0.6%
Dividend yield	0.0%

For the purposes of determining fair value, the Company used “adjusted volatility” in favor of “historical volatility” in its Monte-Carlo simulations.  We calculated the historical realized volatility of the Company using logs of the weekly stock prices over a look-back period corresponding to the remaining contractual term of the Warrants as of each Valuation Date. Due to the lack of marketability of these instruments, management translated a 10% incremental discount rate premium into reduced volatility (“volatility haircut”), to calculate the adjusted historical volatility as of each valuation date.

Accounting Standards Update 2011-04, Fair Value Measurement (Topic 820) - Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs indicates that “in the absence of a Level 1 input, a reporting entity should apply premiums or discounts when market participants would do so when pricing the asset or liability”.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

NOTE 5	NOTES RECEIVABLE

At December 31, 2011, the Company had notes receivable in the aggregate amount of $138,803 due from three employees.  The Company paid taxes on stock based compensation on the employees’ behalf during 2011, and the outstanding amounts are secured by pledged stock certificates.  The notes are due at various times during 2021 and bear interest rates between 2.80% and 3.57% per annum.

NOTE 6	INCOME TAXES

	Years Ended December 31,
Deferred tax liability:	2011	2010
Furniture, fixtures, equipment and intangibles	$37,072	$6,851
Deferred tax asset
Stock options for services	(562,163)	(420,505)
Net operating loss carryforward	(1,924,412)	(484,591)
Valuation allowance	2,449,503	905,096
Net deferred tax asset	-	-
Net deferred tax liability	$37,072	$6,851

The deferred tax liability results primarily from the use of accelerated methods of depreciation of equipment for tax purposes.

The valuation allowance was established to reduce the deferred tax asset to the amount that will more likely than not be realized. This reduction is necessary due to the use of the prior year's net operating loss carryovers and the uncertainty of the exercising of the outstanding stock options. The net change in the valuation allowance for the year ended December 31, 2011 was an increase of $1,544,407.

The components of income tax expense are as follows:

	Years Ended December 31,
Federal	2011	2010
Current	$-	$-
Deferred	-	-
	-	-

State and Local
Current	$-	$12,596
Deferred	-	-
	-	12,596

The Company's income tax expense differed from the statutory rates (federal 34% and state 10.9%) as follows:

	Years Ended December 31,
	2011	2010
Statutory rate applied to loss before income taxes:	$(1,234,599)	$(395,571)
Increase (decrease) in income taxes resulting from:
State and local income taxes	(366,436)	(104,812)
Change in deferred tax asset valuation allowance	1,544,407	484,591
Stock based compensation	-	21,734
Non-deductible expenses	44,032	16,896
Other	12,596	(10,242)
Income Tax Expense	$-	$12,596

At December 31, 2011, the Company had U.S. federal tax net operating loss carry-forwards of $4,343,567, which will begin to expire in 2030.

The Company files income tax returns in the U.S., and the following years remain open for possible examination:  2006, 2007, 2008, 2009 and 2010.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

NOTE 7	STOCKHOLDERS’ EQUITY

(A) Common Stock Issued for Services

On January 14, 2011, the Company issued 10,000 shares to an unrelated third party to provide legal services with a fair value of $20,800.  As of December 31, 2011, $20,800 was recorded as stock offering costs.

During the year ended December 31, 2011, an expense of $69,216 was recorded for shares previously granted under various employment agreements for services to be performed through January 1, 2016.  The fair value of the granted shares is being expensed over the life of the agreements. On October 21, 2011, the Company canceled and terminated unvested restricted shares and restricted stock units held by certain employees in exchange for issuing stock options. Each unvested share or unit that was forfeited and terminated was exchanged for a stock option to purchase 1.4 shares of common stock at $0.63 per share.

On October 28, 2011, the Company issued 600,000 shares of common stock to its Co-Founder, with a fair value of $378,000 on the date of grant. The shares will vest upon the earlier of the ten year anniversary of the date of grant or a change in control.  For the year ended December 31, 2011, the Company recorded $6,628 as an expense pertaining to this grant. (See Note 8, 9(A) and 10)

On December 14, 2011, the Company issued 4,250,000 shares of common stock to its Founder and Chief Executive Officer, with a fair value of $2,762,500 on the date of grant.  The shares will vest upon the earlier of the ten year anniversary of the date of grant or a change in control  For the year ended December 31, 2011, the Company recorded $12,866 as an expense pertaining to this grant. (See Note 9(A))
During the year ended December 31, 2010, 281,787 shares of previously granted common stock were fully vested and issued.  The Company recognized an expense of $13,053 for the value of services provided during 2011.

During the year ended December 31, 2010, an expense of $25,243 was recorded for shares granted under various employment agreements for services to be performed through January 1, 2013.  The fair value of the granted shares is being expensed over the life of the agreements.

On February 1, 2010, the Company entered into a one-year consulting agreement with an unrelated third party to provide legal services.  In exchange for the services provided, the Company issued 300,000 shares of the Company’s common stock with a fair value of $75,000.  During the year ended December 31, 2011, $75,000 was recorded as legal fees expense and $0 was recorded as deferred compensation.

On January 1, 2010, the Company issued 300,000 shares of the Company's common stock as part of an employment agreement with its Co-Founder.  The shares issued will vest upon the earlier of three years or upon a change in control of the Company.  As of December 31, 2011, the shares had not vested.  (See Note 9(A) and 10)

During the year ended December 31, 2010, $1,311 of deferred compensation was recognized for shares issued in 2009.

(B) Stock Options and Warrants Issued for Services and Cash

During the year ended December 31, 2011, the Company granted awards representing 2,048,955 shares to our employees for future services, which includes 348,955 options. On October 21, 2011, the Company offered to cancel and terminate unvested restricted shares and restricted stock units held by certain employees in exchange for issuing stock options to purchase shares of common stock. Each unvested share or unit that was forfeited and terminated was exchanged for a stock option to purchase 1.4 shares of common stock.  These options have a fair value of $1,210,696.  The Company recorded $321,282 for the year ended December 31, 2011 as expense pertaining to these and prior year grants.

During the year ended December 31, 2010, the Company granted 95,000 options to our employees for future services.  These options have a fair value of $23,497.  The Company recorded $49,293 for the year ended December 31, 2010 as expense pertaining to the grants in 2010 and prior.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

The following tables summarize all stock options and warrants granted to employees, consultants, investors and our placement agent for the years ended December 31, 2011 and 2010, and the related changes during those years are presented below.

	Number of Options	Weighted Average Exercise Price
Stock Options
Balance at December 31, 2009	9,600,000
Granted	95,000	$0.27
Exercised	-
Forfeited	(3,450,000)
Balance at December 31, 2010	6,245,000
Granted	2,048,955	0.80
Exercised	—
Forfeited	—
Balance at December 31, 2011	8,293,955
Options Exercisable at December 31, 2011	6,110,000	$0.41
Weighted Average Fair Value of Options Granted During 2011		$0.80

Of the total options granted, 6,110,000 are fully vested, exercisable and non-forfeitable.

	Number of Warrants	Weighted Average Exercise Price
Stock Warrants
Balance at December 31, 2009	750,000
Granted	-
Exercised	-
Expired	(750,000)
Balance at December 31, 2010	—	—
Granted	2,380,000	$2.50
Exercised	(37,500)
Expired	—
Balance at December 31, 2011	2,342,500
Warrants Exercisable at December 31, 2011	2,342,500	$2.50
Weighted Average Fair Value of Warrants Granted During 2011		$2.50

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

The following table summarizes information about stock options and warrants for the Company as of December 31, 2011 and 2010:

2011 Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2011	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2011	Weighted Average Exercise Price
$0.00 - 0.13	4,650,000	0.97	$0.13	4,575,000	$0.13
$0.17 - 4.00	3,643,955	5.66	$0.78	1,535,000	$0.77

2010 Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2010	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2010	Weighted Average Exercise Price
$0.00 - 0.13	4,650,000	1.97	$0.13	4,500,000	$0.13
$0.17 - 1.00	1,950,000	1.78	$0.75	1,080,000	$0.81

2011 Warrants Outstanding				Warrants Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2011	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2011	Weighted Average Exercise Price
$2.50	2,342,500	4.05	$2.50	2,342,500	$2.50

On August 16, 2010, the Company granted an option to purchase 25,000 shares of common stock at an exercise price of $0.35 per share. The option vested after one year of employment.  The Company has valued this option at its fair value using the Black-Scholes option pricing method.  The assumptions used were as follows:

Expected life:	5 years
Expected volatility:	282.30%
Risk free interest rate:	0.11%
Expected dividends:	0%

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

On September 13, 2010, the Company granted an option to purchase 20,000 shares of common stock at an exercise price of $0.22 per share.  10,000 shares of common stock vested after one year of employment and 10,000 shares of common stock will vest after two years of employment. The Company has valued these options at its fair value using the Black-Scholes option pricing method.  The assumptions used were as follows:

Expected life:	1-2 years
Expected volatility:	284.86%
Risk free interest rate:	0.17%
Expected dividends:	0%

On December 6, 2010, the Company granted an option to purchase 50,000 shares of common stock at an exercise price of $0.24 per share. 25,000 shares of common stock will vest after one year of employment and 25,000 shares of common stock will vest after two years of employment. The Company has valued this option at its fair value using the Black-Scholes option pricing method.  The assumptions used were as follows:

Expected life:	1-2 years
Expected volatility:	283.93%
Risk free interest rate:	1.53%
Expected dividends:	0%

On July 5, 2011, the Company granted an option to purchase 50,000 shares of common stock at an exercise price of $1.06 per share and an option to purchase 50,000 shares of common stock at an exercise price of $4.00 per share. 12,500 shares of common stock underneath each of the options will vest after one year of employment and 12,500 shares of common stock underneath each of the options will vest in equal annual installments thereafter. The Company has valued these options at their fair value using the Black-Scholes option pricing method.  The assumptions used were as follows:

Expected life:	5 years
Expected volatility:	230.40%
Risk free interest rate:	1.7%
Expected dividends:	0%

On October 4, 2011, the Company granted an option to purchase 600,000 shares of common stock at an exercise price of $0.60 per share.  The option vested one-third on the date of grant and will vest one-third on the first and second anniversaries of the date of the grant.  The Company has valued the option at its fair value using the Black-Scholes option pricing method.  The assumptions used were as follows:

Expected life:	10 years
Expected volatility:	197%
Risk free interest rate:	1.8%
Expected dividends:	0%

On October 4, 2011, the Company granted an option to purchase 150,000 shares of common stock at an exercise price of $0.60 per share. The option will vest in one-fourth equal annual installments beginning on the first anniversary of the date of the grant. The Company has valued the option at its fair value using the Black-Scholes option pricing method.

Expected life:	10 years
Expected volatility:	197%
Risk free interest rate:	1.8%
Expected dividends:	0%

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

On October 4, 2011, the Company granted an option to purchase 50,000 shares of common stock at an exercise of $3.00 per share. The option will vest in one-fourth equal annual installments beginning on the first anniversary of the date of the grant. The Company has valued the option at its fair value using the Black-Scholes option pricing method.

Expected life:	10 years
Expected volatility:	197%
Risk free interest rate:	1.8%
Expected dividends:	0%

On October 21, 2011, the Company canceled and terminated unvested restricted shares and restricted stock units held by certain employees in exchange for issuing stock options. Each unvested share or unit that was forfeited and terminated was exchanged for a stock option to purchase 1.4 shares of common stock at $0.63 per share.

In accordance with ASC 718, this transaction was treated as a modification of an award and incremental compensation cost was measured as the excess, of the fair value of the 349,726 shares issued over the fair value of the exchanged shares immediately before terms were modified, measured based on the share price.

The Company has valued the exchanged options at their fair value on October 21, 2011 using the Black-Scholes option pricing method.  The assumptions used were as follows:

Expected life:	10 years
Expected volatility:	197.00%
Risk free interest rate:	2.23%
Expected dividends:	0%

Based on the above calculation, the Company has determined that there is additional compensation to be realized as result of this modification of $47,472 for the year ended December 31, 2011, and amortized over a ten year period.

On October 27, 2011, the Company granted an option to purchase 500,000 shares of common stock at an exercise price of $0.65 per share. The option will vest in one-fourth equal annual installments beginning on the first anniversary of the date of the grant. The Company has valued the option at its fair value using the Black-Scholes option pricing method.

Expected life:	10 years
Expected volatility:	197.8%
Risk free interest rate:	2.42%
Expected dividends:	0%

On October 27, 2011, the Company granted an option to purchase 100,000 shares of common stock at an exercise price of $0.65 per share. The option vested 50% on the date of grant and will vest 50% on the six month anniversary of the date of grant. The Company has valued the option at its fair value using the Black-Scholes option pricing method.

Expected life:	10 years
Expected volatility:	197.8%
Risk free interest rate:	2.42%
Expected dividends:	0%

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

On November 7, 2011, the Company granted an option to purchase 150,000 shares of common stock at an exercise price of $0.71.  The option will vest in 50% annual installments beginning on the first anniversary of the date of grant.  The Company has valued the option at its fair value using the Black-Scholes option pricing method.

Expected life:	10 years
Expected volatility:	198.3%
Risk free interest rate:	2.04%
Expected dividends:	0%

On December 9, 2011, the Company granted an option to purchase 50,000 shares of common stock at an exercise price of $0.77.  The option vests equally over a one-year period.  The Company has valued the option at its fair value using the Black-Scholes option pricing method.

Expected life:	6 years
Expected volatility:	187.50%
Risk free interest rate:	2.07%
Expected dividends:	0%

(C) Stock Split

On January 12, 2010, the Company’s Board of Directors declared a three-for-one forward stock split (effected as a stock dividend) effective to stockholders of record on January 14, 2010.  Per share and weighted average amounts have been retroactively restated in the accompanying financial statements and related notes to reflect this stock split.

(D) Common Stock Issued for Cash

On January 12, 2011, the Company issued 4,250,000 units; each unit consisted of one share of common stock and a warrant to purchase 0.5 shares of common stock (2,125,000 warrants) for a total of $8,500,000. Each warrant is exercisable on or prior to January 19, 2016 and has an exercise price of $2.50 per share. The Company collected $8,500,000, less offering expenses of $584,300.

On April 28, 2011, the Company issued 37,500 shares of common stock in connection with the exercise of stock warrants for proceeds of $93,750, less offering expenses of $5,625.

 (E) Common Stock Issued For Conversion of Debt

The Company issued 823,157 shares of common stock to settle a convertible note payable to related party and accrued interest having a fair value of $71,959. There was no gain or loss recognized upon conversion. (See Note 8)

NOTE 8	CONVERTIBLE NOTES PAYABLE – RELATED PARTY

On December 29, 2005, $92,648 of stockholder advances from the Company’s Co-Founder were converted into an unsecured convertible note payable, due December 31, 2008 (extended to December 31, 2011) and bearing interest at a rate of 6% per annum. The note could have been converted at the rate of $0.08 per share for each $1.00 of debt.  The cash offering price at that time was $0.08 and therefore there was no beneficial conversion feature on the note as the market price and conversion price were equivalent.  During 2006, the Co-Founder exchanged $7,300 of the note payable in full payment of a subscription receivable. On March 27, 2007, the Co-Founder converted additional debt totaling $50,000 in exchange for 600,000 shares of common stock. The fair value of the common stock was $0.08 per share based upon the terms of the convertible principal note entered into on December 29, 2005. Accordingly, no gain or loss was recognized in this transaction.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

On March 1, 2007, $10,138 of a second stockholder advance from the Company’s Co-Founder was converted into an unsecured convertible note payable, due March 1, 2010 (extended to March 1, 2012) and bearing interest at a rate of 6% per annum.  The debt could have been converted at the rate of $0.10 per share for each $1.00 of debt.  There was no beneficial conversion feature recognized on the conversion.

During the year ended December 31, 2011, the remaining balance of these convertible notes of $35,348 and $10,138 in principal, respectively, and accrued interest of $26,473, was converted into 823,157 shares of common stock to settle these convertible notes. (See Note 7(E) and 10)

NOTE 9	COMMITMENTS

(A) Employment Agreements

As of December 31, 2011, the Company entered into employment agreements with employees for various terms through June 30, 2013 requiring a commitment of salaries and bonuses totaling $720,417.  These agreements are subject to various conditions including continued employment with the Company at the time of scheduled payment of bonuses.  The agreements also call for the employees to receive health benefits as well as various stock and option awards.

On October 27, 2011, the Company entered into a two-year employment agreement with its Chief Financial Officer (“CFO”), that will automatically be renewed for a successive one-year term. Pursuant to the employment agreement, the Company issued stock options to purchase an aggregate of 600,000 shares of common stock at an exercise price of $0.65 per share.  In addition, the employment agreement provides him with an annual base salary of $250,000 per year and an annual bonus of $100,000 per year.   In addition, if the CFO is terminated by the Company prior to a change in control or within one year following a change in control, the CFO shall receive the following:

●	If the termination occurs after the first 30 days of employment but before six months of employment, an amount equal to one month of base salary.
●	If the termination occurs on or after six months of employment but before 12 months of employment, an amount equal to three months of base salary.
●	If the termination occurs on or after 12 months of employment, an amount equal to six months of base salary.

The CFO will also receive $300 per month as a transportation allowance and $150 per month as a cellular telephone allowance.

On October 12, 2009, the Company authorized the issuance of 30,000 shares of common stock in 2010 and 2011 as compensation pursuant to the terms of an agreement, having a fair value of $3,500 subject to certain terms and vesting requirements being met during that time period.

In January and February 2009, the Company entered into various agreements with several employees whereby the Company is required to issue up to 300,000 shares of the Company’s common stock in various increments over the following two years subject to conditions including continued employment with the Company at the time of issuance.

On December 1, 2007, the Company entered into a one-year employment agreement with its Co-Founder, with the initial term of the employment agreement expiring on December 1, 2008. Pursuant to the employment agreement, the Company issued 300,000 shares of common stock and an option to purchase 3,000,000 shares of common stock. On January 1, 2010, the Company and its Co-Founder revised his employment agreement and agreed to issue 300,000 shares to him in exchange for cancellation of an option to purchase 3,000,000 shares that was previously issued and expensed on December 1, 2007.  The shares issued will vest upon the earlier of three years or upon a change in control in the Company due to reorganization, merger, consolidation, or sale of the Company.  In addition, the employment agreement provided him with annual compensation of $160,000 per year.  The agreement also called for the Co-Founder to receive health benefits, monthly membership  for a health and fitness facility as well as a complete annual physical.  In addition, upon a change in control of the Company, the Co-Founder will receive severance payments equal to the remaining amounts due under the employment agreement plus a minimum of two years base compensation, plus any prorated share of incentive compensation and stock options associated with any signing bonus, plus health benefits up to two years and up to $50,000 in job search costs.  On October 10, 2008, the Company also issued 750,000 shares of common stock having a fair value of $50,000 on the date of grant.  Beginning February 28, 2009, the Co-Founder receives $750 per month as a transportation allowance.  On October 28, 2011, the Company issued 600,000 shares of common stock to its Co-Founder having a fair value of $378,000 on the date of grant.  The shares issued will vest upon the earlier of the tenth anniversary of the date of grant or a change in control. As of December 31, 2011, the employment agreement had not been extended, however the employment relationship has continued under the terms described herein with an increased annual salary of $190,000, effective February 1, 2011 and $225,000 effective February 1, 2012.  For the year ended December 31, 2011, the Company authorized a $150,000 bonus to its Co-Founder.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

The Company has agreed to indemnify its Co-Founder against any action or suit brought against him as a result of the performance of his job duties.

In accordance with ASC 718, the exchange of an option to purchase 3,000,000 shares for 300,000 shares was treated as a modification of an award and incremental compensation cost was measured as the excess, if any, of the fair value of the 300,000 shares issued over the fair value of the exchanged options immediately before its terms were modified, measured based on the share price and other pertinent factors at that date.

The Company has valued the exchanged options at their fair value on March 1, 2010, using the Black-Scholes option pricing method.  The assumptions used were as follows:

Expected life:	1 year
Expected volatility:	141.34%
Risk free interest rate:	3.31%
Expected dividends:	0%

Based on the above calculation, the Company has determined that there was no additional compensation to be realized as result of this modification.

On December 13, 2006, the Company executed an employment agreement with its President and Chief Executive Officer with an initial term of the employment agreement expiring on December 1, 2007. The employment agreement was renewed for a period of one additional year through December 1, 2008, and has not been subsequently extended. As compensation for services the President and Chief Executive Officer received a salary of a salary of $210,000 in 2010 and an increased annual salary of $250,000, effective February 1, 2011 and $285,000 effective February 1, 2012. The President and Chief Executive Officer also receives health benefits, a monthly membership for a health and fitness facility as well as a complete annual physical.  For the year ended December 31, 2010, a $200,000 cash year-end bonus was also issued. For the year ended December 31, 2011, the Company also authorized a $200,000 year-end bonus. On October 28, 2011, the Company issued 4,250,000 shares of common stock having a fair value of $2,762,500 on the date of grant. The shares issued will vest upon the earlier of the tenth anniversary of the date of grant or a change in control. The Company has also agreed to indemnify its President and Chief Executive Officer against any action or suit brought against him as a result of the performance of his job duties.

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

(B) Consulting Agreements

On October 21, 2011, the Company entered into a three-year agreement with an unrelated third party to provide public relations services. At the end of the initial term, the agreement will automatically extend for an additional year.  In exchange for the services provided, the Company pays a fee of $29,000 during year one, and $28,000 per year during years two and three.

On April 1, 2011, the Company entered into a two-year agreement with an unrelated third party to provide transaction services. At the end of the initial term, the agreement will automatically extend for an additional year.  In exchange for the services provided, the Company pays a minimum fee of $96,000 during the initial two-year term and additional transaction fees based on the level of revenue generated by the Company.

On June 30, 2010, the Company entered into a two-year agreement with an unrelated third party to provide certain payment-related services that commenced on September 30, 2010.   In the event of early termination by the Company, the Company will pay a termination fee to the vendor based upon a formula determined by the fees generated during the term of the agreement based on the nine months prior to termination of the agreement.

On June 1, 2010, the Company entered into a two-year consulting agreement with a related party to provide consulting services.  In exchange for the services provided, the Company pays a consulting fee of $8,000 per month and a transportation allowance of $600 per month. (See Note 10)

On March 25, 2010, the Company entered into a fifteen-month agreement with an unrelated third party to provide online monitoring and transaction services.  In exchange for the services provided, the Company pays a minimum fee of $2,500 per month and additional transaction fees based on the level of usage.

On February 1, 2010, the Company entered into a one-year legal agreement with an unrelated third party to provide legal services.  In exchange for services provided, the Company issued 300,000 shares of common stock having a fair value of $75,000 based upon fair value on the date of grant. As of December 31, 2011, $75,000 was recorded as compensation expense and $0 was recorded as deferred compensation. (See Note 7(A))

(C) Operating Lease Agreements

On February 25, 2009, the Company executed a three-year non-cancelable operating lease for its corporate office space. The lease began on April 1, 2009 and expires on March 31, 2012.  Total base rent due during the term of the lease is $313,680.

On May 23, 2011, the Company executed a 46-month non-cancelable operating lease for its new corporate office space.  The lease began on June 1, 2011 and expires on March 30, 2015.  Total base rent due during the term of the lease is $973,595.  The Company can terminate the final five months of the lease with eight months' prior notice and the payment of unamortized costs.

Rent expense for years ended December 31, 2011 and 2010 was $262,177 and $125,881, respectively.

As of December 31, 2011, the Company had two operating leases for its corporate office and planned on maintaining both leases under their respective terms.

At December 31, 2011, future minimum payments under non-cancelable operating leases are as follows:

December 31, 2011

2012	$305,062
2013	284,336
2014	291,444
2015	74,373
2016	-
Thereafter	-

Total	$955,215

(D) Financial Consulting

On December 28, 2009, the Company entered into a one-year agreement with a firm to serve as the Company’s financial advisor on certain transactions. In accordance with the agreement, the firm will receive a standard fee based on a formula that includes cash and warrants in the event of a successful transaction.  No such transactions have taken place to date and no fee has been paid out.  The agreement was terminated on December 28, 2010, however a reduced fee will be paid in the event of a successful transaction on or before March 31, 2012.

 SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

NOTE 10	RELATED PARTY TRANSACTIONS

On December 1, 2007, the Company entered into a one-year employment agreement with its Co-Founder, with the initial term of the employment agreement expiring on December 1, 2008. Pursuant to the employment agreement, the Company issued 300,000 shares of common stock and an option to purchase 3,000,000 shares of common stock. On January 1, 2010, the Company and its Co-Founder revised his employment agreement and agreed to issue 300,000 shares to him in exchange for cancellation of an option to purchase 3,000,000 shares that was previously issued and expensed on December 1, 2007.  The shares issued will vest upon the earlier of three years or upon a change in control in the Company due to reorganization, merger, consolidation, or sale of the Company.  In addition, the employment agreement provided him with annual compensation of $160,000 per year.  The agreement also called for the Co-Founder to receive health benefits, monthly membership  for a health and fitness facility as well as a complete annual physical.  In addition, upon a change in control of the Company, the Co-Founder will receive severance payments equal to the remaining amounts due under the employment agreement plus a minimum of two years base compensation, plus any prorated share of incentive compensation and stock options associated with any signing bonus, plus health benefits up to two years and up to $50,000 in job search costs.  On October 10, 2008, the Company also issued 750,000 shares of common stock having a fair value of $50,000 on the date of grant.  Beginning February 28, 2009, the Co-Founder receives $750 per month as a transportation allowance.  On October 28, 2011, the Company issued 600,000 shares of common stock to its Co-Founder having a fair value of $378,000 on the date of grant.  The shares issued will vest upon the earlier of the tenth anniversary of the date of grant or a change in control. As of December 31, 2011, the employment agreement had not been extended, however the employment relationship has continued under the terms described herein with an increased annual salary of $190,000, effective February 1, 2011 and $225,000 effective February 1, 2012.  For the year ended December 31, 2011, the Company authorized a $150,000 bonus to its Co-Founder. (See Note 9(A))

The Company has agreed to indemnify its Co-Founder against any action or suit brought against him as a result of the performance of his job duties.  (See Note 9(A))

On December 29, 2005, $92,648 of stockholder advances from the Company’s Co-Founder were converted into an unsecured convertible note payable, due December 31, 2008 (extended to December 31, 2011) and bearing interest at a rate of 6% per annum.  The note could have been converted at the rate of $0.08 per share for each $1.00 of debt.  The cash offering price at that time was $0.08 and therefore there was no beneficial conversion feature on the note as the market price and conversion price were equivalent.  During 2006, the Co-Founder exchanged $7,300 of the note payable in full payment of a subscription receivable. On March 27, 2007, the Co-Founder converted additional debt totaling $50,000 in exchange for 600,000 shares of common stock. The fair value of the common stock was $0.08 per share based upon the terms of the convertible note entered into on December 29, 2005. Accordingly, no gain or loss was recognized in this transaction.  At December 31, 2011, the Company had a remaining principal balance due of $35,348. (See Note 8)

On March 1, 2007, $10,138 of a second stockholder advance from the Company’s Co-Founder was converted into an unsecured convertible note payable, due March 1, 2010 (extended to March 1, 2012) and bearing interest at a rate of 6% per annum.  The debt could have been converted at the rate of $0.10 per share for each $1 of debt.  There was no beneficial conversion feature recognized on the conversion.  At December 31, 2011, the Company had a remaining principal balance of $10,138. (See Note 8)

During the year ended December 31, 2011, the remaining balance of these convertible notes of $35,348 and $10,138 in principal, respectively, and accrued interest of $26,473 was converted into $823,157 shares of common stock to settle these convertible notes. (See Note 7(E) and 8)

On June 1, 2010, the Company entered into a two-year consulting agreement with a related party to provide consulting services.  In exchange for the services provided, the Company pays a consulting fee of $8,000 per month and a transportation allowance of $600 per month. (See Note 9(B))

SNAP INTERACTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

NOTE 11	SUBSEQUENT EVENTS

On January 13, 2012, the Company authorized the issuance of 170,000 options having an exercise price of $1.00 per share. The options will vest equally over a four year period beginning on the first anniversary of the date of grant. The Company has valued these options at their fair value using the Black-Scholes option pricing method.

On January 17, 2012, the Company authorized the issuance of 35,000 options having an exercise price of $1.01 per share. The options will vest equally over a four year period beginning on the first anniversary of the date of grant. The Company has valued these options at their fair value using the Black-Scholes option pricing method.

On January 30, 2012, the Company authorized the issuance of 150,000 options having an exercise price of $1.47 per share. The options will vest equally over a four year period beginning on the first anniversary of the date of grant. The Company has valued these options at their fair value using the Black-Scholes option pricing method.

On January 30, 2012, the Company authorized the issuance of 150,000 options having an exercise price of $3.00 per share. The options will vest equally over a four year period beginning on the first anniversary of the date of grant. The Company has valued these options at their fair value using the Black-Scholes option pricing method.

In addition, the Company authorized a $604,000 cash bonus to its employees, President and Chief Executive Officer and Co-Founder.

NOTE 12	RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

Restatement of Certain Consolidated Financial Statements

Our Consolidated Balance Sheet as of December 31, 2011, our Consolidated Statement of Operations for the year ended December 31, 2011, our Consolidated Statement of Changes in Stockholders' Equity for the year ended December 31, 2011 and our Consolidated Statement of Cash Flows for the year ended December 31, 2011 have been restated to correct the accounting for warrants issued as part of the Company’s January 2011 equity financing. The Company has determined that, as prescribed under Accounting Standards Codification 480, Distinguishing Liabilities from Equity, these warrants should have been classified as liabilities on the Company’s Consolidated Balance Sheet because, according to the warrants' terms, a fundamental transaction could give rise to an obligation of the Company to pay cash to its warrant holders.  The proper accounting for this warrant liability requires the liability to be recorded at fair value on the Company’s Consolidated Balance Sheets, with corresponding changes in such fair value to be recognized in earnings on the Company’s Consolidated Statements of Operations in each subsequent period.

Accordingly, the Company has restated the financial statements referenced above to correct this error. The correction of this error did not impact the operating results of the Company or its overall liquidity.  The effects of the restatement on the Company’s consolidated financial statements are set forth in the tables below:

Consolidated Balance Sheet as of December 31, 2011:

	As Originally Reported	Effect of Restatement	As Restated
Warrant liability	$-	$937,000	$937,000
Total liabilities	5,154,442	937,000	6,091,442
Additional paid-in capital	11,231,864	(2,975,000)	8,256,864
Accumulated deficit	(5,722,743)	2,038,000	(3,684,743)
Total Stockholders' Equity	5,547,701	(937,000)	4,610,701

Consolidated Statements of Operations for the Year Ended December 31, 2011:

	As Originally Reported	Effect of Restatement	As Restated
Mark-to-market adjustment on warrant liability	$-	$2,038,000	$2,038,000
Total Other Income (Expense)	32,767	2,038,000	2,070,767
Loss Before Provision For Income Taxes	(3,631,173)	2,038,000	(1,593,173)
Net Loss	(3,631,173)	2,038,000	(1,593,173)
Net Loss Per Share - Basic and diluted	(0.10)	0.06	(0.04)

Consolidated Statement of Changes in Stockholders' Equity for the Year Ended December 31, 2011:

	As Originally Reported	Effect of Restatement	As Restated
Additional paid-in capital	$11,231,864	$(2,975,000)	$8,256,864
Accumulated deficit	(5,722,743)	2,038,000	(3,684,743)
Total Stockholders' Equity	5,547,701	(937,000)	4,610,701

Consolidated Statements of Cash Flows for the Year Ended December 31, 2011:

	As Originally Reported	Effect of Restatement	As Restated
Net Loss	$(3,631,173)	$2,038,000	$(1,593,173)
Mark-to-market adjustment on warrant liability	-	(2,038,000)	(2,038,000)

SNAP INTERACTIVE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,528,271	$2,397,828
Restricted cash	105,000	-
Credit card holdback receivable	415,571	441,840
Accounts receivable, net of allowances and reserves of $42,292 and $184,964, respectively	410,846	480,190
Accrued interest receivable	5,907	5,907
Investments	-	6,481,205
Prepaid expense and other current assets	184,652	96,815
Total current assets	7,650,247	9,903,785
Fixed assets and intangible assets, net	573,548	578,463
Notes receivable	130,463	138,803
Security deposits	-	19,520
Total assets	$8,354,258	$10,640,571

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,158,898	$1,027,841
Accrued expenses and other current liabilities	542,326	864,983
Deferred revenue	3,317,790	3,138,406
Total current liabilities	5,019,014	5,031,230
Long term deferred rent	44,938	61,640
Warrant liability	1,546,050	937,000
Commitments
Total liabilities	6,610,002	6,029,870
Stockholders' equity:
Preferred Stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common Stock, $0.001 par value, 100,000,000 shares authorized, 43,805,261 and 38,580,261 shares issued, respectively, and 38,655,261 and 38,580,261 shares outstanding, respectively	38,655	38,580
Additional paid-in capital	9,117,897	8,256,864
Accumulated deficit	(7,412,296)	(3,684,743)
Total stockholders' equity	1,744,256	4,610,701
Total liabilities and stockholders' equity	$8,354,258	$10,640,571

The accompanying notes are an integral part of these condensed consolidated financial statements.

SNAP INTERACTIVE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues		(As Restated)		(As Restated)

Subscription revenue	$4,304,763	$4,953,561	$15,001,709	$13,501,480
Advertising revenue	26,938	137,465	288,082	153,234
Total revenues	4,331,701	5,091,026	15,289,791	13,654,714
Costs and expenses:
Programming, hosting and technology	1,393,933	784,457	3,821,511	1,845,403
Compensation	593,153	568,816	2,033,312	988,843
Professional fees	156,354	110,863	488,580	399,280
Advertising and marketing	1,509,760	3,389,934	9,053,658	10,598,544
General and administrative	943,984	755,409	3,018,538	1,911,527
Total costs and expenses	4,597,184	5,609,479	18,415,599	15,743,597
Loss from operations	(265,483)	(518,453)	(3,125,808)	(2,088,883)
Interest income, net	5,589	7,163	24,190	20,071
Mark-to-market adjustment on warrant liability	562,200	632,475	(609,050)	2,014,575
Other income (expense)	-	-	(16,885)	3,909
Net income (loss) before income tax	302,306	121,185	(3,727,553)	(50,328)
Provision for income taxes	-	-	-	-
Net income (loss)	$302,306	$121,185	$(3,727,553)	$(50,328)

Net income (loss) per common share:
Basic	$0.01	$0.00	$(0.10)	$(0.00)
Diluted	$0.01	$0.00	$(0.10)	$(0.00)

Weighted average number of common shares used in calculating net income (loss) per common share:
Basic	38,593,304	37,718,256	38,584,641	37,484,089
Diluted	39,685,134	42,323,970	38,584,641	37,484,089

The accompanying notes are an integral part of these condensed consolidated financial statements.

SNAP INTERACTIVE, INC.
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
 (Unaudited)

	Common Stock		Additional Paid-	Accumulated	Stockholders’
	Shares	Amount	in Capital	Deficit	Equity
Balance at December 31, 2011	38,580,261	$38,580	$8,256,864	$(3,684,743)	$4,610,701

Exercise of stock options for common stock	75,000	75	24,925	-	25,000

Stock-based compensation expense for stock options	-	-	600,613	-	600,613

Stock-based compensation expense for restricted stock awards	-	-	235,495	-	235,495

Net loss	-	-	-	(3,727,553)	(3,727,553)

Balance at September 30, 2012	38,655,261	$38,655	$9,117,897	$(7,412,296)	$1,744,256

The accompanying notes are an integral part of these condensed consolidated financial statements.

SNAP INTERACTIVE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Unaudited)

	Nine Months Ended
	September 30,
	2012	2011
		(As Restated)
Cash flows from operating activities:
Net loss	$(3,727,553)	$(50,328)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	112,509	22,977
Amortization of investment premium	6,205	4,795
Stock-based compensation expense	836,108	115,268
Mark-to-market adjustment on warrant liability	609,050	(2,014,575)
Deferred rent	(16,702)	40,475
Loss on disposal of fixed assets	16,885	453
Changes in operating assets and liabilities:
Restricted cash	(105,000)	-
Credit card holdback receivable	26,269	(205,953)
Accounts receivable	69,344	(281,221)
Accrued interest paid	-	(5,907)
Prepaid expense and other current assets	(87,837)	(19,732)
Security deposit	19,520	(1,335)
Accounts payable and accrued expenses and other current liabilities	(191,600)	573,474
Deferred revenue	179,384	887,929
Accrued interest payable - related party	-	2,019
Net cash used in operating activities	(2,253,418)	(931,661)

Cash flows from investing activities:
Purchase of fixed assets	(124,479)	(366,591)
Redemption (purchase) of short-term investments	6,475,000	(6,989,938)
Repayment (issuance) of note receivable issued to employees	8,340	(41,843)
Net cash provided by (used in) investing activities	6,358,861	(7,398,372)

Cash flows from financing activities:
Proceeds from issuance of common stock and warrants	-	7,915,700
Proceeds from exercise of common stock warrants	-	88,125
Proceeds from exercise of stock options	25,000	-
Net cash provided by financing activities	25,000	8,003,825

Net increase (decrease) in cash and cash equivalents	4,130,443	(326,208)

Cash and cash equivalents at beginning of year	2,397,828	3,018,876

Cash and cash equivalents at end of period	$6,528,271	$2,692,668

Supplemental disclosure of cash flow information:

Cash paid for taxes	$25,794	$4,500

The accompanying notes are an integral part of these condensed consolidated financial statements.

SNAP INTERACTIVE, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

1. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of Snap Interactive, Inc. (the “Company,” “we,” “our,” and “us”) and its wholly owned subsidiaries, eTwine, Inc. and Snap Mobile Limited.  The condensed consolidated financial statements included in this report have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial information.  Accordingly, the financial statements contained herein do not include all the information necessary for a comprehensive presentation of the Company’s financial position and results of operations.  The Company believes that the disclosures are adequate to make the information presented not misleading.

The financial statements contained herein should be read in conjunction with the Company’s audited consolidated financial statements and the related notes to the audited consolidated financial statements included in the Company’s Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2011, filed with the SEC on December 7, 2012.

In the opinion of management, the accompanying unaudited condensed consolidated financial data contains all normal and recurring adjustments necessary to present fairly the consolidated financial condition, results of operations, and changes in cash flows of the Company for the interim periods presented.  The Company’s historical results are not necessarily indicative of future operating results, and the results for the nine months ended September 30, 2012, are not necessarily indicative of results to be expected for the year ending December 31, 2012, or for any other period.

Certain amounts from prior periods have been reclassified to conform to the current period presentation.

Restatement of Previously Issued Consolidated Financial Statements

We have restated our consolidated financial statements as described in “Note 2. Restatement of Certain Consolidated Financial Statements.”

2. Restatement of Certain Consolidated Financial Statements

Our Consolidated Statements of Operations for the three and nine months ended September 30, 2011 and our Consolidated Statements of Cash Flows for the nine months ended September 30, 2011 have been restated to correct the accounting for warrants issued as part of the Company’s January 2011 equity financing.  The Company has determined that, as prescribed under Accounting Standards Codification 480, Distinguishing Liabilities from Equity, these warrants should have been classified as liabilities on the Company’s Consolidated Balance Sheet because, according to the warrants' terms, a fundamental transaction could give rise to an obligation of the Company to pay cash to its warrant holders.  The proper accounting for this warrant liability requires the liability to be recorded at fair value on the Company’s Consolidated Balance Sheet, with corresponding changes in such fair value to be recognized in earnings on the Company’s Consolidated Statements of Operations in each subsequent period.

Accordingly, the Company has restated the financial statements referenced above to correct this error.  The correction of this error did not impact the operating results of the Company or its overall liquidity.  The effects of the restatement on the Company’s consolidated financial statements are set forth in the tables below:

Consolidated Statement of Operations for the Three Months Ended September 30, 2011:

	As Originally Reported	Effect of Restatement	As Restated
Mark-to-market adjustment on warrant liability	$-	$632,475	$632,475
Net loss before income tax	(511,290)	632,475	121,185
Net loss	(511,290)	632,475	121,185
Net loss per share - Basic and diluted	(0.01)	0.01	0.00

Consolidated Statement of Operations for the Nine Months Ended September 30, 2011:

	As Originally Reported	Effect of Restatement	As Restated
Mark-to-market adjustment on warrant liability	$-	$2,014,575	$2,014,575
Net loss before income tax	(2,064,903)	2,014,575	(50,328)
Net loss	(2,064,903)	2,014,575	(50,328)
Net loss per share - Basic and diluted	(0.06)	0.06	(0.00)

Consolidated Statement of Cash Flows for the Nine Months Ended September 30, 2011:

	As Originally Reported	Effect of Restatement	As Restated
Net loss	$(2,064,903)	$2,014,575	$(50,328)
Mark-to-market adjustment on warrant liability	-	(2,014,575)	(2,014,575)

3. Summary of Significant Accounting Policies

During the nine months ended September 30, 2012, there were no material changes to the Company’s significant accounting policies from those disclosed in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2011, except as disclosed below.

Significant Estimates and Judgments

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Significant estimates relied upon in preparing these financial statements include the provision for future chargebacks and refunds on subscription revenue, estimates used to determine the fair value of our common stock, stock options, non-cash capital stock issuances, stock-based compensation and common stock warrants, collectability of our accounts receivable and the valuation allowance on deferred tax assets.  Management evaluates these estimates on an ongoing basis.  Changes in estimates are recorded in the period in which they become known. We base estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from our estimates.

Concentration of Credit Risk

At times the Company has cash in bank accounts in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits.  The Company had approximately $4,356,873 and $1,561,947 in excess of FDIC insurance limits as of September 30, 2012 and December 31, 2011, respectively.  The Company also had credit card holdback receivables of $415,571 and $441,840, which were held by payment processors, and $213,073 and $248,534 of which were not FDIC insured as of September 30, 2012 and December 31, 2011, respectively.

Warrant liability

The Company issued common stock warrants in January 2011 in conjunction with an equity financing.  In accordance with Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”), the fair value of these warrants is classified as a liability on the Company’s Consolidated Balance Sheets because, according to the warrants' terms, a fundamental transaction could give rise to an obligation of the Company to pay cash to its warrant holders.  Corresponding changes in the fair value of the warrants are recognized in earnings on the Company’s Consolidated Statements of Operations in each subsequent period.

Income Taxes

Income taxes are recognized for the amount of taxes payable for the current year and for the future tax consequence of events that have been recognized differently in the financial statements than on an income tax return.  Deferred tax assets and liabilities are established using statutory tax rates and are adjusted for tax rate changes in the period of enactment.

We assess the realizability of our deferred tax assets by considering positive (e.g., sources of taxable income) and negative (e.g., recent historical losses) evidence.  If, based on the evidence,  it is concluded that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is recorded.

We recognize in our financial statements the impact of a tax position taken on an income tax return if it is more likely than not that the tax position will be sustained on audit, based on the technical merits of the tax position.  This involves the identification of potential uncertain tax positions, the evaluation of tax law and an assessment of whether a liability for uncertain tax positions is necessary.  Different conclusions reached in this assessment can have a material impact on our consolidated financial statements.  Currently, we have no uncertain tax positions.

Recently Adopted Accounting Pronouncement

On May 12, 2011, the Financial Accounting Standards Board (“FASB”) issued revised authoritative guidance (Accounting Standards Update (“ASU”) No. 2011-04) covering fair value measurements and disclosures.  The amended guidance include provisions for (1) the application of concepts of "highest and best use" and "valuation premises", (2) an option to measure groups of offsetting assets and liabilities on a net basis, (3) incorporation of certain premiums and discounts in fair value measurements, and (4) measurement of the fair value of certain instruments classified in stockholders' equity.  The revised guidance is effective for interim and annual periods beginning after December 15, 2011.  The Company adopted this revised authoritative guidance prospectively for new or materially modified arrangements beginning January 1, 2012.  The adoption of this revised authoritative guidance update did not have a significant impact on the Company’s consolidated financial statements.

SNAP INTERACTIVE, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

4. Restricted Cash

During the nine months ended September 30, 2012, the Company established a line of credit with JPMorgan Chase Bank, National Association related to the Company’s corporate credit cards, which required the Company to place a cash collateral guarantee of 105% of the monthly credit line of $100,000 in a certificate of deposit for twelve months with an assignment of deposit placed on the certificate of deposit as collateral.  Accordingly, the Company has reported $105,000 as restricted cash on the balance sheet as of September 30, 2012.

5. Accounts Receivable, Net

Accounts receivable, net consisted of the following at September 30, 2012 and December 31, 2011:

	September 30,	December 31,
	2012	2011
	(Unaudited)
Accounts receivable	$453,138	$665,154
Less: Allowance for doubtful accounts	-	(123,392)
Less: Reserve for future chargebacks	(42,292)	(61,572)
Total accounts receivable, net	$410,846	$480,190

Payments for subscriptions and micro-transaction purchases made by credit cards typically settle several days after the date of purchase.  As of September 30, 2012, the amount of unsettled transactions due from credit card payment processors amounted to $161,255, as compared to $220,272 at December 31, 2011.  As of September 30, 2012, the amount of receivable due from Apple Inc. amounted to $246,887, as compared to $176,118 at December 31, 2011.  These amounts are included in our accounts receivable.

6. Investments and Fair Value Measurements

The fair value framework under the FASB’s guidance requires the categorization of assets and liabilities into three levels based upon the assumptions used to measure the assets or liabilities.  Level 1 provides the most reliable measure of fair value, whereas Level 3, if applicable, generally would require significant management judgment.  The three levels for categorizing assets and liabilities under the fair value measurement requirements are as follows:

●	Level 1: Fair value measurement of the asset or liability using observable inputs such as quoted prices in active markets for identical assets or liabilities;
●
Level 2:  Fair value measurement of the asset or liability using inputs other than quoted prices that are observable for the applicable asset or liability, either directly or indirectly, such as quoted prices for similar (as opposed to identical) assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

●	Level 3: Fair value measurement of the asset or liability using unobservable inputs that reflect the Company’s own assumptions regarding the applicable asset or liability.

The following table summarizes those assets and liabilities as of September 30, 2012 and December 31, 2011:

	September 30, 2012
	(Unaudited)				December 31, 2011
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
ASSETS:
Cash equivalents:
U.S. government securities (1)	$500,071	$—	$—	$500,071	$—	$—	$—	$—
Certificates of deposit	500,000	—	—	500,000	—	—	—	—
Total cash equivalents	$1,000,071	$—	$—	$1,000,071	$—	$—	$—	$—
Short-term investments:
U.S. government securities (2)	$—	$—	$—	$—	$3,506,205	$—	$—	$3,506,205
Certificates of deposit	—	—	—	—	2,975,000	—	—	2,975,000
Total short-term investments	$—	$—	$—	$—	$6,481,205	$—	$—	$6,481,205
LIABILITIES:
Common Stock Warrants:
Common stock warrants	$—	$—	$1,546,050	$1,546,050	$—	$—	$937,000	$937,000
Total common stock warrants	$—	$—	$1,546,050	$1,546,050	$—	$—	$937,000	$937,000

(1) Includes amortization premium paid of $1,099 as of September 30, 2012.
(2) Includes amortization premium paid of $8,733 as of December 31, 2011.

Interest earned on debt securities is recorded to “Interest income, net” on the Consolidated Statement of Operations.  The Company is classifying these short-term investments as held-to-maturity and has recorded them at amortized cost.  The gross unrecognized holding gains and losses for the nine months ended September 30, 2012 were not material.  The following table summarizes the amortized cost, fair value and weighted average yield of marketable securities and certificates of deposit as of September 30, 2012 (unaudited):

Security Type	Remaining Maturity	Consolidated Balance Sheet Classification	Amortized Cost	Fair Value	Yield
Government securities	31 Days	Cash and cash equivalents	$500,071	$500,095	0.37%
Certificates of deposit	89 Days	Cash and cash equivalents	500,000	500,088	0.52%
		Total	$1,000,071	$1,000,183

The Company’s warrant liability is carried at fair value and was classified as Level 3 in the fair value hierarchy due to the use of significant unobservable inputs.  In order to calculate fair value, the Company used a custom model developed with the assistance of an independent third-party valuation expert.  This model, at each measurement date, calculated the fair value of the warrant liability using a Monte-Carlo style simulation, as the value of certain features of the warrant liability would not be captured by the standard Black-Scholes model.

The following table summarizes the values of certain assumptions used in the aforementioned custom model to estimate the fair value of the warrant liability at September 30, 2012 and December 31, 2011:

	September 30,	December 31,
	2012	2011
	(Unaudited)
Stock price	$1.11	$0.65
Strike price	$2.50	$2.50
Remaining contractual term (years)	3.3	4.1
Volatility	192.2%	215.5%
Adjusted volatility	125.8%	125.5%
Risk-free rate	0.4%	0.6%
Dividend yield	0.0%	0.0%

SNAP INTERACTIVE, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

7.  Fixed Assets and Intangible Assets, Net

Fixed assets and intangible assets, net consisted of the following at September 30, 2012 and December 31, 2011:

	September 30,	December 31,
	2012	2011
	(Unaudited)
Computer equipment	$196,538	$143,461
Furniture and fixtures	142,856	159,051
Leasehold improvements	377,727	329,156
Software	9,905	7,342
Website domain name	24,938	24,938
Website costs	40,500	40,500
Total fixed assets	792,464	704,448
Less: Accumulated depreciation and amortization	(218,916)	(125,985)
Total fixed assets and intangible assets, net	$573,548	$578,463

The Company only holds fixed assets in the United States.  Depreciation and amortization expense for the nine months ended September 30, 2012 was $112,509, as compared to $22,977 for the nine months ended September 30, 2011.

8. Notes Receivable

At September 30, 2012, the Company had notes receivable in the aggregate amount of $130,463 due from one current and two former employees.  The Company paid taxes on stock-based compensation on these employees’ behalf during 2011 in exchange for these notes, and the outstanding amounts on the notes are secured by pledged stock certificates.  The notes are due at various times during 2021 and bear interest rates between 2.80% and 3.57% per annum.

9. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following at September 30, 2012 and December 31, 2011:

	September 30,	December 31,
	2012	2011
	(Unaudited)
Compensation and benefits	$375,000	$817,656
Deferred rent	40,475	40,475
Professional fees	120,000	-
Other accrued expenses	6,851	6,852
Total accrued expenses and other current liabilities	$542,326	$864,983

10. Income Taxes

We had no income tax benefit or provision for the three and nine months ended September 30, 2012.  As the Company has continued to incur a net loss, there is no income tax expense for the current period.  Increases in deferred tax balances have been offset by a valuation allowance and therefore have no impact on our deferred income tax provision.

In calculating the provision for income taxes on an interim basis, the Company estimates the annual effective tax rate based upon the facts and circumstances known at that time and applies that rate to its year-to-date earnings or losses.  The Company’s effective tax rate is based on expected income and statutory tax rates and takes into consideration permanent differences between financial statement income and tax return income applicable to the Company in the various jurisdictions in which the Company operates.  The effect of discrete items, such as changes in estimates, changes in enacted tax laws or rates or tax status, and unusual or infrequently occurring events, is recognized in the interim period in which the discrete item occurs.  The accounting estimates used to compute the provision for income taxes may change as new events occur, additional information is obtained or as the result of new judicial interpretations or regulatory or tax law changes.

SNAP INTERACTIVE, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

11. Stock-Based Compensation

The Snap Interactive, Inc. 2011 Amended and Restated Long-Term Incentive Plan (the “Plan”) was adopted effective May 24, 2011, and subsequently amended and restated in its entirety on October 21, 2011.  The Plan permits the Company to award grants of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted shares of common stock, restricted stock units, performance stock, dividend equivalent rights, and other stock-based awards and cash-based incentive awards to its employees (including an employee who is also a director or an officer), non-employee directors and consultants.  The maximum number of shares of common stock that may be delivered pursuant to awards granted under the Plan is 7,500,000 shares, of which 100% may be delivered pursuant to incentive stock options.

Stock Options

The following table summarizes the assumptions used in the Black-Scholes pricing model to estimate the fair value of the options granted during the nine months ended September 30, 2012:

Nine Months Ended September 30, 2012
Expected volatility	301.48%
Expected life of option	6.05 Years
Risk free interest rate	1.00%
Expected dividend yield	0%

The following table summarizes stock option activity for the nine months ended September 30, 2012:

	Number of Options	Weighted Average Exercise Price
Stock Options:
Outstanding at December 31, 2011	8,118,955	$0.41
Granted	1,237,500	1.48
Exercised	(75,000)	0.33
Expired or canceled, during the period	(4,500,000)	0.13
Forfeited, during the period	(110,750)	0.97
Outstanding at September 30, 2012	4,670,705	0.94
Exercisable at September 30, 2012	2,054,114	$0.73

At September 30, 2012, the aggregate intrinsic value of stock options that were outstanding and exercisable was $1,487,773 and $823,785, respectively.  At September 30, 2011, the aggregate intrinsic value of stock options that were outstanding and exercisable was $2,735,360 and $2,662,635, respectively.  The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the calculated fair value of such awards as of each respective period-end date.

The following table summarizes non-employee stock option activity for the nine months ended September 30, 2012:

	Number of Options	Weighted Average Exercise Price
Non-employee Stock Options:
Outstanding at December 31, 2011	530,000	$0.94
Granted	400,000	1.21
Exercised	-
Expired or canceled, during the period	-
Forfeited, during the period	-
Outstanding at September 30, 2012	930,000	1.06
Exercisable at September 30, 2012	542,500	$0.95

At September 30, 2012 the aggregate intrinsic value of non-employee stock options that were outstanding and exercisable was $89,810.

SNAP INTERACTIVE, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

The following table summarizes unvested stock option activity for the nine months ended September 30, 2012:

	Number of Options	Weighted Average Grant Date Fair Value
Unvested Stock Options:
Unvested stock options outstanding at December 31, 2011	1,885,955	$0.54
Granted	1,237,500	1.29
Vested	(396,114)	0.39
Forfeited, during the period	(110,750)	0.68
Unvested stock options outstanding at September 30, 2012	2,616,591	$0.91

There was $1,782,664 and $107,202 of total unrecognized compensation expense related to unvested stock options at September 30, 2012 and 2011, respectively, which is expected to be recognized over a weighted average period of 2.48 and 2.00 years, respectively.  Stock-based compensation expense was $212,803 and $600,613 during the three and nine months ended September 30, 2012, respectively, and $10,324 and $20,207 during the three and nine months ended September 30, 2011, respectively.

At September 30, 2012, there was $451,480 of total unrecognized compensation expense related to unvested non-employee stock options, which is expected to be recognized over a weighted average period of 1.78 years.  Stock-based compensation expense relating to non-employee stock options was $48,968 and $67,568 during the three and nine months ended September 30, 2012, respectively.

Restricted Stock Awards (“RSAs”)

The following table summarizes restricted stock award activity for the nine months ended September 30, 2012:

	Number of RSAs	Weighted Average Grant Date Fair Value
Restricted Stock Awards:
Outstanding at December 31, 2011	300,000	$0.45
Granted	4,850,000	0.65
Vested	-
Forfeited, during the period	-
Outstanding at September 30, 2012	5,150,000	$0.55

At September 30, 2012, there was $2,884,673 of total unrecognized compensation expense related to unvested restricted stock awards, which is expected to be recognized over a weighted average period of 9.19 years.  Stock-based compensation expense relating to non-employee stock options was $79,071 and $235,495 during the three and nine months ended September 30, 2012, respectively.

12. Common Stock Purchase Warrants

In January 2011, we completed an equity financing that raised gross proceeds of $8,500,000 from the issuance of 4,250,000 units to certain accredited investors.  Each unit consisted of (i) one share of common stock at a price of $2.00 per share and (ii) one warrant to purchase 0.5 shares of common stock that was exercisable for five years from the date of issuance.  The warrants are exercisable any time on or before January 19, 2016 and have an exercise price of $2.50 per share.  We received $7,915,700 in net proceeds from the equity financing after deducting offering expenses of $584,300.  The exercise price of the warrants and number of shares of common stock to be received upon the exercise of the warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions that occur after January 19, 2011.

We also issued warrants to purchase up to 255,000 shares of our common stock to the placement agent in January 2011 in connection with the equity financing as additional consideration for its services.  These warrants have the same terms, including exercise price, registration rights and expiration, as the warrants issued to the investors in the equity financing.

Warrant Liability

In connection with the issuance of these warrants, the Company recorded a warrant liability on its Consolidated Balance Sheet based on the estimated fair value of the common stock warrants at the issuance date.  The warrants are valued at the end of each reporting period with changes recorded as mark-to-market adjustment on warrant liability on the Company’s Consolidated Statement of Operations.  The fair value of these warrants was $1,546,050 and $937,000 at September 30, 2012 and December 31, 2011, respectively, based on a model developed with the assistance of an independent third-party valuation expert.

The mark-to-market income (expense) on these warrants was $562,200 and $632,475 for the three months ended September 30, 2012 and September 30, 2011, respectively and $(609,050) and $2,014,575 for the nine months ended September 30, 2012 and September 30, 2011, respectively, and was not presented within loss from operations.

Common Stock Issued for Warrants Exercised

In April 2011, we issued 37,500 shares of our common stock and received net proceeds of $88,125 after an investor exercised common stock warrants issued in our equity financing at an exercise price of $2.50 per share.

The following table summarizes warrant activity for the nine months ended September 30, 2012:

	Number of Warrants	Weighted Average Exercise Price
Stock Warrants:
Outstanding at December 31, 2011	2,342,500	$2.50
Granted	-
Exercised	-
Forfeited	-
Outstanding at September 30, 2012	2,342,500	2.50
Warrants exercisable at September 30, 2012	2,342,500	$2.50

SNAP INTERACTIVE, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

13. Net Income (Loss) Per Common Share

Basic income (loss) per common share is determined using the Two-Class Method and is computed by dividing net income (loss) attributable to Snap Interactive Inc. common shareholders by the weighted-average common shares outstanding during the period.  The Two-Class Method is an earnings allocation formula that determines income (loss) per share for each class of common stock and participating security according to dividends declared and participation rights in undistributed earnings.  Diluted income (loss) per common share reflects the more dilutive earnings per share amount calculated using the treasury stock method or the Two-Class Method.

The following table provides a reconciliation of basic and diluted net income (loss) per common share attributable to Snap Interactive Inc. common shareholders for the periods presented:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
		(As Restated)		(As Restated)
Net income (loss) attributable to Snap Interactive, Inc. shareholders	$302,306	$121,185	$(3,727,553)	$(50,328)
Net income (loss) allocated to participating securities	35,591	1,739	-	-
Net income (loss) attributable to Snap Interactive, Inc. common shareholders – basic	$266,715	$119,446	$(3,727,553)	$(50,328)
Average number of common shares outstanding – basic	38,593,304	37,718,256	38,584,641	37,484,089
Dilutive effect of equity awards	1,091,830	4,605,714	-	-
Average number of common shares outstanding – diluted	39,685,134	42,323,970	38,584,641	37,484,089

Net income (loss) per common share attributable to Snap Interactive, Inc. common shareholders:
Basic	$0.01	$0.00	$(0.10)	$(0.00)
Diluted	$0.01	$0.00	$(0.10)	$(0.00)

The following outstanding options, unvested restricted stock awards and warrants were excluded from the computation of diluted net income per share for the periods presented as their effect would have been anti-dilutive:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Options to purchase common stock	1,889,839	229,565	-	-
Unvested restricted stock awards	2,545,773	410,604	-	-
Common stock warrants	2,342,500	2,342,500	-	-

SNAP INTERACTIVE, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

14.  Related Party Transactions

During the nine months ended September 30, 2012, there were no material changes to the Company’s transactions with related parties from those disclosed in “Note 10. Related Party Transactions” in the notes to the consolidated financial statements included in the Company’s Amendment No. 1 to its Annual Report on Form 10-K/A for the year ended December 31, 2011, filed with the SEC on December 7, 2012 which disclosure is hereby incorporated by reference herein, except for the following:

During the first quarter of 2012, 5,150,000 shares of restricted stock granted to the Company’s Chief Executive Officer and Co-Founder were issued in certificate form.  These shares have voting rights, but are not tradable and are not considered outstanding as of September 30, 2012 as they had not vested.  Accordingly, 5,150,000 shares were recorded as issued on the Company’s Consolidated Balance Sheet at September 30, 2012.

15. Commitments

Operating Lease Agreements

On February 25, 2009, the Company executed a three-year non-cancelable operating lease for its corporate office space.  The lease began on April 1, 2009 and expired on March 31, 2012.  Total base rent due during the term of the lease was $313,680.

On May 23, 2011, the Company executed a 46-month non-cancelable operating lease for its new corporate office space.  The lease began on June 1, 2011 and expires on March 30, 2015.  Total base rent due during the term of the lease is $973,595.  Monthly rent escalates during the term, but is recorded on a straight-line basis over the term of the lease. The Company can terminate the final five months of the lease with eight months' prior notice and the payment of unamortized costs.  Rent expense under this lease for the nine months ended September 30, 2012 and 2011 was $219,584 and $148,556, respectively.

16. Subsequent Events

On November 1, 2012, the Company authorized the issuance of 15,000 options with an exercise price of $1.00 per share. The options will vest equally over a four-year period beginning on the first anniversary of the date of grant.

On November 6, 2012, the Company authorized the issuance of 13,000 options with an exercise price of $0.88 per share. The options will vest equally over a four-year period beginning on the first anniversary of the date of grant.

On November 26, 2012, the Company authorized the issuance of 11,500 options with an exercise price of $0.70 per share. The options will vest equally over a four-year period beginning on the first anniversary of the date of grant.

SNAP INTERACTIVE, INC.

SNAP INTERACTIVE, INC.

UP TO 6,630,000
SHARES OF COMMON STOCK

PROSPECTUS